                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-51569
PROSPECTUS
JULY 22, 1998

                        PARAGON CORPORATE HOLDINGS INC.

                               OFFER TO EXCHANGE
                     9 5/8% SERIES B SENIOR NOTES DUE 2008
                          FOR ANY AND ALL OUTSTANDING
                     9 5/8% SERIES A SENIOR NOTES DUE 2008
           (ALL SENIOR NOTES GUARANTEED BY THE SUBSIDIARY GUARANTORS)

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 24,
                             1998, UNLESS EXTENDED.

     Paragon Corporate Holdings Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange its 9 5/8% Series B Senior Notes due 2008 (the "Series B Notes") for an equal principal amount of its 9 5/8% Series A Senior Notes due 2008 (the "Series A Notes"), of which $115 million principal amount is outstanding (the "Exchange Offer"). The Series B Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part. The Series B Notes and the Series A Notes are collectively referred to herein as the "Senior Notes."

     Upon the terms and subject to the conditions set forth in this Prospectus and the Letter of Transmittal, the Company will accept for exchange any and all Series A Notes that are validly tendered and not withdrawn by 5:00 p.m., New York City time, on August 24, 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange. Series A Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer."

     The Series B Notes will evidence the same debt as the Series A Notes for which they are exchanged, and will be entitled to the benefits of the same indenture, dated as of April 1, 1998 (the "Indenture"), among the Company, the Subsidiary Guarantors (as defined) and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The form and terms of the Series B Notes are the same as the form and terms of the Series A Notes, except that the Series B Notes have been registered under the Securities Act and the holders of the Series B Notes will not be entitled to the benefit of certain registration and exchange rights granted to the holders of the Series A Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. See "The Exchange Offer" and "Description of Senior Notes."

                                             (Cover continued on following page)

      SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SERIES B NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
            THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                   REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

(Continued from previous page)

     The Series B Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all current and future unsecured senior indebtedness (as defined) of the Company and senior to all subordinated indebtedness of the Company. The Company's obligations under the Series B Notes will be jointly and severally guaranteed by each direct and indirect Subsidiary (as defined) of the Company (other than Foreign Subsidiaries (as defined)) existing on the closing date of the Exchange Offer and by certain other Subsidiaries of the Company formed or acquired thereafter. The Subsidiary Guarantees (as defined) will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment with all current and future unsecured senior indebtedness of the Subsidiary Guarantors and senior to all subordinated indebtedness of the Subsidiary Guarantors. The Subsidiary Guarantees will be full and unconditional but are structured so as not to constitute a fraudulent conveyance under applicable law. See "Description of Senior Notes -- Subsidiary Guarantees." The Company and certain of the Company's Subsidiaries are parties to the New Credit Agreement (as defined) and all obligations thereunder are secured by a first priority lien on accounts receivable and inventory of such Subsidiaries. The New Credit Agreement provides for up to $32.0 million of revolving credit borrowings. On a pro forma basis, as of March 31, 1998, after giving effect to the Series A Notes Offering (as defined) and the application of the net proceeds therefrom, the aggregate principal amount of secured indebtedness of the Company, secured indebtedness of the Subsidiary Guarantors and indebtedness and other liabilities (including trade payables) of the Company's Foreign Subsidiaries which would have effectively ranked senior to the Senior Notes would have been approximately $5.8 million. The Indenture permits the Company and its Subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. See "Description of Senior Notes."

     The Series B Notes will bear interest at the same rate and on the same terms as the Series A Notes. Accordingly, interest on the Series B Notes will be payable semiannually in cash in arrears on April 1 and October 1 of each year, commencing October 1, 1998, accruing from April 1, 1998 (which was the date of issuance of the Series A Notes) at the rate of 9 5/8% per annum, and the Series B Notes will mature on April 1, 2008. Holders of Series A Notes whose Series A Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Series A Notes accrued up until the date of the issuance of the Series B Notes. Because the Series B Notes will bear interest from the issue date of the Series A Notes, such waiver will not result in the loss of interest income to such holders.

     The Series B Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after April 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the date of redemption. In addition, at any time prior to April 1, 2001, the Company may, on any one or more occasions, redeem up to 33 1/3% of the aggregate principal amount of the Senior Notes originally issued with the net cash proceeds of one or more offerings of common stock of the Company at a redemption price equal to 109.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption; provided, that at least 66 2/3% of the aggregate principal amount of the Senior Notes originally issued remains outstanding immediately after the occurrence of any such redemption. Upon the occurrence of a Change of Control (as defined), each holder of Series B Notes will have the right to require the Company to repurchase all or any part of such holder's Series B Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. There is no assurance that the Company will have sufficient funds to make such repurchases. See "Description of Senior Notes" and "Risk Factors -- Purchase of Series B Notes Upon a Change of Control."

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Series B Notes issued pursuant to this Exchange Offer in exchange for Series A Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act or (ii) a broker-dealer that purchases such Series B Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities

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

Act, provided that the holder is acquiring the Series B Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Series B Notes. See Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988). Holders of Series A Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Series A Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. Each broker-dealer that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 120 days after the consummation of the Exchange Offer. See "Plan of Distribution" and "The Exchange Offer -- Resale of the Series B Notes."

     There is no public market for the Senior Notes. The Company does not intend to list the Series B Notes on any national securities exchange or to apply for quotation of the Series B Notes through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active public market for the Series B Notes will develop. If a market for the Series B Notes should develop, the market value of the Series B Notes will depend on a variety of factors and the Series B Notes could trade at a discount from their principal amount. See "Risk Factors -- Absence of Established Public Market."

     The Company will not receive any proceeds from this Exchange Offer. The Company has agreed to bear the expenses of this Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     The Series B Notes will be available initially only in book-entry form. The Company expects that the Series B Notes issued pursuant to this Exchange Offer will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC (as defined) and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global notes representing the Series B Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. After the initial issuance of such global notes, Series B Notes in certificated form will be issued in exchange for the global notes only as set forth in the Indenture. See "Description of Senior Notes -- Book Entry; Delivery and Form."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains statements which constitute forward-looking statements. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, primarily with respect to the future operating performance of the Company or related industry developments. Prospective purchasers of the Series B Notes are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ from those described in the forward-looking statements as a result of various factors, many of which are beyond the control of the Company. The information contained in this Prospectus, including without limitation the information set forth under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could cause such differences.

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                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Series B Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, and the Series B Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System, which is publicly available through the Commission's Web site (http://www.sec.gov).

     As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Pursuant to the Indenture, the Company has agreed that, whether or not required by the rules and regulations of the Commission, so long as any Senior Notes are outstanding, the Company shall furnish to the registered holders of Senior Notes copies of (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) within the time periods that would have been applicable had the Company been subject to such rules and regulations and make such information available to securities analysts and prospective investors upon request. The Company has agreed further that, for so long as any Senior Notes remain outstanding, it shall furnish to the holders of the Senior Notes, to securities analysts, and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company also will furnish to each registered holder of the Senior Notes such other reports as may be required by applicable law.

     The principal executive offices of the Company are located at 5700 West Touhy Avenue, Niles, Illinois 60714 (telephone: (847) 779-2500). The principal executive offices of A.B. Dick are located at 5700 West Touhy Avenue, Niles, Illinois 60714 (telephone: (847) 779-1900). The principal executive offices of Curtis Industries, Inc. are located at 6140 Parkland Boulevard, Mayfield Heights, Ohio 44124 (telephone: (440) 446-9700). The principal executive offices of Curtis Sub, Inc. are located at 6140 Parkland Boulevard, Mayfield Heights, Ohio 44124 (telephone (440) 446-9700). The principal executive offices of Itek Graphix Corp. are located at 5700 West Touhy Avenue, Niles, Illinois 60714 (telephone: (847) 779-1900).

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                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Holders of the Series A Notes are urged to read this Prospectus in its entirety before exchanging their Series A Notes for Series B Notes. The Company is a holding company, the principal assets of which consist of the capital stock of its direct subsidiaries, A.B. Dick Company ("A.B. Dick") and Curtis Industries, Inc. ("Curtis"). See "The Company." Unless the context indicates or otherwise requires, in this Prospectus, pro forma income statement and other financial information for the period ended December 31, 1997 gives effect to (i) the Series A Notes Offering and the application of the net proceeds therefrom and (ii) the Curtis Acquisition (as defined) as if such transactions had taken place on January 1, 1997, and pro forma financial information as of and for the three months ended March 31, 1998 gives effect to the Series A Notes Offering and the application of the net proceeds therefrom as if such transactions had taken place on March 31, 1998, as to the pro forma balance sheet, and January 1, 1998 as to the pro forma income statement. The historical 1997 income statement and other financial information for the Company refer to the 49-week period ended December 31, 1997.

                                  THE COMPANY

     The Company, through its two wholly-owned subsidiaries, is engaged in (i) the distribution of automotive and industrial supplies (the "distribution business") and (ii) the manufacture and distribution of printing equipment and supplies. The Company's distribution business supplies consumable, high margin, multiple-purpose products used in the automotive and industrial markets, with an increasing focus on providing value-added logistics services. The distribution business supplies a wide range of products including (i) automotive security products, including key cutting equipment and key blanks, and non-model specific automotive parts and (ii) maintenance, repair and operating ("MRO") supplies, including fasteners, connectors, chemicals and tools. The Company's printing equipment and supplies business is a leading manufacturer and marketer of printing products for the global quick print and small commercial graphics markets. The Company's printing equipment and supplies include (i) pre-press equipment, including imagers, cameras and digital platemakers, (ii) offset printing equipment, from duplicators to two-color portrait presses, (iii) other equipment, including post-press equipment and digital duplicators and (iv) supplies and replacement parts for pre-press and offset printers, including inks, plates and plate chemistry materials. Approximately 46% of the Company's pro forma 1997 net revenue was attributable to the sale of supplies, after-market repair services (primarily under annual contracts) and replacement parts to its installed printing equipment customer base. For the fiscal year ended December 31, 1997, the Company generated pro forma net revenue and EBITDA of $267.4 million and $20.9 million, respectively. Of the Company's pro forma 1997 net revenue, approximately 30.3% was attributable to the distribution business and approximately 69.7% was attributable to the printing equipment and supplies business.

     Automotive and Industrial Supplies Distribution. The Company's distribution business supplies approximately 29,000 stock-keeping units ("SKUs"), which it purchases from approximately 750 suppliers and then typically repackages in smaller quantities more compatible with the needs of its customers. The Company generally markets its products under its proprietary brand names, Curtis(R) and Mechanics Choice(R), which the Company believes enjoy wide industry recognition. The Company's distribution business sells its products to approximately 55,000 customers principally through its network of over 600 sales representatives who use state-of-the-industry information systems to meet their customers' needs. Customers of the Company's distribution business include Hertz Corporation, the fleet operations of Pepsi-Cola Company and Continental Airlines, Inc., independent auto dealerships and industrial accounts throughout the United States, Canada and the United Kingdom.

     The Company's distribution business is able to generate high margins by offering certain value-added inventory management services in connection with the sale of its products. The Company's sales representatives proactively monitor inventory levels and assist in bin restocking and labelling at many of its customers' facilities to ensure adequate supplies are maintained, and to provide technical assistance to customers. The vast majority of the products that the Company supplies have low unit costs and, although used by customers

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to support their operations, are typically not on a bill of materials. The
Company's products represent a relatively small part of the total cost of its customers' operations; however, the lack of availability of such products when needed, immediately and on site, can have a high impact on its customers' operations. The Company consistently maintains a level of inventory such that, on average, 96% to 98% of a customer's order is in stock at the location from which products are normally sent to that customer at the time the order is entered ("fill rate"). The Company thereby reduces its customers' total procurement costs, improves their operational up-time, and enables them to focus on their core businesses. The Company's distribution business' extensive product line allows customers to reduce the administrative burden of dealing with many suppliers for their product needs. The Company is also able to provide large corporations with consistent pricing and service across multiple operating locations through facilities and sales representatives located strategically throughout the United States.

     Printing Equipment and Supplies. The Company's printing equipment and supplies business can be classified into four broad categories: (i) pre-press equipment, (ii) offset presses, (iii) other related equipment and (iv) supplies, after-market repair services and replacement parts. The printing equipment and supplies business serves exclusively the market for small print equipment (defined as equipment suitable for printing up to 11" x 17" finished stock). The Company also provides significant after-market service that maintains much of the large installed base of the Company's printing equipment operated by its customers. The Company's printing equipment and supplies business manufactures its own products, which are principally sold under the A.B. Dick(R) and Itek Graphix(R) labels, and distributes certain products manufactured by third parties. The Company's printing equipment and supplies products are marketed to commercial, franchise and independent print shops, in-plant print shops and governmental and educational institutions in the U.S. through a network of 25 branches and approximately 100 independent distributors. In addition, the printing equipment and supplies business sells a full line of products through its subsidiaries in Canada, the United Kingdom, the Netherlands and Belgium, and through a network of independent dealers in other countries. Customers for printing supplies include franchisees of national quick print chains, such as Alphagraphics(R), Sir Speedy(R) and Kwik Kopy(R), independent quick print and small commercial shops, and check printers.

     The Company believes that it offers its customers reliable, flexible printing systems well-suited to their needs. The majority of the customers of the printing equipment and supplies business are relatively small quick print shops, specializing in items such as business cards, sales materials and headed stationery. Because these customers have a limited amount of equipment, the Company believes they value the high degree of reliability and flexibility that the Company's products can provide. In addition, the Company believes its products are highly competitive from a cost standpoint on projects of the scope that its customers undertake. The Company believes its products offer greater flexibility and superior print quality as compared to alternative printing technologies, particularly for the high speed, long print runs typically required by its customers.

COMPETITIVE STRENGTHS

     The Company believes its two businesses maintain strong competitive positions in their respective markets as a result of a number of factors, including:

- Substantial Installed Equipment Base. The Company estimates that it currently sells products to approximately 75% of all U.S. auto dealers. A large proportion of these products consists of key cutting equipment, which creates a natural market for the sale of the Company's key blanks and a base from which to increase sales of other consumable products distributed by the Company. Similarly, the Company estimates, based on industry sources, that in 1997 it had an approximately 40% market share in the offset press equipment market that it serves. The Company attributes its leading market position not only to the reputation of its products for quality and flexibility, but also to the substantial base of installed equipment built up over A.B. Dick's 114-year history, which the Company believes provides a significant competitive advantage in marketing its supplies and after-market service.

- Breadth of Product Line and Extensive Distribution Network. The distribution business carries approximately 29,000 SKUs, which it sources from approximately 750 different suppliers, which the Company

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  believes is greater than many of its smaller, regional competitors. The printing equipment and supplies business carries a complete range of pre-press and offset press equipment and supplies and replacement parts, as well as equipment service, thereby offering its customers one-stop shopping. Both businesses distribute their products through dedicated sales organizations and distribution networks that have long-standing relationships with their customers. The Company believes its breadth of supplier relationships, the depth of its product offerings and its sales relationships with its customers provide it with a significant advantage relative to potential competitors.

- Commitment to Customer Service. The Company believes that a key to its continued success in its market is its total commitment to customer service. This commitment is evidenced in the printing equipment and supplies business by, among other things, (i) generally providing next-day delivery for its printing supplies, (ii) offering service contracts for its installed base of printing equipment and (iii) offering its customers flexible, non-recourse financing options for the purchase of its printing equipment. In its distribution business, the Company's commitment to customer service is evidenced by, among other things, (i) providing a range of on-site inventory management services through its extensive sales force in the field, (ii) maintaining a fill rate in the range of 96% to 98% and generally shipping its products within a day after an order is received and (iii) providing customers computerized access for technical information, catalog and order capabilities.

- Broad Customer Base. The Company's automotive and industrial distribution products are sold to more than 55,000 customers and its printing products to more than 10,000 customers, with no one customer accounting for more than 2% of the Company's 1997 pro forma net revenue. The Company believes that this diversity in its client base minimizes its reliance on any one customer.

- Experienced, Proven Management Team. The Company's senior management has an average of approximately 19 years of relevant industry experience. In addition to their relevant industry experience, these managers have extensive experience in acquiring and integrating businesses, as well as growing revenues and reducing costs in businesses they have acquired and managed.

BUSINESS STRATEGY

     The Company seeks to grow sales and profitability through the successful implementation of its business strategy, the key elements of which include:

- Increase Penetration of Existing Customers. The Company's primary strategy to grow net revenue and profitability in the distribution business is to obtain incremental sales from existing customers. For example, the Company seeks to leverage its relationships with the approximately 75% of all U.S. auto dealers it currently serves to increase the percentage of these auto dealers' total supply needs provided by the Company. The Company believes that new marketing efforts, including its recently commenced "Dealer One Source" program, which offers incentive-based pricing in exchange for volume commitments, offer potential for significant growth for the Company's distribution business.

- Expand Customer Base. The Company believes there are substantial opportunities for both the distribution business and the printing equipment and supplies business to expand their existing customer bases. The total United States market for MRO supplies of the categories of industrial products sold by the Company is estimated to be in excess of $30 billion annually. The Company intends to focus on this market, in which it currently has only a small presence, through acquisitions, strategic alliances with other distributors and direct selling efforts. In addition, the printing equipment and supplies business plans to leverage its nationwide network of service technicians to offer customers an integrated equipment service capability for equipment not manufactured or currently serviced by the Company.

- Make Focused Acquisitions. The Company seeks to grow by making acquisitions that (i) enhance its distribution capabilities, (ii) grow its customer base and (iii) broaden its product range. The distribution business operates in a large, fragmented industry characterized by multiple channels of distribution. The Company believes that approximately 85% of the 25,000 industrial distributors in the U.S. have sales of less than $5 million and that acquisitions of small suppliers of industrial products provide an attractive

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  opportunity for expanding the Company's customer base in existing markets with minimal customer overlap. Likewise, the Company believes that opportunities exist to broaden the printing equipment and supplies business' product range, especially in the area of digital pre-press technology, to further grow its distribution network and to increase its share of the commercial printing market. There can be no assurance that the Company will be able to identify desirable acquisition candidates or will be successful in consummating any acquisition on terms favorable to the Company, if at all. See "Risk
  Factors -- Risks Attendant to Acquisition Strategy."

  The Company's senior management has a track record of improving the results of acquired companies. For example, Curtis' management team, which joined Curtis in 1992, has grown the net revenue of Curtis at a compound annual rate of 4.5% from $65.1 million in 1992 to $81.1 million in 1997. During the same period, EBITDA has increased at a compound annual rate of 20.0%, from $3.3 million in 1992 to $8.2 million in 1997. Such improvements have been made through significant operating expense reductions resulting from factors such as improved labor efficiency and customer relations, investments in technology, improved vendor relationships and more effective asset utilization and management practices, as well as increased access to capital.

- Exploit Operating Leverage. The Company has designed the processing systems and facilities of its distribution business to handle a large number of low dollar-value transactions. Consequently, the Company believes that it would be able to handle substantially increased sales of its existing SKUs without a commensurate increase in operating costs. In addition, since the distribution business' sales are characterized by a relatively large number of orders (in excess of 450,000 in 1997) with an average order size of approximately $170, the Company believes that with an increase in the average order size, it could further enhance its operating margins. On the other hand, since the operating costs associated with the Company's distribution business are relatively fixed, a reduced level of sales orders would result in reduced operating profit margins and reduced aggregate operating profit.

                                     * * *

     The principal executive offices of the Company are located at 5700 West Touhy Avenue, Niles, Illinois 60714 (telephone: (847) 779-2500). The principal executive offices of A.B. Dick are located at 5700 West Touhy Avenue, Niles, Illinois 60714 (telephone: (847) 779-1900). The principal executive offices of Curtis Industries, Inc. are located at 6140 Parkland Boulevard, Mayfield Heights, Ohio 44124 (telephone: (440) 446-9700). The principal executive offices of Curtis Sub, Inc. are located at 6140 Parkland Boulevard, Mayfield Heights, Ohio 44124 (telephone (440) 446-9700). The principal executive offices of Itek Graphix Corp. are located at 5700 West Touhy Avenue, Niles, Illinois 60714 (telephone: (847) 779-1900).

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............   The Company is offering to exchange $1,000
                                 principal amount of Series B Notes for each $1,000 principal amount of Series A Notes validly tendered pursuant to the Exchange
                                 Offer. As of the date hereof, there is $115 million aggregate principal amount of Series A
                                 Notes outstanding. The Company will issue the Series B Notes to tendering holders of Series A
                                 Notes promptly after the Expiration Date. See
                                 "The Exchange Offer -- Background" and
                                 " -- General."

REGISTRATION RIGHTS
AGREEMENT.....................   The Series A Notes were issued and sold by the
                                 Company to Donaldson, Lufkin & Jenrette
                                 Securities Corporation and CIBC Oppenheimer
                                 Corp., the initial purchasers of the Series A
                                 Notes (the "Initial Purchasers"), on April 1,
                                 1998 pursuant to a Purchase Agreement (the
                                 "Purchase Agreement") dated as of March 27,
                                 1998 by and among the Company, the Subsidiary
                                 Guarantors and the Initial Purchasers (the
                                 "Series A Notes Offering"). Pursuant to the
                                 Purchase Agreement, the Company, the Subsidiary
                                 Guarantors and the Initial Purchasers entered into a Registration Rights Agreement dated as of April 1, 1998 (the "Registration Rights
                                 Agreement") which grants the holders of the Series A Notes registration and exchange rights, certain of which terminate upon the consummation of the Exchange Offer. The
                                 Exchange Offer is intended to satisfy certain obligations of the Company and the Subsidiary
                                 Guarantors under the Registration Rights
                                 Agreement. See "The Exchange Offer" and
                                 "Description of Senior Notes -- Registration
                                 Rights; Liquidated Damages."

EXPIRATION DATE...............   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on August 24, 1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration
                                 Date; Delay, Extension, Amendment, and
                                 Termination."

ACCRUED INTEREST ON THE SERIES
B NOTES AND SERIES A NOTES....   The Series B Notes will bear interest from
                                 April 1, 1998. Holders of Series A Notes whose
                                 Series A Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on such Series A Notes.
                                 See "The Exchange Offer -- Interest on the
                                 Series B Notes."

CONDITIONS TO THE EXCHANGE
OFFER.........................   The Exchange Offer is subject to certain
                                 customary conditions which may be waived by the Company. The conditions are limited and relate in general to proceedings which have been instituted or laws which have been adopted that might impair the ability of the Company to proceed with the Exchange Offer. As of the date of this Prospectus, none of these events has occurred, and the Company believes their occurrence to be unlikely. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Series A Notes being tendered for exchange. See "The Exchange
                                 Offer -- Conditions."

PROCEDURES FOR TENDERING
SERIES A NOTES................   Each holder of Series A Notes wishing to accept
                                 the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Series A
                                 Notes to be exchanged and any other required documentation to the Exchange Agent (as defined) at the address set forth herein and therein by 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange
                                 Offer -- Procedures for Tendering." By
                                 executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) it is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Series B Notes, and (iii) it is acquiring the Series B Notes in the ordinary course of business. See "The Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   Any beneficial owner whose Series A Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender the Series A Notes on such beneficial owner's behalf. See "The Exchange Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES....................   Holders of Series A Notes who wish to tender
                                 their Series A Notes and whose Series A Notes are not immediately available or who cannot deliver their Series A Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration
                                 Date may tender their Series A Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery
                                 Procedures."

ACCEPTANCE OF SERIES A NOTES
AND DELIVERY OF SERIES B
  NOTES.......................   Subject to the satisfaction or waiver of the
                                 conditions of the Exchange Offer, the Company will accept for exchange any and all Series A
                                 Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York
                                 City time, on the Expiration Date. The Series B
                                 Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date after the Expiration Date. See "The
                                 Exchange Offer -- General."

WITHDRAWAL RIGHTS.............   Tenders of Series A Notes may be withdrawn at
                                 any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange
                                 Offer -- Withdrawal of Tenders."

CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS..............   For a discussion of certain federal income tax
                                 considerations relating to the exchange of the Series B Notes for the Series A Notes, see
                                 "Certain Federal Income Tax Considerations."

EXCHANGE AGENT................   Norwest Bank Minnesota, National Association is
                                 serving as the exchange agent (the "Exchange
                                 Agent") in connection with the Exchange Offer.
                                 See "The Exchange Offer -- Exchange Agent."

                               THE SERIES B NOTES

     The Series B Notes will be obligations of the Company evidencing the same indebtedness as the Series A Notes for which they are exchanged, and will be entitled to the benefit of the same Indenture. The form and terms of the Series B Notes are the same as the form and terms of the Series A Notes, except that the Series B Notes have been registered under the Securities Act and the holders of the Series B Notes will not be entitled to the benefit of certain registration and exchange rights granted to the holders of the Series A Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. See "The Exchange Offer" and "Description of Senior Notes."

MATURITY DATE.................   April 1, 2008.

INTEREST......................   The Series B Notes will bear interest at a rate
                                 of 9 5/8% per annum, payable semiannually in cash in arrears on each April 1 and October 1, commencing October 1, 1998. See "The Exchange
                                 Offer -- Interest on the Series B Notes" and
                                 "Description of Senior Notes -- Principal,
                                 Maturity and Interest."

OPTIONAL REDEMPTION...........   The Series B Notes will be redeemable at the
                                 option of the Company, in whole or in part, at any time on or after April 1, 2003, in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated
                                 Damages, if any, thereon to the date of
                                 redemption. In addition, at any time prior to April 1, 2001, the Company may, on any one or more occasions, redeem up to 33 1/3% of the aggregate principal amount of the Series B
                                 Notes originally issued with the net cash proceeds of one or more offerings of common stock of the Company at a redemption price equal to 109.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption; provided, that at least 66 2/3% of the aggregate principal amount of the Series
                                 B Notes originally issued remains outstanding immediately after the occurrence of any such redemption. See "Description of Series B
                                 Notes -- Optional Redemption."

CHANGE OF CONTROL.............   Upon the occurrence of a Change of Control,
                                 each holder of Series B Notes will have the right to require the Company to repurchase all or any part of such holder's Series B Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated
                                 Damages, if any, to the date of purchase. See
                                 "Description of Senior Notes -- Repurchase at the Option of Holders -- Change of Control."

SUBSIDIARY GUARANTEES.........   The Company's obligations under the Series B
                                 Notes will be fully and unconditionally
                                 guaranteed, jointly and severally, by each direct and indirect Subsidiary of the Company
                                 (other than Foreign Subsidiaries) existing on the closing date of the Exchange Offer and by certain other Subsidiaries of the Company formed or acquired thereafter (collectively, the "Subsidiary Guarantors"). However, the
                                 Subsidiary Guarantors' liability under the
                                 Subsidiary

                                 Guarantees will operate so as not to constitute a fraudulent conveyance under applicable law and the Subsidiary Guarantees will be automatically released in connection with certain Asset Sales (as defined) and dispositions. See "Description of Senior
                                 Notes -- Subsidiary Guarantees."

RANKING.......................   The Series B Notes will be senior unsecured
                                 obligations of the Company and will rank pari passu in right of payment with all current and future unsecured senior indebtedness of the Company and senior to all subordinated indebtedness of the Company. The Subsidiary
                                 Guarantees will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment with all current and future unsecured senior indebtedness of the Subsidiary Guarantors and senior to all subordinated indebtedness of the Subsidiary
                                 Guarantors. The Company and certain of its Subsidiaries are parties to the New Credit
                                 Agreement, and all obligations thereunder are secured by a first priority lien on the accounts receivable and inventory of such Subsidiaries. The New Credit Agreement provides for up to $32.0 million of revolving credit borrowings. On a pro forma basis, as of March
                                 31, 1998, after giving effect to the Series A
                                 Notes Offering and the application of the net proceeds therefrom, the aggregate principal amount of secured indebtedness of the Company, secured indebtedness of the Subsidiary
                                 Guarantors and indebtedness and other
                                 liabilities (including trade payables) of the Company's Foreign Subsidiaries which would have effectively ranked senior to the Senior Notes would have been approximately $5.8 million. The
                                 Indenture will permit the Company and its Subsidiaries (including the Company's Foreign
                                 Subsidiaries) to incur additional indebtedness, including secured indebtedness, subject to certain limitations.

CERTAIN COVENANTS.............   The Indenture governing the Senior Notes
                                 contains certain covenants that, among other things, limit the ability of the Company and its Subsidiaries (i) to pay dividends and make other Restricted Payments (as defined) or investments, (ii) to incur additional indebtedness and issue preferred stock, (iii) to enter into sale and leaseback transactions with Affiliates (as defined), (iv) to merge or consolidate with any other entity, (v) to transfer all or substantially all of their assets and (vi) to incur certain liens. In addition, under certain circumstances, the
                                 Company will be required to offer to purchase
                                 Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase with the proceeds of certain Asset Sales. See
                                 "Description of Senior Notes -- Certain
                                 Covenants."

RESALES.......................   Based on an interpretation by the staff of the
                                 Commission set forth in no-action letters issued to third parties, the Company believes that the Series B Notes issued pursuant to this Exchange Offer in exchange for Series A Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer that purchases such Series B
                                 Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Series B Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Series
                                 B Notes. See Morgan Stanley & Co. Incorporated,
                                 SEC No-Action Letter (available June 5, 1991) and Exxon Capital Holdings Corporation, SEC
                                 No-Action Letter (available May 13, 1988). Each broker-dealer that receives the Series B Notes for its own account in exchange for the Series
                                 A Notes, where such Series A Notes were
                                 acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 120 days after consummation of the Exchange Offer. See "The
                                 Exchange Offer -- Resale of the Series B Notes" and "Plan of Distribution."

                                  RISK FACTORS

     For a discussion of certain factors that should be considered by holders of the Series A Notes and by prospective investors in connection with an investment in the Series B Notes, see "Risk Factors."

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following table presents summary unaudited pro forma consolidated financial data of the Company. The unaudited pro forma consolidated financial data give effect to the Series A Notes Offering, the application of the net proceeds therefrom and the Curtis Acquisition as if such transactions had taken place at the beginning of the period presented, with respect to the Income Statement and Other Data, and give effect to the Series A Notes Offering and the application of the net proceeds therefrom as if such transactions had taken place on March 31, 1998, with respect to the Balance Sheet Data. The pro forma data do not purport to represent what the consolidated results of operations or consolidated financial position of the Company would have been had the Series A Notes Offering, the application of the net proceeds therefrom and the Curtis Acquisition actually occurred at the beginning of the relevant period, and do not purport to project the consolidated financial position or the consolidated results of operations of the Company for the current year or any future date or period. The summary financial data set forth below should be read in conjunction with "Selected Historical Financial Data," "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, A.B. Dick and Curtis and the related notes thereto (the "Consolidated Financial Statements") included elsewhere in this Prospectus.

                                                                 PERIOD FROM
                                                              JANUARY 17, 1997      THREE MONTHS
                                                                   THROUGH             ENDED
                                                              DECEMBER 31, 1997    MARCH 31, 1998
INCOME STATEMENT DATA (DOLLARS IN THOUSANDS):
  Net revenue...............................................      $267,419            $63,948
  Gross profit..............................................       106,627             25,975
  Operating income..........................................        16,494              2,434
  Total interest expense....................................        11,652              2,930
  Net income (loss).........................................         4,633               (739)
OTHER DATA (DOLLARS IN THOUSANDS):
  EBITDA(1).................................................      $ 20,895            $ 3,563
  Depreciation and amortization.............................         4,345              1,231
  Capital expenditures......................................         4,402              1,672
  Cash interest expense(2)..................................        11,169              2,809
  Ratio of EBITDA to cash interest expense(3)...............           1.9x               1.3x
  Ratio of net debt to EBITDA(1)(3).........................           3.7               22.4
  Ratio of earnings to fixed charges(4).....................           1.4                 --

                                                                          AS OF
                                                                     MARCH 31, 1998
BALANCE SHEET DATA (DOLLARS IN THOUSANDS):
  Cash, cash equivalents and short-term investments.........            $ 37,227
  Total assets..............................................             174,955
  Long-term debt, including current portion.................             116,993

---------------

(1) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA has been reduced by $1.4 million of acquisition costs incurred in connection with the Curtis Acquisition for the period from January 17, 1997 through December 31, 1997 and by $0.4 million of costs incurred in connection with the relocation of A.B. Dick operations as required by the A.B. Dick purchase agreement for the three months ended March 31, 1998. EBITDA gives effect, on a pro forma basis, to $1.2 million and $0.2 million in management fees for the period ended December 31, 1997 and the three months ended March 31, 1998, respectively, to be paid pursuant to the Management Agreement (as defined). See "Related Transactions -- Management Agreement." EBITDA should not be considered as an alternative to cash provided by operations as a measure of liquidity, or to net income as a measure of profitability. EBITDA and related ratios have been included because the Company uses them as one means of analyzing its ability to service its debt, the Company's lenders use them for the purpose of analyzing the Company's performance with respect to the New Credit Agreement and the Indenture and the Company understands that they are used by certain investors as one measure of a company's historical ability to service debt. Not all companies calculate EBITDA in the same fashion and therefore EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(2) Cash interest expense excludes non-cash amortization of deferred financing costs.

(3) Net debt represents total debt, net of cash, cash equivalents and short-term investments.

(4) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expenses from operating leases, which management believes is a reasonable approximation of an interest factor. Earnings were inadequate to cover fixed charges, on a pro forma basis, by $524 for the three months ended March 31, 1998.

                                  RISK FACTORS

     Holders of the Series A Notes and prospective purchasers of the Series B Notes should consider carefully the risk factors set forth below, as well as the other information set forth in this Prospectus.

LEVERAGE AND DEBT SERVICE REQUIREMENTS

     The Company has substantial indebtedness and significant debt service obligations. As of March 31, 1998, on a pro forma basis after giving effect to the Series A Notes Offering and the application of the net proceeds therefrom, the Company would have had total long-term indebtedness, including current maturities, of $117.0 million and a stockholder's deficit of $3.6 million. The Indenture permits the Company and its Subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. The New Credit Agreement provides for up to $32.0 million of revolving credit borrowings. See "Capitalization" and "Description of Senior Notes -- Certain Covenants." For the period ended December 31, 1997, on a pro forma basis, after giving effect to the Series A Notes Offering, the application of the net proceeds therefrom and the Curtis Acquisition, the Company would have had a ratio of earnings to fixed charges of 1.4 to 1.

     The Company's high degree of leverage could have important consequences to the holders of the Series B Notes including, without limitation, (i) a substantial portion of the Company's cash provided from operations will be committed to the payment of debt service and will not be available to the Company for other purposes (on a pro forma basis for 1997, approximately 52% of cash provided from operations would be so committed), (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited and (iii) the Company's levels of indebtedness may limit the Company's flexibility in reacting to changes in its business environment. See "Description of New Credit Agreement" and "Description of Senior Notes."

     The Company's ability to pay principal and interest on the Series B Notes and to satisfy its other debt obligations will depend upon the future operating performance of its Subsidiaries, which will be affected by prevailing economic conditions in the markets they serve and financial, business and other factors, certain of which are beyond their control, as well as the availability of borrowings under the New Credit Agreement or successor facilities. The Company may be required to refinance all or a portion of its existing indebtedness at or prior to maturity, including the Series B Notes, or sell assets or seek to raise additional equity capital. No assurance can be given that any such debt or equity financing will be available to the Company on acceptable terms, if at all.

HOLDING COMPANY STRUCTURE; RANK OF SERIES B NOTES

     The Company is a holding company that conducts all of its operations exclusively through its Subsidiaries. The Company's only significant assets are the capital stock of its wholly-owned Subsidiaries, A.B. Dick and Curtis. As a holding company, the Company is dependent on dividends or other distributions of funds from its Subsidiaries to meet the Company's debt service and other obligations, including its obligations under the Series B Notes. The New Credit Agreement and all obligations thereunder are secured by a first priority lien on all accounts receivable and inventory of the Company's Subsidiaries and thus the Series B Notes will be effectively subordinated to all indebtedness under the New Credit Agreement. See "Description of New Credit Agreement." The Company's obligations under the Series B Notes will be fully and unconditionally guaranteed, jointly and severally, by the Subsidiary Guarantors but are structured so as not to constitute a fraudulent conveyance under applicable law. The Series B Notes will not, subject to certain exceptions, be guaranteed by the Company's Foreign Subsidiaries and will be effectively subordinated to all current and future indebtedness and other liabilities (including trade payables) of such Foreign Subsidiaries. The Indenture restricts, but does not prohibit, the incurrence of indebtedness by Foreign Subsidiaries.

     As of March 31, 1998, on a pro forma basis after giving effect to the Series A Notes Offering and the application of the net proceeds therefrom, the aggregate principal amount of secured indebtedness of the Company, secured indebtedness of the Subsidiary Guarantors and indebtedness and other liabilities (including trade payables) of the Company's Foreign Subsidiaries which would have effectively ranked senior to the

Series B Notes would have been approximately $5.8 million. In addition, on a pro forma basis as of March 31, 1998, the Company would have had aggregate undrawn availability under the New Credit Agreement of approximately $32.0 million which, if drawn, would be fully secured and would, therefore, effectively rank senior to the Senior Notes.

HISTORICAL FINANCIAL RESULTS

     The Company's operating subsidiaries do not have a consistent history of positive financial results. For the fiscal year ended March 31, 1996 and the period from April 1, 1996 through January 16, 1997, respectively, A.B. Dick incurred operating losses of $6.0 million and $.6 million, and net losses of $6.4 million and $1.1 million. Earnings for such periods were inadequate to cover fixed charges by $5.5 million and $.5 million, respectively. Although Curtis had positive operating income from continuing operations during the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995, after taking into account interest expense, it incurred losses from continuing operations for such periods of $1.8 million, $2.3 million and $1.0 million, respectively. Earnings for such periods were inadequate to cover fixed charges by $1.8 million, $2.2 million and $1.0 million, respectively.

CYCLICAL INDUSTRY CUSTOMER BASE

     Many of the end users of the Company's products typically experience cyclical fluctuations in revenues and earnings. Such fluctuations will from time to time adversely affect the demand for certain of the Company's products, and general recessionary or slow economic growth conditions would likely have an adverse effect on the Company's revenues. No assurance can be given that the Company will not experience declining revenues in the future.

EFFECT OF NEW TECHNOLOGIES IN THE PRINTING INDUSTRY

     The pre-press and offset printing markets generally have been subject to rapid technological change in recent years. For example, the commercialization of digital pre-press technology by the Company and certain of its competitors has substantially reduced the demand for optical pre-press equipment of the type supplied by the Company. If the Company does not succeed in introducing products that incorporate new technologies, its results of operations and financial condition may be negatively impacted in the future.

RISKS RELATED TO THE AUTOMOTIVE INDUSTRY

     The security products segment of the automotive industry is currently undergoing significant technological change. High security digital locking systems have met with widespread acceptance in Europe and are beginning to do so in the United States and Canada. If the Company does not succeed in introducing products which incorporate these new technologies, its results of operations and financial condition may be negatively impacted in the future. In addition, in recent years the automobile dealership business has undergone substantial consolidation in the United States. The Company cannot predict the effect this consolidation, or any continuation of this consolidation, will have on its results of operations and financial condition.

CONTROL BY SOLE STOCKHOLDER

     The Company is a wholly-owned subsidiary of NES Group, Inc., the capital stock of which is beneficially owned by Robert J. Tomsich. As a result of his control of NES Group, Inc., Mr. Tomsich will be able to control the election of directors of the Company and to determine the corporate and management policies of the Company, including decisions relating to any mergers or acquisitions of the Company, sales of all or substantially all of the Company's assets and other significant corporate transactions, which transactions may result in a Change of Control under the Indenture governing the Senior Notes. The Company's board of directors is expected to be comprised entirely of designees of NES Group, Inc. A portion of the proceeds of the Series A Notes Offering was used to fund a $10 million dividend to NES Group, Inc., as the sole stockholder of the Company. See "Sole Stockholder" and "Related Transactions."

DEPENDENCE UPON MANAGEMENT PERSONNEL

     The Company's success depends to a significant extent upon its management personnel as well as the management personnel of its operating subsidiaries. The loss of the services of certain of such personnel could have a material adverse effect upon a particular operating subsidiary or the Company, or both. Certain officers of the Company are parties to employment and/or severance arrangements with operating subsidiaries of the Company. See "Management -- Employment, Severance and Bonus Agreements." The Company will be dependent on NESCO, Inc., an affiliate of the Company, for certain management oversight services. NESCO, Inc. also provides management oversight services for certain affiliates of the Company. See "Related Transactions -- Management Agreement."

INTERNATIONAL OPERATIONS; LIMITATIONS ON SUBSIDIARY GUARANTEES

     The Company has significant operations in foreign countries. During the year ended December 31, 1997, $73.2 million of the Company's pro forma net revenue was attributable to customers outside the United States, representing approximately 27.4% of the Company's total pro forma net revenue during the period. Of this amount, pro forma net revenue from Canadian and European customers was approximately $29.1 million (10.9%) and $33.8 million (12.6%), respectively.

     The dollar value of the Company's foreign sales and earnings varies with currency exchange rate fluctuations. The Company has a yen-sharing agreement with a Japanese supplier that operates to establish the prices for equipment purchased by the Company in a manner that shares the affect of increases and decreases in the value of the yen over time. However, the Company does not engage in hedging transactions or otherwise have a policy for managing currency exchange rate fluctuation risk. Changes in currency exchange rates could have an adverse effect upon the Company's results of operations, which in turn could adversely affect the Company's ability to meet its interest and principal obligations on its indebtedness, including the Series B Notes. Furthermore, international manufacturing and sales are subject to other inherent risks including labor unrest, political and economic instability, restrictions on transfer of funds, export duties and quotas, domestic and foreign customs and tariffs, current and changing regulatory environments and difficulty in obtaining distribution and support. There can be no assurance that these factors will not have a material adverse effect on the Company's international operations or sales or upon its financial condition and results of operations.

     In addition, the cost of printing equipment and supplies manufactured by third parties outside the United States and purchased by the Company for resale varies with currency exchange rate fluctuations, primarily with respect to the Japanese yen.

     The Company's Foreign Subsidiaries are not guarantors of the Company's obligations under the Senior Notes. In 1997, the Company's Foreign Subsidiaries accounted for 19.2% of the Company's pro forma net revenue.

RISKS ATTENDANT TO ACQUISITION STRATEGY

     The Company regularly considers the acquisition of other companies engaged in related businesses. At any given time, the Company may be in various stages of considering such opportunities. Such acquisitions are subject to the negotiation of definitive agreements and to conditions typical in acquisition transactions, certain of which conditions may be beyond the Company's control. There is no assurance that the Company will be able to identify desirable acquisition candidates or will be successful in entering into any definitive agreements with respect to desirable acquisitions. It presently has not entered into any agreements or commitments to acquire any additional companies. Moreover, even if definitive agreements are entered into, there is no assurance that any future acquisition will thereafter be completed or, if completed, that the anticipated benefits of the acquisition will be realized. The process of integrating acquired operations into the Company's operations may result in unforeseen operating difficulties, may absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development or expansion of the Company's existing operations. Future acquisitions by the Company could result in the incurrence of additional debt and contingent liabilities, which could have a material adverse effect on the Company's financial condition and results of operations.

NO OPERATING HISTORY ON A COMBINED BASIS; LIMITED COMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

     The Company has no prior history of operating A.B. Dick and Curtis on a combined basis. The Company's prospects should be considered in light of the numerous risks commonly encountered in business acquisitions. The pro forma financial statements presented elsewhere in this Prospectus may not necessarily be indicative of the results that would have been attained had the Company operated on a combined basis for such periods.

     In connection with the A.B. Dick Acquisition, the Company eliminated certain positions and costs that had impacted the historical financial results of A.B. Dick. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- A.B. Dick." Accordingly, the historical financial statements of A.B. Dick may not necessarily be indicative of the results that would have been attained had A.B. Dick been a subsidiary of the Company during the historical years presented.

YEAR 2000 ISSUES

     The Company has conducted an evaluation of the actions necessary in order to ensure that its computer systems will be able to function without disruption with respect to the application of dating systems in the Year 2000. As a result of this evaluation, the Company is engaged in the process of upgrading and replacing certain of its information and other computer systems so as to be able to operate without disruption due to Year 2000 issues. The Company's remedial actions are scheduled to be completed during the first quarter of 1999 and, based upon information currently available, the Company does not anticipate that the costs of its remedial actions will be material to the Company's results of operations or financial condition. However, there can be no assurance that the Company will be able to complete such remedial actions by the time necessary to avoid dating systems problems or that the cost of doing so will not be material. In addition, disruptions with respect to the computer systems of the Company's vendors or customers, which systems are outside the control of the Company, could operate so as to negatively affect the Company's ability to obtain necessary materials or products or to sell to or service its customers. Disruptions of the Company's computer systems, or the computer systems of the Company's vendors or customers, as well as the cost of avoiding such disruption, could have a material adverse effect upon the Company's financial condition and results of operations.

COMPETITION

     The Company's products are sold in highly competitive markets. The Company competes throughout the world with a significant number of companies of varying sizes in a wide variety of markets, on the basis of service, quality, price, reliability, availability and timing. A number of the Company's competitors have financial and other resources that are substantially greater than those of the Company. Competitive pressures could cause the Company to lose market share or could result in significant price erosion, either of which could have a material adverse effect upon the Company's results of operations.

PURCHASE OF SERIES B NOTES UPON A CHANGE OF CONTROL

     Upon a Change of Control, each holder of Series B Notes will have the right to require the Company to purchase all or any part of such holder's Series B Notes at an offer price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. The source of funds for any such purchase would be the Company's available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. The New Credit Agreement prohibits the payment of dividends to the Company for purposes of purchasing Series B Notes upon a Change of Control. A Change of Control would likely constitute an event of default under the New Credit Agreement that would permit the lenders to accelerate the debt under such New Credit Agreement. In such event, the Company would likely attempt to refinance the indebtedness outstanding under the New Credit Agreement and the Series B Notes. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required purchases of Series B Notes tendered and to repay indebtedness under the New Credit Agreement. See "Description of New Credit Agreement" and "Description of Senior Notes -- Repurchase at the Option of Holders -- Change of Control."

ABSENCE OF ESTABLISHED PUBLIC MARKET

     There is no established public market for the Series A Notes. The Series B Notes will constitute a new issue of securities for which there is no established trading market. The Company does not intend to list the Series B Notes on any national securities exchange or to seek the admission of the Series B Notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the Senior Notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Series B Notes, the ability of the holders of the Series B Notes to sell their Series B Notes, or the price at which such holders would be able to sell their Series B Notes. Future trading prices of the Series B Notes will depend on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities.

     To the extent that Series A Notes are tendered and accepted in the Exchange Offer, any trading market for untendered and tendered but unaccepted Series A Notes could be adversely affected.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Series A Notes were sold pursuant to an exemption from the registration requirements of the Securities Act and their transfer is subject to certain restrictions under the Securities Act. In general, Series A Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Series A Notes who do not exchange their Series A Notes for Series B Notes pursuant to the Exchange Offer will continue to be subject to such restrictions on transfer of the Series A Notes. The Company currently does not anticipate that it will register the Series A Notes under the Securities Act.

     The Series B Notes will be issued in exchange for Series A Notes only after timely receipt by the Exchange Agent of such Series A Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Series A Notes desiring to tender such Series A Notes in exchange for Series B Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Series A Notes for exchange. Series A Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Series A Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Series B Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. See "Plan of Distribution." To the extent that Series A Notes are tendered and accepted in the Exchange Offer, any trading market for untendered and tendered but unaccepted Series A Notes could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."

FRAUDULENT TRANSFER CONSIDERATIONS

     Under federal or state fraudulent transfer laws, if a court were to find that, at the time any of the Senior Notes or Subsidiary Guarantees were issued, the Company or a Subsidiary Guarantor, as the case may be, (i) issued such Senior Notes or Subsidiary Guarantee with the intent of hindering, delaying or defrauding current or future creditors or (ii) (A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by such Senior Notes or Subsidiary Guarantee, and (B) (1) was insolvent or was rendered insolvent by reason of the issuance of such Senior Notes or Subsidiary Guarantee, (2) was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small or (3) intended to incur, or believed (or should have believed) it would incur, debts beyond its ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could avoid all or a portion of the Company's or a Subsidiary Guarantor's obligations to the holders of Senior Notes, subordinate the Company's or a Subsidiary Guarantor's obligations to the holders of the Senior Notes to other existing and future indebtedness of the Company or such Subsidiary Guarantor, as the case may be, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Senior Notes, and take other action detrimental to the holders of the Senior Notes, including in certain circumstances, invalidating the Senior Notes. In that event, there would be no assurance that any repayment on the Senior Notes would ever be recovered by the holders of the Senior Notes.

     The definition of insolvency for purposes of the foregoing considerations varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. However, the Company or a Subsidiary Guarantor generally would be considered insolvent at the time it incurs the indebtedness constituting any of the Senior Notes or any Subsidiary Guarantee, as the case may be, if (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) it is incurring debts beyond its ability to pay as such debts mature. There can be no assurance as to what standard a court would apply in order to determine whether the Company or a Subsidiary Guarantor was "insolvent" as of the date any of the Senior Notes or Subsidiary Guarantees were issued, or that, regardless of the method of valuation, a court would not determine that the Company or a Subsidiary Guarantor was insolvent on that date. Nor can there be any assurance that a court would not determine, regardless of whether the Company or a Subsidiary Guarantor was insolvent on the date any Senior Note or Subsidiary Guarantee was issued, that the payments constituted fraudulent transfers on another ground. To the extent that proceeds from the sale of the Senior Notes are used to make a distribution to the stockholder of the Company on account of the ownership of capital stock, a court may find that the Company or a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by such Senior Notes or any related Subsidiary Guarantee, as the case may be.

                                  THE COMPANY

     The Company is a holding company organized in September 1996 under the Delaware General Corporation Law. Its principal assets consist of all of the capital stock of A.B. Dick and Curtis, each of which is a Delaware corporation.

     The Company acquired all of the capital stock of A.B. Dick from GEC Incorporated on January 17, 1997 for approximately $6.0 million (the "A.B. Dick Acquisition"). As part of the A.B. Dick Acquisition, A.B. Dick transferred to GEC Incorporated $19.5 million of domestic accounts receivable, which were remitted to GEC Incorporated as collected by A.B. Dick after the closing of the A.B. Dick Acquisition. The Company incurred $6.0 million of indebtedness in connection with the A.B. Dick Acquisition, which indebtedness was discharged with a portion of the net proceeds of the Series A Notes Offering. In connection with the A.B. Dick Acquisition, the Company also agreed to pay to GEC Incorporated 50% of all gross proceeds received from the sale, rental or lease of any inventory relating to the Century 3500 series of printing presses, up to a maximum amount of approximately $5.4 million. As of March 31, 1998, the Company had paid GEC Incorporated approximately $2.2 million under this arrangement. GEC Incorporated has agreed to fully indemnify the Company against costs and liabilities in connection with certain claims that are pending or may be brought against A.B. Dick and arise out of events occurring prior to the closing of the A.B. Dick Acquisition. See "Business -- Legal Proceedings." A.B. Dick is a manufacturer and marketer of printing products for the global quick print and small commercial graphics markets.

     The Company acquired all of the capital stock of Curtis from Noel Group, Inc. and certain other shareholders on December 5, 1997 for approximately $22.2 million (the "Curtis Acquisition"). Curtis had approximately $29.2 million of indebtedness at the time of the consummation of the Curtis Acquisition, which indebtedness was assumed by the Company. The Company incurred $15.7 million of indebtedness in connection with the Curtis Acquisition, which indebtedness was discharged with a portion of the net proceeds of the Series A Notes Offering. Curtis supplies consumable, high margin, multiple-purpose products used in the automotive and industrial markets, with an increasing focus on providing value-added logistics services.

     NES Group, Inc., the sole stockholder of the Company, is a Cleveland, Ohio-based holding company with subsidiaries engaged in the manufacture and sale of industrial products, equipment and machinery, the provision of engineering, industrial and computer personnel services and the development and management of real estate.

     The Company's principal executive offices are located at 5700 West Touhy Avenue, Niles, Illinois 60714 and its telephone number is (847) 779-2500.

                               THE EXCHANGE OFFER

BACKGROUND

     Upon the respective terms and conditions of the Indenture and the Purchase Agreement, the Series A Notes were issued and sold by the Company to the Initial Purchasers on April 1, 1998 (the "Series A Issue Date"). Thereafter, the Series A Notes were resold by the Initial Purchasers to certain purchasers in reliance upon one or more exemptions from the registration requirements of the Securities Act. Pursuant to the Registration Rights Agreement entered into by the Company, the Subsidiary Guarantors and the Initial Purchasers as a condition to the obligations of the Initial Purchasers under the Purchase Agreement, the Company and the Subsidiary Guarantors agreed that, unless the Exchange Offer is not permitted by applicable law, they would (i) cause to be filed with the Commission, on or prior to 60 days after the Series A Issue Date, a Registration Statement under the Securities Act relating to the Series B Notes, (ii) use their reasonable best efforts to cause the Registration Statement to become effective at the earliest possible time, but in no event later than 150 days after the Series A Issue Date and (iii) upon effectiveness of the Registration Statement, commence the Exchange Offer, maintain the effectiveness of the Registration Statement for at least 20 business days (or a longer period if required by law) and deliver to the Exchange Agent Series B Notes in the same aggregate principal amount as the Series A Notes that were tendered by the holders thereof pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the obligations of the Company and the Subsidiary Guarantors under the Registration Rights Agreement and the Purchase Agreement.

GENERAL

     This Prospectus, together with the Letter of Transmittal, is being sent to all beneficial owners of Series A Notes who are known to the Company as of the date hereof. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Series A Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Series B Notes in exchange for each $1,000 principal amount of outstanding Series A Notes accepted in the Exchange Offer. Holders may tender some or all of their Series A Notes pursuant to the Exchange Offer, but Series A Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Series B Notes are the same as the form and terms of the Series A Notes, except that the Series B Notes have been registered under the Securities Act and holders of the Series B Notes will not be entitled to certain registration and exchange rights granted to the holders of the Series A Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Series B Notes will evidence the same debt as the Series A Notes for which they are exchanged and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Series A Notes, such that both series will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $115 million aggregate principal amount of the Series A Notes are outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company ("DTC"). Only a registered holder of the Series A Notes, as reflected on the records of the Trustee under the Indenture, or such holder's legal representative or attorney-in-fact (including any beneficial owner of Series A Notes that obtains a properly completed bond power and proxy from the registered holder of such Series A Notes), may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Series A Notes entitled to participate in the Exchange Offer.

     Holders of the Series A Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Series A Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Series A Notes for the purposes of receiving the Series B Notes from the Company and delivering Series B Notes to such holders. If any tendered Series A Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Series A Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Series A Notes will be returned without expense to the tendering holder thereof (or, in the case of Series A Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such Series A Notes will be credited to an account maintained with DTC) as promptly as practicable after the Expiration Date.

     Holders of Series A Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series A Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below in connection with the Exchange Offer. See " -- Fees and Expenses."

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

EXPIRATION DATE; DELAY, EXTENSION, AMENDMENT AND TERMINATION

     The term "Expiration Date" shall mean the expiration date set forth on the cover page of this Prospectus, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Series A Notes, (ii) to extend the Exchange Offer, (iii) to amend the terms of the Exchange Offer or (iv) to terminate the Exchange Offer. However, in all cases, the Exchange Offer will remain open for at least 20 business days and, in the event the Company decreases the percentage of Series A Notes being sought, the Exchange Offer will remain open for at least ten business days from the date notice of such decrease is first published or sent or given to the holders of the Series A Notes. Any delay, extension, amendment or termination will be followed as promptly as practicable by oral or written notice to the Exchange Agent and a public announcement thereof. In the case of an extension, such public announcement shall include disclosure of the approximate number of Series A Notes deposited to date and shall be made prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE SERIES B NOTES

     The Series B Notes will bear interest from April 1, 1998, payable semiannually on April 1 and October 1 of each year, commencing October 1, 1998, at the rate of 9 5/8% per annum. Holders of Series A Notes whose Series A Notes are accepted for exchange will receive interest, as interest on the Series B Notes, accrued from the Series A Issue Date and will be deemed to have waived the right to receive interest accrued on the Series A Notes.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder of Series A Notes must properly complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent. In addition, either (i) certificates for such Series A Notes must be received by the Exchange Agent along with the Letter of Transmittal, or
(ii) a timely confirmation of a book-entry transfer (a "Book-Entry

Confirmation") of such Series A Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder of Series A Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SERIES A NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BY 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SERIES A NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Series A Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such owner's name or obtain a properly completed bond power from the registered holder and a proxy which authorizes such owner to tender the Series A Notes on behalf of the registered holder, in each case signed by the registered holder as the name of such registered holder appears on the Series A Notes. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Series A Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

     If the Letter of Transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with the Letter of Transmittal.

     The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender Series A Notes.

     All questions as to the validity, form, eligibility (including time of receipt), and withdrawal of the tendered Series A Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series A Notes not properly tendered or any Series A Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Series A Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured within such time as the Company shall determine. Although the Company presently intends to notify holders of defects or irregularities with respect to tenders of Series A Notes, neither the Company, the Exchange Agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Series A Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Series A Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     While the Company has no present plan to acquire any Series A Notes which have not been tendered in the Exchange Offer or to file a registration statement to permit resales of Series A Notes which are not tendered pursuant to the Exchange Offer, subject to the terms of the Indenture, the Company reserves the right in its sole discretion to (i) purchase or make offers for any Series A Notes that remain outstanding subsequent to the Expiration Date and (ii) to the extent permitted by applicable law, terminate the Exchange Offer and purchase Series A Notes in the open market, in privately negotiated transactions or otherwise. The term of any such purchases or offers will differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) it is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Series B Notes, and (iii) it is acquiring the Series B Notes in the ordinary course of business.

     Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Series A Notes and (a) whose Series A Notes are not immediately available or (b) who cannot deliver their Series A Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

      (i) the tender is made through an Eligible Institution;

      (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Series A Notes, the certificate number or numbers of such Series A Notes and the principal amount of Series A Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Series A Notes to be tendered in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing all tendered Series A Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Series A Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Notes to be withdrawn (the "Depositor"), (ii) identify the Series A Notes to be withdrawn (including the certificate number or numbers and principal amount of such Series A Notes),
(iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Series A Notes register the transfer of such Series A Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Series A Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Series A Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Series B Notes will be issued with respect thereto unless the Series A Notes so withdrawn are validly retendered. Properly withdrawn Series A Notes may be retendered by following one of the procedures described above under " -- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     The Exchange Offer is subject to certain customary conditions which may be waived by the Company. The conditions are limited and relate in general to proceedings which have been instituted or laws which have been adopted that might impair the ability of the Company to proceed with the Exchange Offer. Notwithstanding any other term of the Exchange Offer, if the Exchange Offer violates applicable law, rule or regulation or an applicable interpretation of the staff of the Commission, (i) the Company will not be required to accept for exchange, or exchange Series B Notes for, any Series A Notes not theretofore accepted for exchange and (ii) the Company may delay accepting any Series A Notes, amend the terms of the Exchange Offer, or extend or terminate the Exchange Offer, as provided herein. All conditions (other than certain necessary government approvals, if any, required to consummate the offer) must be satisfied or waived prior to the Expiration Date. See "Expiration Date; Delay, Extension, Amendment and Termination."

EXCHANGE AGENT

     Norwest Bank Minnesota, National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or the Letter of Transmittal and deliveries of completed Letters of Transmittal with tendered Series A Notes should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:                By Overnight Courier:
Norwest Bank Minnesota, National Association    Norwest Bank Minnesota, National Association
Corporate Trust Operations                      Corporate Trust Operations
P.O. Box 1517                                   Norwest Center
Minneapolis, MN 55480-1517                      Sixth and Marquette
                                                Minneapolis, MN 55479-0069

By Hand:                                        By Facsimile:
Norwest Bank Minnesota, National Association    Norwest Bank Minnesota, National Association
Corporate Trust Operations                      Corporate Trust Operations
Northstar East, 12th Floor                      (612) 667-4927
608 2nd Avenue                                  Confirm by telephone:
Minneapolis, MN 55479-0113                      (612) 667-9764

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telephone or facsimile.

     The Company will not make any payments to brokers, dealers, or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Series A Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and expenses, and printing costs, will be paid by the Company and are estimated in the aggregate to be approximately $200,000.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Series A Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Series A Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Series A Notes are urged to consult their financial and tax advisors prior to determining whether or not to tender their Series A Notes.

     Series A Notes which are not exchanged for the Series B Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Series A Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities
Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (iv) to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act that, prior to such transfer, furnishes the trustee a signed letter containing certain representations and agreements relating to the transfer of the Senior Notes and, if such transfer is in respect of an aggregate principal amount of Senior Notes less than $250,000, an opinion of counsel, (v) in accordance with another exemption from the registration requirements of the Securities Act, (vi) to the Company or (vii) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE SERIES B NOTES

     With respect to the Series B Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer that purchases such Series B Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges the Series A Notes for the Series B Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in the distribution of the Series B Notes, will be allowed to resell the Series B Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Series B Notes a prospectus that satisfies the requirements of

Section 10 of the Securities Act. However, if any holder acquires the Series B Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Series B Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 120 days after consummation of the Exchange Offer. See "Plan of Distribution."

ACCOUNTING TREATMENT

     The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Series B Notes.

                                 CAPITALIZATION

     The following table sets forth the (i) actual consolidated cash and capitalization of the Company at March 31, 1998 and (ii) the consolidated cash and capitalization of the Company at March 31, 1998 as adjusted to give effect to the Series A Notes Offering and the application of the net proceeds therefrom, as if the same had occurred as of such date. The table should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Statements of the Company and the related notes thereto and the Consolidated Financial Statements included elsewhere in this Prospectus. See "Selected Historical Financial Data," "Unaudited Pro Forma Consolidated Financial Statements" and the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                              AS OF MARCH 31, 1998
                                                              ---------------------
                                                                 (IN THOUSANDS)
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
Cash, cash equivalents and short term investments...........  $ 7,777    $ 37,227
                                                              =======    ========
Long-term obligations (including current portion):
  9 5/8% Senior Notes offered hereby........................  $    --    $115,000
  New Credit Agreement(1)...................................       --          --
  Promissory note payable to GEC(2).........................    5,000          --
  Promissory notes payable to former Curtis
     shareholders(3)........................................   15,700          --
  Curtis term loan..........................................   11,571          --
  Curtis revolving credit agreement.........................   16,803          --
  Curtis subordinated debentures............................    9,189          --
  A.B. Dick revolving credit agreement......................   13,691          --
  Note payable to Lander (4)................................      456          --
  Capital lease obligations.................................    1,993       1,993
                                                              -------    --------
     Total long-term obligations............................   74,403     116,993
     Total stockholder's equity (deficit)...................    7,356      (3,587)
                                                              -------    --------
Total capitalization........................................  $81,759    $113,406
                                                              =======    ========

---------------

(1) As of the closing of the Series A Notes Offering, $32.0 million was available for borrowing under the New Credit Agreement.

(2) Promissory note issued to GEC Incorporated in connection with the A.B. Dick Acquisition.

(3) Promissory notes issued to Curtis shareholders in connection with the Curtis Acquisition.

(4) The note payable to Lander Enterprises Co. L.P. was issued by Curtis in connection with a $0.5 million build-out allowance for Curtis' corporate headquarters. See "Related Transactions -- Curtis Office Lease."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables present: (i) unaudited historical consolidated financial data of A.B. Dick for the two years ended March 31, 1994 and 1995, which have been derived from unaudited consolidated financial statements of A.B. Dick; (ii) historical consolidated financial data of A.B. Dick for the year ended March 31, 1996 and for the period from April 1, 1996 through January 16, 1997, which have been derived from the audited consolidated financial statements of A.B. Dick; (iii) historical consolidated financial data of the Company for the period from January 17, 1997 through December 31, 1997 which have been derived from the audited consolidated financial statements of the Company; (iv) unaudited historical consolidated financial data of the Company for the 10.2-week period ended March 31, 1997 and the three-month period ended March 31, 1998, which have been derived from unaudited consolidated financial statements of the Company; and (v) historical consolidated financial data of Curtis for each of the four years during the period ended December 28, 1996 and for the eleven month period ended December 5, 1997, which have been derived from the audited consolidated financial statements of Curtis. In the opinion of management, the unaudited financial data of A.B. Dick for the two years ended March 31, 1994 and 1995 and of the Company for the 10.2-week period ended March 31, 1997 and the three-month period ended March 31, 1998 include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements as described elsewhere herein.

                                        A.B. DICK                     ||              THE COMPANY
                       --------------------------------------------   ||  ------------------------------------
                                                           APRIL 1,   ||  JAN. 17,     JAN. 17,       THREE
                                                             1996     ||    1997         1997         MONTHS
                         FISCAL YEAR ENDED MARCH 31,       THROUGH    ||  THROUGH      THROUGH        ENDED
                       --------------------------------    JAN. 16,   ||  DEC. 31,    MARCH 31,     MARCH 31,
                         1994        1995        1996        1997     ||    1997         1997          1998
                                  (DOLLARS IN THOUSANDS)              ||         (DOLLARS IN THOUSANDS)
                                                                      ||
STATEMENT OF                                                          ||
  OPERATIONS DATA:                                                    ||
Net revenue..........  $273,888    $245,755    $215,363    $157,414   ||  $193,216     $ 41,298      $63,948
Cost of revenue......   193,509     174,013     152,837     115,058   ||   129,651       27,642       37,973
                       --------    --------    --------    --------   ||  --------     --------      -------
Gross profit.........    80,379      71,742      62,526      42,356   ||    63,565       13,656       25,975
Sales and marketing                                                   ||
  expenses...........    41,779      36,661      32,500      23,574   ||    26,386        4,928       10,958
General and                                                           ||
  administrative                                                      ||
  expenses...........    24,597      24,080      24,272      15,248   ||    17,603        3,898       10,034
Pension credit(1)....    (4,512)     (6,596)     (5,057)     (7,013)  ||                     --           --
Research and                                                          ||
  development........     7,371       7,708       7,923       4,111   ||     3,755          852          761
Depreciation and                                                      ||
  amortization.......     9,385       7,856       8,922       7,053   ||     1,481          325        1,231
Management fee.......                                                 ||     1,941          413          636
Acquisition and                                                       ||
  relocation                                                          ||
  costs(2)...........                                                 ||     1,400           --          351
                       --------    --------    --------    --------   ||  --------     --------      -------
Operating income                                                      ||
  (loss).............     1,759       2,033      (6,034)       (617)  ||    10,999        3,240        2,004
Interest income......       747       1,585       1,620         998   ||       789           15           74
Interest expense.....                  (134)       (162)       (205)  ||    (2,598)        (349)      (1,691)
Other income                                                          ||
  (expense)..........      (374)       (807)       (887)       (631)  ||       139          (62)        (102)
                       --------    --------    --------    --------   ||  --------     --------      -------
Income (loss) before                                                  ||
  income taxes.......     2,132       2,677      (5,463)       (455)  ||     9,329        2,844          285
Foreign income                                                        ||
  taxes..............       714         613         941         651   ||       775          160          215
                       --------    --------    --------    --------   ||  --------     --------      -------
Net income (loss)....  $  1,418    $  2,064    $ (6,404)   $ (1,106)  ||  $  8,554     $  2,684      $    70
                       ========    ========    ========    ========   ||  ========     ========      =======
OTHER DATA:                                                           ||
EBITDA(3)............  $ 10,770    $  9,082    $  2,001    $  5,805   ||  $ 12,619     $  3,503      $ 3,133
Cash provided by                                                      ||
  operating                                                           ||
  activities.........       N/A         N/A       8,523       7,481   ||    15,085       10,627       (1,528)
Cash used in                                                          ||
  investing                                                           ||
  activities.........       N/A         N/A      (5,528)     (3,960)  ||   (28,684)     (20,932)      (1,854)
Cash provided by                                                      ||
  (used in) financing                                                 ||
  activities.........       N/A         N/A      (4,468)    (26,479)  ||    15,253       10,636        3,883
Depreciation and                                                      ||
  amortization.......     9,385       7,856       8,922       7,053   ||     1,481          325        1,231
Capital                                                               ||
  expenditures.......     2,783       3,277       5,528       3,960   ||     1,860        1,329        1,672
Ratio of earnings to                                                  ||
  fixed charges(4)...       2.2x        3.2x         --          --   ||       3.8x         7.6x         1.1x

                                                                      ||
                                           A.B. DICK                  ||
                                --------------------------------      ||               THE COMPANY
                                                                      ||   -----------------------------------
                                        AS OF MARCH 31,               ||    AS OF        AS OF        AS OF
                                --------------------------------      ||   JAN. 17,    DEC. 31,     MARCH 31,
                                  1994        1995        1996        ||     1997        1997          1998
                                         (IN THOUSANDS)               ||             (IN THOUSANDS)
                                                                      ||
BALANCE SHEET DATA:                                                   ||
Cash, cash equivalents and                                            ||
  short term investments......  $ 28,018    $ 27,039    $ 25,912      ||   $ 8,280     $  7,459      $  7,777
Total assets..................   140,857     132,837     116,561      ||    58,041      138,075       141,308
Long-term debt, including                                             ||
  current portion.............     1,619       2,298       2,007      ||     8,016       70,616        74,403
Stockholders' equity..........    97,081      90,151      77,138      ||        48        7,131         7,356

---------------

(1) A.B. Dick (Predecessor) maintained a defined benefit pension plan (the "Plan") for its manufacturing employees. The Plan was significantly overfunded as of March 31, 1993 and, accordingly, in accordance with FASB Statement No. 87, "Employers' Accounting for Pensions," pension credits were recognized for each of the three years in the period ended March 31, 1996 and for the period from April 1, 1996 through January 16, 1997. In connection with the sale of A.B. Dick on January 16, 1997, GEC Incorporated assumed all obligations existing under the Plan.

(2) For 1997, represents nonrecurring compensation awards granted to certain executives in connection with the Curtis acquisition. For 1998, represents costs incurred in connection with the relocation of A.B. Dick operations as required by the A.B. Dick purchase agreement.

(3) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA has been reduced by $1,400 of acquisition costs incurred in connection with the Curtis acquisition for the period January 17, 1997 through December 31, 1997 and by $351 of costs incurred in connection with the relocation of A.B. Dick operations as required by the A.B. Dick purchase agreement for the three months ended March 31, 1998. EBITDA should not be considered as an alternative to cash provided by operations as a measure of liquidity, or to net income as a measure of profitability. EBITDA and related ratios have been included because the Company uses them as one means of analyzing its ability to service its debt, the Company's lenders use them for the purpose of analyzing the Company's performance with respect the New Credit Agreement and the Indenture and the Company understands that they are used by certain investors as one measure of a company's historical ability to service debt. Not all companies calculate EBITDA in the same fashion and therefore EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(4) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of an interest factor. Earnings were inadequate to cover fixed charges in the fiscal year ended March 31, 1996 and the period from April 1, 1996 through January 16, 1997 by $5,463 and $455, respectively.

                                                                  CURTIS
                                 ------------------------------------------------------------------------
                                                    FISCAL YEAR ENDED                      ELEVEN MONTHS
                                 -------------------------------------------------------       ENDED
                                 JANUARY 1,   DECEMBER 31,   DECEMBER 30,   DECEMBER 28,    DECEMBER 5,
                                    1994          1994           1995           1996            1997
                                                      (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Net revenue....................   $ 65,594      $ 66,614       $ 68,842       $ 77,072        $ 74,203
Cost of revenue................     24,555        25,843         26,886         31,175          31,141
                                  --------      --------       --------       --------        --------
Gross profit...................     41,039        40,771         41,956         45,897          43,062
Direct selling expenses........     15,697        15,239         16,685         17,713          16,199
Selling, general and
  administrative expenses......     20,930        19,345         18,451         21,201          19,274
Depreciation and
  amortization.................      2,906         2,528          2,460          2,053           1,624
Nonrecurring charges(1)........                    2,215          1,707
                                  --------      --------       --------       --------        --------
Operating income from
  continuing
  operations...................      1,506         1,444          2,653          4,930           5,965
Interest expense, net..........      3,285         3,621          3,678          3,687           3,511
Other expense, net.............                                                     13              83
                                  --------      --------       --------       --------        --------
Income (loss) from continuing
  operations before income
  tax..........................     (1,779)       (2,177)        (1,025)         1,230           2,371
Foreign income taxes...........         65           123             15             63              50
                                  --------      --------       --------       --------        --------
Income (loss) from
  continuing operations........   $ (1,844)     $ (2,300)      $ (1,040)      $  1,167        $  2,321
                                  ========      ========       ========       ========        ========
OTHER DATA:
EBITDA(2)......................   $  4,412      $  3,972       $  5,113       $  6,970        $  7,506
Cash provided by operating
  activities...................        N/A           N/A            919          3,336           4,031
Cash provided by (used in)
  investing activities.........        N/A           N/A          7,630         (7,943)         (2,542)
Cash provided by (used in)
  financing activities.........        N/A           N/A         (9,929)         3,466            (500)
Depreciation and
  amortization.................      2,906         2,528          2,460          2,053           1,624
Capital expenditures...........      2,016         1,018            743          3,120           2,542
Ratio of earnings to fixed
  charges(3)...................         --            --             --            1.3x            1.6x

                                                                  CURTIS
                                 ------------------------------------------------------------------------
                                   AS OF         AS OF          AS OF          AS OF           AS OF
                                 JANUARY 1,   DECEMBER 31,   DECEMBER 30,   DECEMBER 28,    DECEMBER 5,
                                    1994          1994           1995           1996            1997
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:

Cash, cash equivalents and
  short term investments.......   $    959      $  1,021       $  1,207       $    715        $  1,680
Total assets...................     42,274        41,757         28,468         34,504          33,633
Long-term debt, including
  current portion..............     31,665        33,835         24,226         28,038          27,870
Redeemable preferred stock.....     23,024        24,507         25,991         27,475          28,856
Stockholders' (deficit)........    (29,271)      (34,396)       (38,358)       (38,530)        (37,614)

---------------

(1) Nonrecurring charges in 1994 include $1,500 to reflect a postretirement liability for UAW employees as the result of a strike settlement and $715 for costs incurred in a business combination that was not completed. Nonrecurring charges in 1995 include $732 related to severance and other benefit costs and the write-down of an intangible asset to net realizable value in connection with the shutdown of manufacturing operations and $975 related to a payroll tax assessment.

(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to cash provided by operations as a measure of liquidity, or to net income as a measure of profitability. EBITDA and related ratios have been included because the Company uses them as one means of analyzing its ability to service its debt, the Company's lenders use them for the purpose of analyzing the Company's performance with respect to the New Credit Agreement and the Indenture and the Company understands they are used by certain investors as one measure of a company's historical ability to service debt. Not all companies calculate EBITDA in the same fashion and therefore EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(3) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of an interest factor. Earnings were inadequate to cover fixed charges in the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995 by $1,779, $2,177
    and $1,025, respectively.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Consolidated Financial Statements are based upon the historical Consolidated Financial Statements included elsewhere in this Prospectus.

     The Unaudited Pro Forma Consolidated Balance Sheet at March 31, 1998 is adjusted to give effect to (i) the Series A Notes Offering and (ii) the application of the net proceeds therefrom as if such transactions had taken place on March 31, 1998. The Unaudited Pro Forma Consolidated Statement of Income for the three months ended March 31, 1998 is adjusted to give effect to
(i) the Series A Notes Offering and (ii) the application of the net proceeds therefrom as if such transactions had occurred on January 1, 1998. The Unaudited Pro Forma Consolidated Statement of Income for the year ended December 31, 1997 is adjusted to give effect to (i) the Series A Notes Offering, (ii) the application of the net proceeds therefrom and (iii) the acquisition of Curtis as if such transactions had occurred on January 1, 1997.

     The unaudited pro forma adjustments are based on available information and certain assumptions which management believes are factually supportable. The Unaudited Pro Forma Consolidated Financial Statements do not purport to represent what the Company's consolidated results of operations or consolidated financial position would have been had the transactions described above actually occurred on the dates presented. In addition, the Unaudited Pro Forma Consolidated Financial Statements do not purport to project the Company's consolidated results of operations or the consolidated financial position for the current year or any future date or period.

     The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the historical Consolidated Financial Statements included elsewhere in this Prospectus.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                   AS OF MARCH 31, 1998
                                                          --------------------------------------
                                                            THE         OFFERING           AS
                                                          COMPANY    ADJUSTMENTS(1)     ADJUSTED
                                                                      (IN THOUSANDS)
                         ASSETS
Current assets:
  Cash and cash equivalents.............................  $  3,939      $ 29,450        $ 33,389
  Short-term investments................................     3,838                         3,838
  Accounts receivable, net..............................    38,435                        38,435
  Inventories...........................................    49,637                        49,637
  Other.................................................     1,504                         1,504
                                                          --------      --------        --------
     Total current assets...............................    97,353        29,450         126,803
Property, plant and equipment, net......................    11,315                        11,315
Goodwill................................................    31,790                        31,790
Other assets............................................       850         4,500(b)        5,047
                                                                            (303)(c)
                                                          --------      --------        --------
                                                          $141,308      $ 33,647        $174,955
                                                          ========      ========        ========
          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable......................................  $ 16,322      $     --        $ 16,322
  Accrued expenses......................................    25,755                        25,755
  Deferred service revenue..............................     7,254                         7,254
  Amounts due to GEC....................................     1,041         2,000(d)        3,041
  Restructuring and severance reserves..................     2,601                         2,601
  Current portion of capital lease obligations..........       746                           746
  Current portion of long-term debt.....................     2,753        (2,753)(d)
                                                          --------      --------        --------
     Total current liabilities..........................    56,472          (753)         55,719
Long-term debt, less current portion:
  9  5/8% Senior Notes..................................                 115,000(e)      115,000
  Revolving credit agreements...........................    30,494       (30,494)(d)
  Notes payable to former shareholders..................    19,700       (19,700)(d)
  Term loan.............................................     9,857        (9,857)(d)
  Subordinated debentures...............................     9,189        (9,189)(d)
  Capital lease obligations.............................     1,247                         1,247
  Other notes...........................................       417          (417)(d)
                                                          --------      --------        --------
                                                            70,904        45,343         116,247
Retirement obligations..................................     3,467                         3,467
Other long-term liabilities.............................     3,109                         3,109
                                                          --------      --------        --------
     Total liabilities..................................   133,952        44,590         178,542
                                                          --------      --------        --------
Total stockholder's equity (deficit)....................     7,356       (10,000)(f)      (3,587)
                                                                            (303)(c)
                                                                            (640)(c)
                                                          --------      --------        --------
                                                          $141,308      $ 33,647        $174,955
                                                          ========      ========        ========

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1998
                                 (IN THOUSANDS)

(1) Adjustments to reflect the issuance on April 1, 1998 of 9 5/8% Series A Notes due 2008.

     (a) Represents the excess of the cash proceeds received from the Series A Notes Offering.

     (b) Represents capitalized financing costs associated with the Series A Notes Offering.

     (c) Represents write-off of $303 in capitalized financing costs and early termination charge of $640 associated with the termination of the existing A.B. Dick revolving credit agreement.

     (d) Represents repayment of existing indebtedness with a portion of the net proceeds of the Series A Notes Offering. Notes payable to GEC Incorporated aggregating $5,000 at March 31, 1998 were retired in full through the payment of $3,000 in cash and by offsetting $2,000 otherwise due from GEC Incorporated.

     (e) Represents the gross proceeds of the Series A Notes Offering.

     (f) Represents payment of a dividend to the sole stockholder of the Company.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                              THREE MONTHS ENDED MARCH 31, 1998
                                                          ------------------------------------------
                                                            THE            OFFERING            PRO
                                                          COMPANY       ADJUSTMENTS(1)        FORMA
                                                                    (DOLLARS IN THOUSANDS)
Net revenue:
  Equipment.............................................  $13,893                            $13,893
  Service...............................................    6,391                              6,391
  Repair parts..........................................    4,041                              4,041
  Supplies..............................................   19,314                             19,314
  Automotive and industrial.............................   20,309                             20,309
                                                          -------                            -------
Total net revenue.......................................   63,948                             63,948
Cost of revenue:
  Equipment.............................................   10,165                             10,165
  Service...............................................    5,056                              5,056
  Repair parts..........................................    1,603                              1,603
  Supplies..............................................   12,488                             12,488
  Automotive and industrial.............................    8,661                              8,661
                                                          -------                            -------
Total cost of revenue...................................   37,973                             37,973
                                                          -------                            -------
Gross profit............................................   25,975                             25,975
Costs and expenses:
  Sales and marketing expenses..........................   10,958                             10,958
  General and administrative expenses...................   10,034                             10,034
  Research and development..............................      761                                761
  Depreciation and amortization.........................    1,231                              1,231
  Management fee........................................      636          $  (430)(a)           206
  Relocation costs......................................      351                                351
                                                          -------          -------           -------
Total costs and expenses................................   23,971             (430)           23,541
Operating income........................................    2,004              430             2,434
Interest income.........................................       74                                 74
Interest expense........................................   (1,691)          (1,239)(b)        (2,930)
Other income (expense)..................................     (102)                              (102)
                                                          -------          -------           -------
Income (loss) before income taxes.......................      285             (809)             (524)
Foreign income taxes(2).................................      215                                215
                                                          -------          -------           -------
Net income (loss).......................................  $    70          $  (809)          $  (739)
                                                          =======          =======           =======
OTHER DATA:
  EBITDA(3).............................................  $ 3,133          $   430           $ 3,563
  Depreciation and amortization.........................    1,231                              1,231
  Capital expenditures..................................    1,672                              1,672
  Total interest expense................................                                       2,930
  Cash interest expense(4)..............................                                       2,809
  Ratio of EBITDA to cash interest expense..............                                         1.3x
  Ratio of net debt to EBITDA(5)........................                                        22.4
  Ratio of earnings to fixed charges(6).................                                          --

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 1998

                                 (IN THOUSANDS)

(1) Adjustments to reflect the Series A Notes Offering:

     (a) To reflect the reduction in the management fees owed to NESCO, Inc. Management fees are limited to 5% of EBITDA based upon the terms of the Indenture governing the Senior Notes.

     (b) To reflect the interest expense on a pro forma basis at the following rates:

                                                                  INTEREST
                                                                  EXPENSE
    Historical interest expense.................................  $ 1,691
                                                                  =======
    9 5/8% Senior Notes.........................................  $ 2,767
    Other, at an assumed blended rate of 8.5%...................       42
                                                                  -------
      Cash interest expense.....................................    2,809
    Amortization of financing fees..............................      121
                                                                  -------
    Total pro forma interest expense............................  $ 2,930
                                                                  -------
    Pro forma interest adjustment...............................  $ 1,239
                                                                  =======

(2) The Company and its domestic subsidiaries have elected Subchapter S Corporation status for United States income tax purposes and, accordingly, are not subject to United States income taxes.

(3) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA has been reduced by $351 of costs incurred in connection with the relocation of A.B. Dick operations as required by the A.B. Dick purchase agreement. EBITDA gives effect, on a pro forma basis, to $206 in management fees to be paid pursuant to the Management Agreement. EBITDA should not be considered as an alternative to cash provided by operations as a measure of liquidity, or to net income as a measure of profitability. EBITDA and related ratios have been included because the Company uses them as one means of analyzing its ability to service its debt, the Company's lenders use them for the purpose of analyzing the Company's performance with respect to the New Credit Agreement and the Indenture and the Company understands that they are used by certain investors as one measure of a company's historical ability to service debt. Not all companies calculate EBITDA in the same fashion and therefore EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(4) Cash interest expense excludes amortization of deferred financing costs.

(5) Net debt represents total debt, net of cash and cash equivalents and short-term investments as of March 31, 1998 on an as adjusted basis.

(6) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of an interest factor. Earnings were inadequate to cover fixed charges, on a pro forma basis, by $524 for the three months ended March 31, 1998.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                        YEAR ENDED DECEMBER 31, 1997
                            ------------------------------------------------------------------------------------
                                                      ACQUISITION       PRO FORMA        OFFERING
                              THE                     ADJUSTMENTS          FOR         ADJUSTMENTS        PRO
                            COMPANY     CURTIS(1)         (2)          ACQUISITION         (3)           FORMA
                                                       (IN THOUSANDS, EXCEPT RATIOS)
Net revenue:
  Equipment...............  $ 64,620     $    --        $    --          $64,620         $     --       $ 64,620
  Service.................    27,808                                      27,808                          27,808
  Repair parts............    15,976                                      15,976                          15,976
  Supplies................    77,911                                      77,911                          77,911
  Automotive and
    industrial............     6,901      74,203                          81,104                          81,104
                            --------     -------        -------          -------         --------       --------
Total net revenue.........   193,216      74,203                         267,419                         267,419
Cost of revenue:
  Equipment...............    46,559                                      46,559                          46,559
  Service.................    20,596                                      20,596                          20,596
  Repair parts............     6,695                                       6,695                           6,695
  Supplies................    52,967                                      52,967                          52,967
  Automotive and
    industrial............     2,834      31,141                          33,975                          33,975
                            --------     -------        -------          -------         --------       --------
Total cost of revenue.....   129,651      31,141                         160,792                         160,792
                            --------     -------        -------          -------         --------       --------
Gross profit..............    63,565      43,062                         106,627                         106,627
Costs and expenses:
  Sales and marketing
    expenses..............    26,386      16,199                          42,585                          42,585
  General and
    administrative
    expenses..............    17,603      19,274                          36,877                          36,877
  Research and
    development...........     3,755                                       3,755                           3,755
  Depreciation and
    amortization..........     1,481       1,624          1,240(a)         4,345                           4,345
  Management fee..........     1,941                                       1,941             (770)(a)      1,171
  Acquisition costs.......     1,400                                       1,400                           1,400
                            --------     -------        -------          -------         --------       --------
Total costs and
  expenses................    52,566      37,097          1,240           90,903             (770)        90,133
Operating income..........    10,999       5,965         (1,240)          15,724              770         16,494
Interest income...........       789                       (229)(b)          560                             560
Interest expense..........    (2,598)     (3,511)          (706)(c)       (6,815)          (4,837)(b)    (11,652)
Other income (expense)....       139         (83)                             56                              56
                            --------     -------        -------          -------         --------       --------
Income before income
  taxes...................     9,329       2,371         (2,175)           9,525           (4,067)         5,458
Foreign income taxes(4)...       775          50                             825                             825
                            --------     -------        -------          -------         --------       --------
Net income................  $  8,554     $ 2,321        $(2,175)         $ 8,700         $ (4,067)      $  4,633
                            ========     =======        =======          =======         ========       ========
OTHER DATA:
  EBITDA(5)...............  $ 12,619     $ 7,506        $    --          $20,125         $    770       $ 20,895
  Depreciation and
    amortization..........     1,481       1,624          1,240            4,345                           4,345
  Capital expenditures....     1,860       2,542                           4,402                           4,402
  Total interest
    expense...............                                                                                11,652
  Cash interest
    expense(6)............                                                                                11,169
  Ratio of EBITDA to cash
    interest expense......                                                                                   1.9x
  Ratio of net debt to
    EBITDA(7).............                                                                                   3.7
  Ratio of earnings to
    fixed charges(8)......                                                                                   1.4

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)

(1) Amounts represent the results of operations for the period from January 1, 1997 through December 5, 1997, the date of acquisition by the Company.

(2) Adjustments to reflect the Curtis Acquisition:

     (a) Reflects increased depreciation expense of $264 related to the write-up of property, plant and equipment acquired in the acquisition and increased amortization expense of $976 related to goodwill incurred in connection with the acquisition. The goodwill is being amortized over 30 years.

     (b) Represents the reduction in interest income due to the use of $2,500 in short-term investments to partially fund the Curtis Acquisition.

     (c) Represents the assumed change in interest expense related to the acquisition which was calculated as follows:

                                                                  PRINCIPAL
                                                                   AMOUNT      INTEREST
                                                                   OF DEBT     EXPENSE
    Curtis Seller Notes, interest at 7%.........................   $15,700      $1,007
    Borrowing on Line of Credit, interest at 9.25%..............     4,000         339
    Reduction of interest expense due to refinancing of Senior
      Subordinated Notes (12% interest rate) with new Term Loan
      (9.156% interest rate)....................................    12,000        (313)
    Elimination of amortization of original issue discount on
      Subordinated Notes........................................                  (327)
                                                                                ------
                                                                                $  706
                                                                                ======

(3) Adjustments to reflect the Series A Notes Offering:

     (a) To reflect the reduction in the management fees owed to NESCO, Inc. Management fees are limited to 5% of EBITDA based upon the terms of the Indenture governing the Senior Notes.

     (b) To reflect the interest expense on a pro forma basis at the following rates:

                                                                  INTEREST
                                                                  EXPENSE
    Historical interest expense.................................  $ 6,109
    Curtis acquisition interest expense.........................      706
                                                                  -------
    Pro forma interest expense after Curtis acquisition.........  $ 6,815
                                                                  =======
    9 5/8% Senior Notes.........................................  $11,069
    Other, at an assumed blended rate of 8.5%...................      100
                                                                  -------
      Cash interest expense.....................................   11,169
    Amortization of financing fees..............................      450
    Amortization of letter of credit fees.......................       33
                                                                  -------
    Total pro forma interest expense............................  $11,652
                                                                  -------
    Pro forma interest adjustment...............................  $ 4,837
                                                                  =======

(4) The Company and its domestic subsidiaries have elected Subchapter S Corporation status for United States income tax purposes, and accordingly, are not subject to United States income taxes.

(5) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA has been reduced by $1,400 of acquisition costs incurred in connection with the Curtis acquisition. EBITDA gives effect, on a pro forma basis, to $1,171 in management fees to be paid pursuant to the Management Agreement. EBITDA should not be considered as an alternative to cash provided by operations as a measure of liquidity, or to net income as a measure of profitability. EBITDA and related ratios have been included because the Company uses them as one means of analyzing its ability to service its debt, the Company's lenders use them for the purpose of analyzing the Company's performance with respect to the New Credit Agreement and the Indenture and the Company understands that they are used by certain investors as one measure of a company's historical ability to service debt. Not all companies calculate EBITDA in the same fashion and therefore EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(6) Cash interest expense excludes amortization of deferred financing costs.

(7) Net debt represents total debt, net of cash and cash equivalents and short-term investments as of December 31, 1997 on an as adjusted basis.

(8) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of an interest factor.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company, through its two wholly-owned subsidiaries, is engaged in (i) the distribution of automotive and industrial supplies and (ii) the manufacture and distribution of printing equipment and supplies. The Company's distribution business supplies consumable, high margin, multiple-purpose products used in the automotive and industrial markets, with an increasing focus on providing value-added logistics services. The Company's printing equipment and supplies business is a leading manufacturer and marketer of printing products for the global quick print and small commercial graphics markets.

     The Company's distribution business generally markets its products under its proprietary brand names, Curtis(R) and Mechanics Choice(R). The Company acquired the Mechanics Choice(R) business in May 1996 from Avnet, Inc., resulting in an expansion of the Company's MRO product line and sales force. In 1996, the Company also introduced the PC+ code cutter, which can generate keys on a computerized basis from code numbers. The Company believes the PC+ code cutter has strengthened the Company's market share in sales to U.S. auto dealers due to, among other things, its competitive price and product quality. The Company's distribution products are sold to approximately 55,000 customers in the automotive and industrial markets. The automotive market consists of passenger car, truck and recreational vehicle dealers, business and government entities performing internal automotive maintenance, rental car companies and independent sales and service establishments. The industrial market is comprised of businesses engaged in in-plant maintenance and repair, private fleet maintenance and off-road equipment maintenance. A number of automotive and industrial customers are classified by the Company as "national accounts," which are multiple-location customers with centralized purchasing authority.

     The Company's printing equipment and supplies business can be classified into four broad categories: (i) pre-press equipment, (ii) offset presses, (iii) other related equipment and (iv) supplies, after-market repair services and replacement parts. The printing equipment and supplies business manufactures its own products, which are principally sold under the A.B. Dick(R) and Itek Graphix(R) labels, and also distributes products manufactured by third parties. The Company also provides after-market maintenance and repair services for much of the large installed base of its printing equipment operated by its customers. The Company's printing equipment and supplies business principally serves the small print equipment market. The Company's printing equipment and supplies products are marketed to commercial, franchise and independent print shops, in-plant print shops and governmental and educational institutions through direct marketing by employees of the Company, as well as through the Company's network of independent dealers and distributors.

                                     CURTIS

RESULTS OF OPERATIONS

     The following table sets forth, on a comparative basis, certain income statement data as a percentage of net revenue for the 1995 and 1996 fiscal years, the eleven months ended December 5, 1997, and the 1997 fiscal year. Income statement data for the period ended December 5, 1997 has been included in the table because the Company acquired all of the capital stock of Curtis on such date. For comparative purposes, unaudited income statement data for the full year ended December 31, 1997 have also been included in the table.

                                                                  PERIOD ENDED
                                          ------------------------------------------------------------
                                          DECEMBER 30,    DECEMBER 28,    DECEMBER 5,     DECEMBER 31,
                                              1995            1996          1997(1)           1997
Net revenue.............................     100.0%          100.0%          100.0%          100.0%
Cost of revenue.........................      39.1%           40.4%           42.0%           41.9%
Gross profit............................      60.9%           59.6%           58.0%           58.1%
Total expenses..........................      57.1%(2)        53.2%           50.0%           50.4%
Operating income........................       3.9%            6.4%            8.0%            7.7%
EBITDA(3)...............................       7.4%            9.0%           10.1%           10.1%

---------------

(1) The period ended December 5, 1997 represents an eleven-month period.

(2) Includes nonrecurring charges of $1.7 million.

(3) EBITDA represents earnings before interest, income taxes, depreciation and amortization.

Eleven months ended December 5, 1997 versus fiscal year ended December 28, 1996

     Net Revenue. Net revenue decreased $2.9 million, or 3.8%, to $74.2 million for the eleven-month period ended December 5, 1997, from $77.1 million in fiscal year 1996. For the full year, net revenue increased $4.0 million, or 5.2%. This resulted from an increase of $7.2 million in net revenue attributable to a full year of sales relating to the Mechanics Choice(R) business that was acquired by Curtis in May 1996 as well as increased sales to national accounts and of key code cutting equipment, offset by a decrease of $3.2 million in net revenue attributable primarily to the impact of the elimination of certain sales representatives subsequent to the Mechanics Choice(R) acquisition.

     Gross Profit. Gross profit decreased $2.8 million, or 6.1%, to $43.1 million for the eleven-month period ended December 5, 1997 from $45.9 million in fiscal year 1996. This decrease was primarily attributable to a decrease of gross margin to 58.0% in the eleven-month period ended December 5, 1997 from 59.6% in fiscal year 1996. This decline is primarily attributable to an increase in sales to national accounts and to increased Mechanics Choice(R) and PC+ code cutter sales, all of which have slightly lower gross margins.

     Total Expenses. Total expenses decreased $3.9 million, or 9.5%, to $37.1 million for the eleven-month period ended December 5, 1997, from $41.0 million in fiscal year 1996. For the full year, expenses decreased to 50.4% of sales from 53.2% of sales in fiscal year 1996. An increase in direct selling costs to support the additional Mechanics Choice(R) sales were more than offset by the decrease in sales and overhead costs related to the elimination of redundant sales representatives.

     EBITDA. As a result of the above factors, EBITDA increased $0.5 million, or 7.7%, to $7.5 million for the eleven-month period ended December 5, 1997 from $7.0 million in fiscal year 1996. For the full year, EBITDA increased by $1.2 million, or 17.1% to $8.2 million from $7.0 million in fiscal year 1996.

Fiscal year ended December 28, 1996 versus fiscal year ended December 30, 1995

     Net Revenue. Net revenue increased $8.2 million, or 12.1%, to $77.1 million in 1996 from $68.8 million in 1995. This increase was attributable to the addition of the Mechanics Choice(R) business and to increased sales of key code cutting equipment. Sales under the Mechanics Choice(R) name accounted for an additional $8.3 million in revenue and sales of key code cutting equipment contributed an additional $1.3 million. This increase in revenue was offset by the elimination of redundant sales representatives and the related attrition of such sales representatives' customer base.

     Gross Profit. Gross profit increased $3.9 million, or 9.3%, to $45.9 million in 1996 from $42.0 million in 1995. This increase was primarily attributable to the impact of additional sales related to the Mechanics Choice(R) acquisition. Gross margin decreased to 59.6% in 1996 from 60.9% in 1995. The decline in gross margins was attributable to lower margins in the Mechanics Choice(R) business, whose customer base had a greater concentration of large accounts which are generally more price sensitive.

     Total Expenses. Total expenses increased $1.7 million, or 4.3%, to $41.0 million in 1996 from $39.3 million in 1995. Of this increase, $2.5 million represents increased selling and distribution costs related to the Mechanics Choice(R) business. Total expenses as a percent of sales declined to 53.2% in 1996 from 57.1% in 1995 as a result of enhanced operating efficiency in connection with greater product volumes obtained as a result of the Mechanics Choice(R) acquisition and nonrecurring charges relating to the shut down of certain manufacturing operations and settlement of certain tax matters.

     EBITDA. As a result of the above factors, EBITDA increased $1.9 million, or 36.3%, to $7.0 million in 1996 from $5.1 million in 1995.

                                   A.B. DICK

RESULTS OF OPERATIONS

     The Company believes that the historical financial information of A.B. Dick for the periods prior to January 17, 1997, the date on which A.B. Dick was acquired by the Company (the "Acquisition Date"), is not comparable in certain respects with the financial data of A.B. Dick subsequent to such date. Prior to the Acquisition Date, A.B. Dick maintained a defined benefit pension plan for its manufacturing employees. This plan was overfunded as of March 31, 1995 and, therefore, in accordance with FASB Statement No. 87, "Employers' Accounting for Pensions," pension credits of $5.1 million were recognized for the fiscal year ended March 31, 1996 and $7.0 million were recognized for the period from April 1, 1996 through January 16, 1997. In connection with the sale of A.B. Dick on January 16, 1997, GEC Incorporated assumed all existing obligations under this plan. Prior to the Acquisition Date, A.B. Dick also provided post-retirement health care benefits to certain retirees. Net periodic post-retirement benefits costs of approximately $4.7 million for the fiscal year ended March 31, 1996 and approximately $3.5 million for the period from April 1, 1996 through January 16, 1997 were allocated to A.B. Dick by GEC Incorporated based upon actuarial valuations in accordance with FASB Statement No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions." In connection with the sale of A.B. Dick on January 16, 1997, GEC Incorporated assumed all existing obligations under the post-retirement health care benefits plan.

     Subsequent to the Acquisition Date, the Company implemented a plan to enhance the operating results and profitability of A.B. Dick. The principal elements of this plan included the targeted reduction of approximately 160 employees, or 12.8% of the A.B. Dick workforce as of the Acquisition Date, which the Company believes, based on historical levels of salaries and related expenses, has the effect of reducing total costs and expenses by approximately $6.3 million on an annual basis. In addition, the Company will terminate A.B. Dick's occupancy of its existing 909,000 square foot facility by December 31, 1998 and intends to move to three leased facilities with an aggregate of approximately 300,000 square feet. See Note A of Notes to Consolidated Financial Statements of Paragon Corporate Holdings Inc. and A.B. Dick Company (The Predecessor Company). These cost savings are based upon assumptions believed to be reasonable by management of the Company and may be subject to adjustment.

     During the periods presented, A.B. Dick sold a line of photocopiers manufactured by Konica and provided service, repair parts and supplies related thereto. In 1993, A.B. Dick determined that, due to the relatively low levels of profitability attributable to such sales, it would discontinue equipment sales of this product line. Total revenues attributable to Konica-related products were approximately $27.5 million in the fiscal year ended March 31, 1995. For the forty-nine week period ended December 31, 1997, revenues attributable to such sales were approximately $6.3 million.

     The following table sets forth, on a comparative basis, certain income statement data for the Company for the 10.2-week period ended March 31, 1997 and the three-month period ended March 31, 1998 and certain income statement data for A.B. Dick and the Company for the periods ended March 31, 1996, January 16, 1997 and December 31, 1997. The data presented for A.B. Dick for the 49-week periods have been computed from the audited financial statements of A.B. Dick and the Company. The As Adjusted data presented for the three months ended March 31, 1997 have been computed from the audited financial statements of Curtis and the Company.

                                                                 ||     THE
                                                 A.B. DICK       ||   COMPANY
                                          -----------------------|| ------------
                                             52           42     ||      49                  A.B. DICK 49-WEEK
                                            WEEKS        WEEKS   ||    WEEKS                    BASIS ENDED
                                            ENDED        ENDED   ||    ENDED       --------------------------------------
                                          MARCH 31,   JANUARY 16,|| DECEMBER 31,   MARCH 31,   JANUARY 16,   DECEMBER 31,
                                            1996         1997    ||     1997         1996         1997           1997
                                                                 ||       (IN THOUSANDS)
                                                                 ||
Equipment...............................  $ 77,628     $ 54,178  ||   $ 64,620     $ 73,149     $ 63,208       $ 64,620
Service.................................    35,735       26,222  ||     27,808       33,673       30,592         27,808
Repair Parts............................    16,944       12,671  ||     15,976       15,966       14,783         15,976
Supplies................................    85,056       64,343  ||     77,911       80,149       75,067         77,911
Curtis..................................                     --  ||      6,901                        --             --
  Net revenue...........................   215,363      157,414  ||    193,216      202,938      183,650        186,315
Equipment...............................    58,278       44,560  ||     46,559       54,916       51,987         46,559
Service.................................    28,526       21,734  ||     20,596       26,880       25,356         20,596
Repair Parts............................     7,346        5,672  ||      6,695        6,922        6,617          6,695
Supplies................................    58,687       43,092  ||     52,967       55,301       50,274         52,967
Curtis..................................                     --  ||      2,834                        --             --
                                          --------     --------  ||   --------     --------     --------       --------
  Cost of revenue.......................   152,837      115,058  ||    129,651      144,019      134,234        126,817
                                          --------     --------  ||   --------     --------     --------       --------
Gross Profit............................    62,526       42,356  ||     63,565       58,919       49,416         59,498
Sales and marketing expenses............    32,500       23,574  ||     26,386       30,625       27,503         24,729
General and administrative expenses.....    24,272       15,248  ||     17,603       22,872       17,789         15,830
Pension credit..........................    (5,057)      (7,013) ||         --       (4,765)      (8,182)            --
Research and development................     7,923        4,111  ||      3,755        7,466        4,796          3,755
Depreciation and amortization...........     8,922        7,053  ||      1,481        8,407        8,229          1,210
Management fee..........................                     --  ||      1,941                        --          1,870
Acquisition and relocation costs........                     --  ||      1,400                        --             --
                                          --------     --------  ||   --------     --------     --------       --------
  Total expenses........................    68,560       42,973  ||     52,566       64,605       50,135         47,394
                                          --------     --------  ||   --------     --------     --------       --------
Operating income (loss).................  $ (6,034)    $   (617) ||   $ 10,999     $ (5,686)    $   (719)      $ 12,104
                                          ========     ========  ||   ========     ========     ========       ========
EBITDA(1)...............................  $  2,001     $  5,805  ||   $ 12,619     $  1,885     $  6,772       $ 13,460
                                          ========     ========  ||   ========     ========     ========       ========


                                                        THE COMPANY
                                          ----------------------------------------
                                                       AS ADJUSTED
                                          10.2 WEEKS   THREE MONTHS   THREE MONTHS
                                            ENDED         ENDED          ENDED
                                          MARCH 31,     MARCH 31,      MARCH 31,
                                             1997        1997(2)          1998
                                                       (IN THOUSANDS)
Equipment...............................   $14,762       $17,946        $13,893
Service.................................     6,240         7,586          6,391
Repair Parts............................     3,517         4,275          4,041
Supplies................................    16,779        20,398         19,314
Curtis..................................        --        19,513         20,309
  Net revenue...........................    41,298        69,718         63,948
Equipment...............................    10,514        12,842         10,165
Service.................................     4,461         5,364          5,056
Repair Parts............................     1,476         1,794          1,603
Supplies................................    11,191        13,605         12,488
Curtis..................................        --         8,290          8,661
                                           -------       -------        -------
  Cost of revenue.......................    27,643        41,895         37,973
                                           -------       -------        -------
Gross Profit............................    13,656        27,823         25,975
Sales and marketing expenses............     4,928        10,267         10,958
General and administrative expenses.....     3,898        10,186         10,034
Pension credit..........................        --            --             --
Research and development................       852         1,036            761
Depreciation and amortization...........       325           817          1,231
Management fee..........................       413           502            636
Acquisition and relocation costs........        --            --            351
                                           -------       -------        -------
  Total expenses........................    10,416        22,809         23,971
                                           -------       -------        -------
Operating income (loss).................   $ 3,240       $ 5,014        $ 2,004
                                           =======       =======        =======
EBITDA(1)...............................   $ 3,503       $ 5,647        $ 3,133
                                           =======       =======        =======

---------------

(1) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA has been reduced by $1,400 of acquisition costs incurred in connection with the Curtis Acquisition for the 49 weeks ended December 31, 1997 and by $351 of costs incurred in connection with the relocation of A.B. Dick operations as required by the A.B. Dick purchase agreement for the three months ended March 31, 1998.

(2) The As Adjusted data for the three months ended March 31, 1997 includes Curtis (which was acquired by the Company on December 5, 1997) and reflects A.B. Dick (which was acquired by the Company on January 17, 1997) on a 12-week comparable basis.

The Company's three-month period ended March 31, 1998 versus the 10.2-week period from January 17, 1997 to March 31, 1997.

     Net Revenue. Net Revenue increased $22.6 million, or 54.8%, for the three months ended March 31, 1998 from $41.3 million for the 10.2-week period from January 17, 1997 to March 31, 1997. The $22.6 million increase in net revenue includes $20.3 million representing the first quarter 1998 net revenues for Curtis.

     On an as adjusted basis, the Company's net revenue decreased $5.8 million, or 8.3%. The printing equipment and supplies business had a decrease in net revenues of $6.6 million, or 13.1%, primarily due to a decrease of $4.1 million, or 22.6%, in total equipment sales. The $4.1 million decline was attributable to
(i) international equipment sales declining $1.6 million from $7.4 million in 1997 due mainly to a shortfall in sales in Asia, and (ii) domestic equipment sales declining $2.5 million due to a decrease in manufactured press and pre-press equipment of $1.4 million and purchased press equipment of $1.1 million. A carryover backlog from 1996 for manufactured and purchased press and pre-press equipment decreased $3.1 million from January 17, 1997 to March 31, 1997. In addition, the backlog increased $1.2 million from January 1, 1998 to March 31, 1998, primarily in manufactured pre-press and purchased press equipment due to increased demand and late deliveries of purchased press equipment.

     Service revenue decreased $1.2 million or 15.8% due to the continuing impact of the discontinuation of the Company's line of Konica copier equipment and a trend among customers to switch from preventive service contracts to purchased service calls. Repair parts revenue decreased $0.2 million, due to the declining service revenue. Supplies revenue decreased $1.1 million, or 5.4%, due to the impact of the discontinuance of certain equipment lines, and the introduction of a new plate product by a competitor in the pre-press market.

     Curtis net revenue increased $0.8 million, or 4.1%, to $20.3 million in 1998, from $19.5 million in 1997. Increased sales to national accounts of $0.9 million and of key code cutting equipment of $0.4 million were offset by a decrease of $0.5 million in other revenue as a result of the difficulties associated with hiring and retaining new sales representatives in a tight U.S. labor market.

     Gross Profit. Gross profit increased $12.3 million, or 93.4%, to $26.0 million for the three months ended March 31, 1998 from $13.7 million for the 10.2-week period from January 17, 1997 to March 31, 1997. This increase includes $11.6 million representing the gross profit for the three months ended March 31, 1998 for Curtis.

     On an as adjusted basis, the Company's gross profit decreased $1.8 million, or 6.6%. Gross profit for the printing equipment and supplies business decreased $2.2 million, or 13.7%, due primarily to the decrease in net revenues for equipment and service. The gross profit percentages for the printing equipment and supplies business decreased to 32.8% from 33.2% due to lower margins on equipment (attributable to an increase in purchased press sales, which have relatively lower margins) and in service (attributable to the decline in the copier service business, which has higher margins than the core service business), partially offset by improved margins on repair parts and supplies.

     Curtis gross profit increased $0.4 million, or 3.6%, to $11.6 million for the three months ended March 31, 1998 from $11.2 million for the three months ended March 31, 1997. The gross profit percentages were substantially the same in both periods.

     Total Expenses. Total expenses increased $13.6 million, or 130.1%, to $24.0 million for the three months ended March 31, 1998 from $10.4 million for the 10.2-week period from January 17, 1997 to March 31, 1997. This increase includes $11.2 million representing the total expenses for the three months ended March 31, 1998 for Curtis.

     On an as adjusted basis, the Company's total expenses increased $1.2 million, or 5.3%. The printing equipment and supplies business total expenses for the comparable periods were consistent in dollar terms, however, because of decreases in revenues, total expense as a percentage of net revenue increased 4.1%.

     Curtis total expenses increased $1.1 million, or 10.9%, to $11.2 million for the three months ended March 31, 1998 from $10.1 million for the three months ended March 31, 1997. The increase includes $0.5 million of additional depreciation and amortization primarily as a result of the increased goodwill recorded for the acquisition of Curtis. The remainder of the increase includes a $0.2 million management fee charge which did not take place in the first quarter of 1997, an increase in direct selling expenses of $0.2 million, and an increase in general and administrative expenses of $0.2 million.

     EBITDA. EBITDA decreased $0.4 million, or 11.4%, to $3.1 million for the three months ended March 31, 1998 from $3.5 million for the 10.2-week period from January 17, 1997 to March 31, 1997. However, the three months ended March 31, 1998 included EBITDA for Curtis of $1.3 million.

     On an as adjusted basis, EBITDA decreased $2.5 million, or 44.6%. The printing equipment and supplies business EBITDA decreased $2.4 million due mainly to the shortfall in net revenues and other reasons discussed above.

     Curtis EBITDA decreased $0.1 million, or 7.1%, to $1.3 million for the three months ended March 31, 1998 from $1.4 million for the three months ended March 31, 1997. The 1998 period included a management fee of $0.2 million.

The Company's forty-nine week period ended December 31, 1997 versus A.B. Dick's forty-two week period ended January 16, 1997.

     Net Revenue. Net revenue increased $35.8 million, or 22.7%, to $193.2 million for the 49 weeks ended December 31, 1997, from $157.4 million for the 42 weeks ended January 16, 1997. The $35.8 million increase in net revenue includes $6.9 million representing one month's revenue for Curtis.

     On a 49-week basis, excluding the results of Curtis, net revenue increased $2.7 million, or 1.5%, primarily due to an increase of $1.4 million, or 2.2%, in equipment sales resulting from the introduction of new digital pre-press and post-press products, partially offset by a decline in sales of optical pre-press equipment and a loss of market share in the digital duplicator market. In addition, service revenue decreased $2.8 million, or 9.1%, due to the impact of the discontinuation of the Company's line of Konica copier equipment and a trend among customers to switch from preventative maintenance service contracts to purchased service calls. Repair parts revenue increased $1.2 million, or 8.1%, primarily due to an increase in repair parts sales on such purchased service calls. Supplies revenue increased $2.8 million, or 3.8%, primarily due to management's increased focus on the supplies business, including special promotions and an incentive program for supplies sales.

     Gross Profit. Gross profit increased $21.2 million, or 50.0%, to $63.6 million for the 49 weeks ended December 31, 1997, from $42.4 million for the 42 weeks ended January 16, 1997. This increase includes $4.1 million relating to one month's operation of Curtis.

     On a 49-week basis, gross profit improved to 31.9% of net revenue in 1997 from 26.9% in 1996. This improvement was attributable to an improvement in gross margins on equipment sales to 27.9% in 1997 from 17.8% in 1996, primarily due to enhanced efficiency in manufacturing, head count reductions, the strength of the United States dollar relative to the Japanese yen and changes in product mix. Gross margins on service improved to 25.9% in 1997 from 17.1% in 1996 primarily due to the elimination of personnel. Gross margins on repair parts and supplies as a percent of net revenue were relatively constant between periods.

     Total Expenses. Total expenses increased $9.6 million, or 22.3%, to $52.6 million for the 49 weeks ended December 31, 1997, from $43.0 million for the 42 weeks ended January 16, 1997. This $9.6 million increase was attributable to the elimination of a $7.0 million pension plan credit (See Note I. Employee Benefit Plans of Notes to Consolidated Financial Statements of the Company), the inclusion of $3.7 million of expenses relating to one month's operations of Curtis, a $1.9 million management fee, $1.4 million of expenses relating to the Company's acquisition of Curtis and an increase of $1.4 million in general operating expenses, partially offset by a decrease in depreciation and amortization of $5.6 million.

     On a 49-week basis, expenses decreased to 25.4% of net revenue in 1997 from 27.3% in 1996. This decrease was attributable primarily to reductions of $2.1 million in administrative head count, $1.5 million of facility costs and $4.7 million in retiree medical benefits, offset by elimination of a pension credit in the amount of $8.2 million. Expenses in 1997 include a management fee of $1.9 million.

     EBITDA. As a result of the above factors, EBITDA improved by $6.8 million, to $12.6 million for the 49 weeks ended December 31, 1997, from $5.8 million for the 42 weeks ended January 16, 1997.

Forty-two weeks ended January 16, 1997 versus fifty-two weeks ended March 31,
1996

     Net Revenue. Net revenue decreased $57.9 million, or 26.9%, to $157.4 million for the 42 weeks ended January 16, 1997 from $215.4 million for the 52 weeks ended March 31, 1996. Of the $57.9 million decrease in net revenue, $41.4 million was due to the difference in the time periods.

     On a 49-week basis, the remainder of the decrease in revenue was attributable primarily to the delayed introduction of a new offset press and a decline in Konica copier sales. Further, post-press sales fell because the Company discontinued sales of a collator/sorter line and had not yet secured a replacement product line. Service revenue decreased $3.1 million, or 9.1%, and repair parts revenue decreased $1.2 million, or 7.4%, primarily due to the decline in copier sales. Supplies revenue decreased $5.1 million, or 6.3% due to de-emphasized sales efforts and the decline in copier sales.

     Gross Profit. Gross profit decreased $20.1 million, or 32.2%, to $42.4 million for the 42 weeks ended January 16, 1997, from $62.5 million for the 52 weeks ended March 31, 1996. $12.0 million of this decrease was due to the difference in the time periods.

     On a 49-week basis, gross margin decreased to 26.9% in 1997 from 29.0% in 1996 due to a decrease in gross margins for equipment sales from 24.9% in 1997 to 17.8% in 1996 primarily attributable to the impact of a new extended warranty program offered to support certain lines of equipment. Gross margins for service, repair parts and supplies were relatively constant between years.

     Total Expenses. Total expenses decreased $25.6 million, or 37.3%, to $43.0 million for the 42 weeks ended January 16, 1997 from $68.6 million for the 52 weeks ended March 31, 1996. The $25.6 million decrease in expenses includes $13.2 million due to the difference in the time periods. On a 49-week basis, expenses decreased 22.4% primarily due to elimination of personnel and an increase in pension plan credit of $3.4 million.

     EBITDA. EBITDA as a result of the changes discussed above improved by $3.8 million, to $5.8 million for the 42 weeks ended January 16, 1997, from $2.0 million for the 52 weeks ended March 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  CURTIS

     The liquidity needs of Curtis historically have been primarily for working capital and capital expenditures. Curtis' primary sources of liquidity have been funds provided by operations, a revolving line of credit and lease financing.

  A.B. DICK

     Prior to the Acquisition Date, A.B. Dick's capital needs were satisfied by net cash provided by operations. Pursuant to the A.B. Dick Acquisition, A.B. Dick transferred to GEC Incorporated $19.5 million of domestic accounts receivable, which were remitted to GEC Incorporated as collected by A.B. Dick after the closing the A.B. Dick Acquisition. As a result, the Company drew down approximately $18.5 million from its revolving credit facility to meet its working capital needs during the 49-week period ended December 31, 1997.

  THE COMPANY

     The net proceeds of the Series A Notes Offering were approximately $110.5 million, after deducting approximately $4.5 million to pay fees and expenses incurred in connection with the Series A Notes Offering. The Company utilized the net proceeds (i) to refinance substantially all of the Company's existing indebtedness in the aggregate amount of approximately $71.1 million and (ii) to fund a dividend to the sole stockholder of the Company of $10.0 million. The Company expects the remaining net proceeds of the Series A Notes Offering, in an amount of approximately $29.4 million, to be used for general corporate purposes, including future acquisitions. The Company presently has not entered into any agreements or commitments to acquire any additional companies. Net cash provided by the Series A Notes Offering together with the availability under the New Credit Agreement is expected to provide sufficient funds to finance the Company's operational needs and acquisition strategy.

     The Company has substantial indebtedness and significant debt service obligations. As of March 31, 1998, on a pro forma basis after giving effect to the Series A Notes Offering and the application of the proceeds therefrom, the Company would have had total long-term indebtedness, including current maturities, of $117.0 million and a stockholder's deficit of $3.6 million. The Indenture will permit the Company and its Subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. The New Credit Agreement provides for up to $32.0 million of revolving credit borrowings. See "Capitalization," "Description of Senior Notes--Certain Covenants" and "Description of New Credit Agreement." For the period ended December 31, 1997, on a pro forma basis, after giving effect to the Series A Notes Offering, the application of the net proceeds therefrom and the Curtis Acquisition, the Company would have had a ratio of earnings to fixed charges of
1.4 to 1. The Company's high degree of leverage could have important consequences to the holders of the Series B Notes including, without limitation, the following: (i) a substantial portion of the Company's cash provided from operations will be committed to the payment of debt service and will not be available to the Company for other purposes (on a pro forma basis for 1997, approximately 52% of cash provided from operations would be so committed); (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's level of indebtedness may limit the Company's flexibility in reacting to changes in its business environment. See "Risk Factors--Leverage and Debt Service Requirements" and "Description of New Credit Agreement."

     The Company's primary capital requirements (excluding acquisitions) consist of capital expenditures and debt service. The Company estimates that approximately $7.3 million is required in 1998 for the maintenance and improvement of its facilities, including $3.1 million in one-time expenses related to A.B. Dick's relocation to new facilities. The Company believes that the cost of maintaining its facilities is approximately $4.2 million on an annual basis. On a pro forma basis, after giving effect to the Offering and the application of the net proceeds therefrom, the Company would have had total interest expense in 1997 of approximately $11.7 million.

     The Company's principal source of cash to fund debt service and capital requirements is cash generated from operating activities of its wholly-owned subsidiaries, A.B. Dick and Curtis. As a holding company, the Company is dependent on dividends or other distributions of funds from such subsidiaries to meet the Company's debt service and other obligations, including its obligations under the Series B Notes. Upon consummation of the Exchange Offer, the Company expects to have approximately $29.5 million of availability under the New Credit Agreement (see "Description of New Credit Agreement") and approximately $27.0 million in cash, cash equivalents and short-term investments.

YEAR 2000 ISSUES

     The Company has conducted an evaluation of the actions necessary in order to ensure that its computer systems will be able to function without disruption with respect to the application of dating systems in the Year 2000. As a result of this evaluation, the Company is engaged in the process of upgrading and replacing certain of its information and other computer systems so as to be able to operate without disruption due to Year 2000 issues. The Company's remedial actions are scheduled to be completed during the first quarter of 1999 and, based upon information currently available, the Company does not anticipate that the costs of its remedial actions will be material to the Company's results of operations or financial condition. However, there can be no assurance that the Company will be able to complete such remedial actions by the time necessary to avoid dating systems problems or that the cost of doing so will not be material. In addition, disruptions with respect to the computer systems of the Company's vendors or customers, which systems are outside the control of the Company, could operate so as to negatively affect the Company's ability to obtain necessary materials or products or to sell to or service its customers. Disruptions of the Company's computer systems, or the computer systems of the Company's vendors or customers, as well as the cost of avoiding such disruption, could have a material adverse effect upon the Company's financial condition and results of operations.

                                    BUSINESS

     The Company, through its two wholly-owned subsidiaries, is engaged in (i) the distribution of automotive and industrial supplies and (ii) the manufacture and distribution of printing equipment and supplies. The Company's distribution business supplies consumable, high margin, multiple-purpose products used in the automotive and industrial markets, with an increasing focus on providing value-added logistics services. The distribution business supplies a wide range of products including (i) automotive security products, including key cutting equipment and key blanks, and non-model specific automotive parts and (ii) MRO supplies, including fasteners, connectors, chemicals and tools. The Company's printing equipment and supplies business is a leading manufacturer and marketer of printing products for the global quick print and small commercial graphics markets. The Company's printing equipment and supplies include (i) pre-press equipment, including imagers, cameras and digital platemakers, (ii) offset printing equipment, from duplicators to two-color portrait presses, (iii) other equipment, including post-press equipment and digital duplicators and (iv) supplies and replacement parts for pre-press and offset printers, including inks, plates and plate chemistry materials. Approximately 46% of the Company's pro forma 1997 net revenue were attributable to the sale of supplies, after-market repair services (primarily under annual contracts) and replacement parts to its installed printing equipment customer base. For the fiscal year ended December 31, 1997, the Company generated pro forma net revenue and EBITDA of $267.4 million and $20.9 million, respectively. Of the Company's pro forma 1997 net revenue, approximately 30.3% was attributable to the distribution business and approximately 69.7% was attributable to the printing equipment and supplies business.

     Automotive and Industrial Supplies Distribution. The Company's distribution business supplies approximately 29,000 SKUs, which it purchases from approximately 750 suppliers and then typically repackages in smaller quantities more compatible with the needs of its customers. The Company generally markets its products under its proprietary brand names, Curtis(R) and Mechanics Choice(R), which the Company believes enjoy wide industry recognition. The Company's distribution business sells its products to approximately 55,000 customers principally through its network of over 600 sales representatives who use state-of-the-industry information systems to meet their customers' needs. Customers of the Company's distribution business include Hertz Corporation, the fleet operations of Pepsi-Cola Company and Continental Airlines, Inc., independent auto dealerships and industrial accounts throughout the United States, Canada and the United Kingdom.

     The Company's distribution business is able to generate high margins by offering certain value-added inventory management services in connection with the sale of its products. The Company's sales representatives proactively monitor inventory levels and assist in bin restocking and labelling at many of its customers' facilities to ensure adequate supplies are maintained, and to provide technical assistance to customers. The vast majority of the products that the Company supplies have low unit costs and, although used by customers to support their operations, are typically not on a bill of materials. The Company's products represent a relatively small part of the total cost of its customers' operations; however, the lack of availability of such products when needed, immediately and on site, can have a high impact on its customers' operations. The Company consistently maintains an average fill rate of 96% to 98%. The Company thereby reduces its customers' total procurement costs, improves their operational up-time, and enables them to focus on their core businesses. The Company's distribution business' extensive product line allows customers to reduce the administrative burden of dealing with many suppliers for their product needs. The Company is also able to provide large corporations with consistent pricing and service across multiple operating locations through facilities and sales representatives located strategically throughout the United States.

     Printing Equipment and Supplies. The Company's printing equipment and supplies business can be classified into four broad categories: (i) pre-press equipment, (ii) offset presses, (iii) other related equipment and (iv) supplies, after-market repair services and replacement parts. The printing equipment and supplies business serves exclusively the market for small print equipment (defined as equipment suitable for printing up to 11" x 17" finished stock). The Company also provides significant after-market service that maintains much of the large installed base of the Company's printing equipment operated by its customers. The Company's printing equipment and supplies business manufactures its own products, which are principally sold under the A.B. Dick(R) and Itek Graphix(R) labels, and distributes certain products manufactured by third parties. The Company's printing equipment and supplies products are marketed to commercial, franchise and independent print shops, in-plant print shops and governmental and educational institutions in the U.S. through a network of 25 branches and approximately 100 independent distributors. In addition, the printing equipment and supplies business sells a full line of products through its subsidiaries in Canada, the United Kingdom, the Netherlands and Belgium, and through a network of independent dealers in other countries. Customers for printing supplies include franchisees of national quick print chains, such as Alphagraphics(R), Sir Speedy(R) and Kwik Kopy(R), independent quick print and small commercial shops, and check printers.

     The Company believes that it offers its customers reliable, flexible printing systems well-suited to their needs. The majority of the customers of the printing equipment and supplies business are relatively small quick print shops, specializing in items such as business cards, sales materials and headed stationery. Because these customers have a limited amount of equipment, the Company believes they value the high degree of reliability and flexibility that the Company's products can provide. In addition, the Company believes its products are highly competitive from a cost standpoint on projects of the scope that its customers undertake. The Company believes its products offer greater flexibility and superior print quality as compared to alternative printing technologies, particularly for the high speed, long print runs typically required by its customers.

COMPETITIVE STRENGTHS

     The Company believes its two businesses maintain strong competitive positions in their respective markets as a result of a number of factors, including:

- Substantial Installed Equipment Base. The Company estimates that it currently sells products to approximately 75% of all U.S. auto dealers. A large proportion of these products consists of key cutting equipment, which creates a natural market for the sale of the Company's key blanks and a base from which to increase sales of other consumable products distributed by the Company. Similarly, the Company estimates, based on industry sources, that in 1997 it had an approximately 40% market share in the offset press equipment market that it serves. The Company attributes its leading market position not only to the reputation of its products for quality and flexibility, but also to the substantial base of installed equipment built up over A.B. Dick's 114-year history, which the Company believes provides a significant competitive advantage in marketing its supplies and after-market service.

- Breadth of Product Line and Extensive Distribution Network. The distribution business carries approximately 29,000 SKUs, which it sources from approximately 750 different suppliers, which the Company believes is greater than many of its smaller, regional competitors. The printing equipment and supplies business carries a complete range of pre-press and offset press equipment and supplies and replacement parts, as well as equipment service, thereby offering its customers one-stop shopping. Both businesses distribute their products through dedicated sales organizations and distribution networks having long-standing relationships with their customers. The Company believes its breadth of supplier relationships, the depth of its product offerings and its sales relationships with its customers provide it with a significant advantage relative to potential competitors.

- Commitment to Customer Service. The Company believes that a key to its continued success in its market is its total commitment to customer service. This commitment is evidenced in the printing equipment and supplies business by, among other things, (i) generally providing next-day delivery for its printing supplies, (ii) offering service contracts for its installed base of printing equipment and (iii) offering its customers flexible, non-recourse financing options for the purchase of its printing equipment. In its distribution business, the Company's commitment to customer service is evidenced by, among other things, (i) providing a range of on-site inventory management services through its extensive sales force in the field, (ii) maintaining a fill rate in the range of 96% to 98% and generally shipping its products within a day after an order is received and (iii) providing customers computerized access for technical information, catalog and order capabilities.

- Broad Customer Base. The Company's automotive and industrial distribution products are sold to more than 55,000 customers and its printing products to more than 10,000 customers, with no one customer accounting for more than 2% of the Company's 1997 pro forma net revenue. The Company believes that this diversity in its client base minimizes its reliance on any one customer.

- Experienced, Proven Management Team. The Company's senior management have an average of approximately 19 years of relevant industry experience. In addition to their relevant industry experience, these managers have extensive experience in acquiring and integrating businesses, as well as growing revenues and reducing costs in businesses they have acquired and managed.

BUSINESS STRATEGY

     The Company seeks to grow sales and profitability through the successful implementation of its business strategy, the key elements of which include:

- Increase Penetration of Existing Customers. The Company's primary strategy to grow net revenue and profitability in the distribution business is to obtain incremental revenues from existing customers. For example, the Company seeks to leverage its relationships with the approximately 75% of all U.S. auto dealers it currently serves to increase the percentage of these auto dealers' total supply needs provided by the Company. The Company believes that new marketing efforts, including its recently commenced "Dealer One Source" program, which offers incentive-based pricing in exchange for volume commitments, offer potential for significant growth for the Company's distribution business.

- Expand Customer Base. The Company believes there are substantial opportunities for both the distribution business and the printing equipment and supplies business to expand their existing customer bases. The total United States market for MRO supplies of the categories of industrial products sold by the Company is estimated to be in excess of $30 billion annually. The Company intends to focus on this market, in which it currently has only a small presence, through acquisitions, strategic alliances with other distributors and direct selling efforts. In addition, the printing equipment and supplies business plans to leverage its nationwide network of service technicians to offer customers an integrated equipment service capability for equipment not manufactured or currently serviced by the Company.

- Make Focused Acquisitions. The Company seeks to grow by making acquisitions that (i) enhance its distribution capabilities, (ii) grow its customer base and (iii) broaden its product range. The distribution business operates in a large, fragmented industry characterized by multiple channels of distribution. The Company believes that approximately 85% of the 25,000 industrial distributors in the U.S. have sales of less than $5 million and that acquisitions of small suppliers of industrial products provide an attractive opportunity for expanding the Company's customer base in existing markets with minimal customer overlap. Likewise, the Company believes that opportunities exist to broaden the printing equipment and supplies business' product range, especially in the area of digital pre-press technology, to further grow its distribution network and to increase its share of the commercial printing market. There can be no assurance that the Company will be able to identify desirable acquisition candidates or will be successful in consummating any acquisition on terms favorable to the Company, if at all. See "Risk Factors--Risks Attendant to Acquisition Strategy."

  The Company's senior management has a track record of improving the results of acquired companies. For example, Curtis' management team, which joined Curtis in 1992, has grown the net revenue of Curtis at a compound annual rate of 4.5% from $65.1 million in 1992 to $81.1 million in 1997. During the same period, EBITDA has increased at a compound annual rate of 20.0%, from $3.3 million in 1992 to $8.2 million in 1997. Such improvements have been made through significant operating expense reductions resulting from factors such as improved labor efficiency and customer relations, investments in technology, improved vendor relationships and more effective asset utilization and management practices, as well as increased access to capital.

- Exploit Operating Leverage. The Company has designed the processing systems and facilities of its distribution business to handle a large number of low dollar-value transactions. Consequently, the Company believes that it would be able to handle substantially increased sales of its existing SKUs without a commensurate increase in operating costs. In addition, since the distribution business' sales are characterized by a relatively large number of orders (in excess of 450,000 in 1997) with an average order size of approximately $170, the Company believes that with an increase in the average order size, it could further enhance its operating margins. On the other hand, since the operating costs associated with the Company's distribution business are relatively fixed, a reduced level of sales orders would result in reduced operating profit margins and reduced aggregate operating profit.

INDUSTRY OVERVIEW

  AUTOMOTIVE AND INDUSTRIAL SUPPLIES DISTRIBUTION

     Automotive. With more than $675 billion in 1996 sales, automotive retailing is the third largest domestic industry group in the United States. The industry is highly fragmented and largely privately held with approximately 21,000 automobile dealerships representing more than 48,000 franchises.

     Manufacturers originally established franchised dealer networks for the distribution of their vehicles as single-dealership, single-owner operations. In the 1970's, dealers began to add foreign franchises and the phenomenon of the multi-franchise automobile dealer, or "megadealer," emerged, prompting both significant acquisition activity and the consolidation activities of the 1980s. The easing of restrictions against megadealers combined with continual competitive pressures upon smaller dealerships has led to further consolidation of the industry. Although significant consolidation has taken place since its inception, the industry today remains highly fragmented, with the largest 100 dealer groups generating less than 11% of total revenues and controlling approximately 5% of all franchised dealerships.

     Industrial. The Company operates in a large, fragmented industry characterized by multiple channels of distribution. The total United States market for MRO supplies of the categories of industrial products sold by the Company is estimated to be in excess of $30 billion annually. The Company believes that approximately 25,000 distributors, substantially all of which have annual sales of less than $5 million, supply approximately 75% of the market. The distribution channels in the industrial products market include retail outlets, small distributorships, national, regional and local distributors, direct mail suppliers, large warehouse stores and manufacturers' own sales forces.

  PRINTING EQUIPMENT AND SUPPLIES

     According to industry sources, the size of the total U.S. printing and publishing industry in 1995 was approximately $224 billion. The three markets in which the Company offers products, the quick print sector, the small commercial print sector and in-plant printers, accounted for approximately $10 billion, $49 billion and $16 billion of this total, respectively. Since 1987, the dollar volume of total shipments of U.S. printing equipment and graphic arts supplies have grown at compound annual rates of approximately 2.4% and 2.7%, respectively.

     The quick print market is comprised primarily of approximately 14,500 print shops, including independent shops and franchisees of chains such as Alphagraphic(R), Sir Speedy(R) and Kwik Kopy(R). These shops are typically privately owned and offer a range of printing services to primarily walk-in customers including the printing of business cards, headed stationery and advertising flyers as well as duplicating, binding and photocopying services. According to industry sources, the average annual revenue per quick print outlet for franchised quick service printers was approximately $469,000 in 1997. Because their relatively small size precludes a wide range of equipment, the Company believes that quick print operators seek to purchase equipment which is both reliable and flexible in terms of paper sizes. The Company further believes that, because the majority of such shops' work is on a walk-in basis, it is crucial that consumable supplies are readily available by next-day delivery.

     The small commercial print market comprises approximately 24,000 operations, defined as establishments with fewer than 20 employees. These shops typically target small businesses, offer a wider range of printing services and are able to process longer-order runs. An increasing focus of small commercial shops is sophisticated color printing using process color technology, which provides a truer, crisper image than traditional spot color technology. The in-plant market comprises approximately 11,000 in-house printing operations of corporations. This market has increasingly adopted the use of distributed digital technology, such as the Xerox Docutech(R) system, for smaller jobs and has tended to outsource larger jobs to full-service printers.

     The pre-press and offset printing markets have generally been subject to rapid technological change in recent years. The commercialization of digital pre-press technology by the Company and certain of its competitors has substantially reduced the demand for optical pre-press equipment of the type supplied by the Company. The Company believes that digital printing and other competitive printing technologies have certain limitations that render them less attractive to the Company's core quick print market. These factors include: (i) the relatively high price of digital relative to offset, both in terms of initial investment in equipment and price per copy over longer runs; (ii) the lack of flexibility in terms of paper size and the inability of digital printers to offer simultaneous printing of both sides of a piece of paper; and (iii) the inherently lower print quality offered by digital presses, especially where color work is involved. In a 1996 study prepared for the National Printing Equipment Suppliers Association, digital printing press penetration of quick print printers was projected to be less than one percent in the year 2000.

PRODUCTS AND MARKETS

     The Company, through its subsidiaries, engages in two primary business: (i) automotive and industrial distribution and (ii) printing equipment and supplies.

  AUTOMOTIVE AND INDUSTRIAL SUPPLIES DISTRIBUTION

     The Company conducts its distribution business through its wholly-owned subsidiary Curtis, through which it distributes approximately 29,000 SKUs primarily to the automotive and industrial markets. These products can be divided into eight product categories:

     Security Products, consisting of key blanks, key duplicating machines, computerized and manual key code cutters, key transponder cloning devices, padlocks, combination locks and key accessories.

     Fasteners, such as bolts, nuts, screws, washers and rivets for light-duty to heavy-duty applications.

     Automotive Parts, including non-model specific automotive parts such as wheel weights, fuses, lamps, bulbs, cables, clamps and small parts kits.

     Shop supplies, such as work gloves, brushes, wipes and tapes.

     Chemicals, comprised of solvents, lubricants, cleaners, adhesives and sealants designed for vehicle and industrial maintenance.

     Electrical connectors, together with wire products, adaptors and terminals.

     Tools, including disposable tools such as saw blades, abrasives, taps and dies, cutting tools, welding products and drill bits, as well as standard tools such as screwdrivers, pliers and wrenches.

     Fittings, including brass hydraulic fittings, hoses and crimping equipment.

     Approximately one-third of the Company's distribution business consists of the sale of security products. The Company distributes a wide variety of key duplicating machines, which copy keys, and computerized and manual key code cutters, which generate keys from code numbers. In addition, the Company sells key transponder cloning devices, which permit copies to be made of keys that have advanced anti-theft features. The Company believes it is the largest distributor of key code cutting equipment in the markets that it serves. The Company estimates that it sells products to approximately 75% of the automotive dealerships in the U.S., with a large proportion of such products consisting of key cutting equipment. The Company seeks to use this high penetration and strong market position to expand sales of its other products to these auto dealers.

     The Company distributes these products through a sales force of approximately 600 sales representatives. The majority of products supplied by the Company are relatively low-priced and consumable. Products are frequently purchased from suppliers in bulk and repackaged into smaller quantities depending upon the needs of the customer. The Company's sales force works closely with customers to develop an efficient inventory management system, in many cases making regular on-site visits to proactively monitor inventory levels, assist in bin restocking and labelling, and provide technical assistance. The Company thereby reduces its customers' total procurement costs, improves their operational up-time and enables its customers to focus on their core businesses.

     The Company's distribution products are sold to over 55,000 customers in the automotive and industrial markets. The automotive market consists of passenger car, truck and recreational vehicle dealers, business and government entities performing internal automotive maintenance, rental car companies and independent sales and service establishments. Franchised new car dealers represent the most significant customer segment, as approximately 16,000 of the 21,000 automobile dealers in the United States are customers of the Company. The industrial market is comprised of entities engaged in in-plant maintenance and repair, private fleet maintenance and off-road vehicle maintenance and equipment.

     The Company's distribution business uses state-of-the-industry technology to improve customer service and reduce its operating costs through more effective buying practices and order fulfillment operations. The distribution business operates a fully-integrated, real-time information system that includes warehouse operations, inventory management, distribution scheduling and all aspects of financial control and reporting. In addition, sales representatives utilize laptop computers to provide order entry and daily updated account management capability. The Company has developed a proprietary software package, CuFLink(R), which permits larger customers to access customized daily account management information. The Company also has established Internet access for technical information and intends to offer full catalog and order capabilities during the course of 1998.

  PRINTING EQUIPMENT AND SUPPLIES

     The Company conducts its printing equipment and supplies business through its wholly-owned subsidiary A.B. Dick. The Company sells printing equipment, supplies and service to the global quick print and small commercial printing markets. The Company manufactures pre-press and offset press equipment. The Company also offers after-market service and replacement parts and a complete line of supplies to the pre-press and offset press markets, including film, plates, inks and solutions. The Company also manufactures supplies, such as inks and solutions, for itself and for third parties to be sold under private labels. In addition to its own manufactured products, the Company acts as a distributor for imaging products manufactured by other companies, including digital duplicators, digital color copiers and certain high-end offset presses.

     Pre-press Equipment. Pre-press equipment is used to prepare materials for the printing process, generally by transferring images onto sensitive plates either on a computer network or from an optically scanned original. The plate is then placed in an offset or digital printing press and used to reproduce the image onto paper, cardboard or other print media. The Company's line of pre-press equipment includes digital platemakers, optical platemakers and cameras.

     Digital platemakers are used to transfer images to a polyester plate through a computer network. In 1995, the Company introduced its first digital platemaker, the Digital Platemaster 2000 ("DPM 2000"). The DPM 2000 combines all the steps in traditional optical platemaking into one machine and produces plates up to a size of 16.5" x 21.7". The DPM 2000 includes a network connection that allows files to be transferred from an IBM-compatible PC or Macintosh work station and converted to a digital format. The DPM 2000 also is offered with a scanner to convert hard copy originals to digital files, thereby providing customers the flexibility to handle digital files while retaining the ability to handle hard copy originals. Since its introduction, sales of the DPM 2000 have grown to become a significant percentage of the Company's total pre-press equipment sales. The DPM 2000 won the Graphic Arts Technical Foundation Intertech Award for technical excellence in 1996.

     Although not considered to be a core product segment, the Company continues to sell equipment, supplies and service to its substantial installed base of optical processors. The Company also produces camera processors, which have plate imaging capabilities that allow the operator to adjust the size and graphic content of the sensitized images.

     Offset Presses. Offset printing is an indirect printing method in which an image from an inked plate is printed onto a smooth rubber cylinder that in turn offsets, or prints, the inked impression onto a sheet of paper. The Company offers 15 types of offset printing presses, ranging from entry-level presses that are designed primarily to print text, to presses capable of producing high-quality, multi-color printing. Offset presses currently can produce higher quality reproductions than competing technologies, such as color laser printers and copiers, at a lower cost per copy for the longer run lengths typically required by its customers. Offset presses also offer greater flexibility than competing technologies with respect to the media upon which images can be transferred. In addition to traditional media such as letter and legal size paper, the Company's presses are used for small size printing applications such as business cards, brochures and advertising flyers. The Company believes it has a market share of approximately 40% of 1997 sales for presses capable of printing 11" x 17" or smaller output.

     Other Equipment. In order to complete its product line, the Company distributes products manufactured by other companies, including presses, digital duplicators and post-press equipment, in addition to its own manufactured products. The Company distributes digital duplicators manufactured by Ricoh Company Ltd. sold under the A.B. Dick(R) name. Digital duplicators are intended to fill the gap between copy machines and offset printing for customers with high copy volume requirements and limited budgets such as schools and government institutions. These digital duplicators are packaged like a copier with similar touch button controls and are capable of producing 120 pages per minute for a significantly lower cost per page than high-speed copiers. The Company distributes a Minolta-brand digital color copier/printer that is capable of high-quality process color laser printing. This Minolta unit addresses customers' needs for low-volume color printing and layout proofs. The Company also distributes presses manufactured by Ryobi Limited and sold under the A.B. Dick(R) name that are capable of satisfying a wide range of quality color printing requirements. In addition, the Company offers a line of post-press equipment such as automated folders and collators. The collators are manufactured by third parties and distributed by the Company. This equipment can be connected to the Company's offset presses to create a complete printing system.

     Supplies. The Company provides a diverse line of over 2,000 SKUs to operators of the equipment it supplies and to other camera and platemaker operators. The Company offers approximately 40 plates and plate imaging system supplies for direct image platemakers, including paper and film-based silver emulsion and electrostatic plate materials. These supplies are compatible with most printing equipment regardless of the manufacturer. The Company also offers a complete line of metal plates and associated processing chemistry. In addition, the Company offers supplies for offset printing, including a variety of black ink, special application inks, color inks, and various other ink supplies. The Company believes it is the largest manufacturer and supplier of magnetic inks to the check printing industry and that it is a significant supplier of plate material to Deluxe Corporation and a significant supplier of inks and plates to other major check printers in the United States and Canada.

     The Company manufactures a significant portion of its inks and solutions. It also sells ink to other companies to be resold under their private labels.

     The Company operates a 40-person telemarketing group for its printing supplies business, which identifies new customers, services existing customers and makes outbound sales calls. The Company also maintains a separate customer service group of 29 persons to respond to customer calls and take orders.

     Service and Parts. The Company provides after-market service and replacement parts for the Company's pre-press and offset press equipment and for pre-press and offset press equipment manufactured by other companies. The Company employs approximately 350 service technicians and managers who are located in cities in the U.S., Canada, the United Kingdom, the Netherlands and Belgium. Much of the Company's service business is provided pursuant to maintenance agreements.

     Markets and Distribution. The Company's printing products are marketed to commercial, franchise and independent print shops, in-plant print shops and government and educational institutions through a highly-developed domestic and international distribution network. In the United States, this network consists of 25 branches and approximately 100 independent distributors. Internationally, this network includes wholly-owned foreign subsidiaries in Canada, the United Kingdom, the Netherlands and Belgium and a network of independent distributors in other countries.

     In 1997, approximately 60% of the Company's U.S. printing equipment and supplies business sales were made through direct marketing efforts and sales by employees of the Company. The remaining 40% of sales were made through the Company's network of independent dealers and distributors. In 1997, the Company's non-U.S. sales were approximately 80% direct sales and 20% indirect sales through independent distributors. A significant portion of the Company's printing equipment sales are made through third-party financing arranged by, but non-recourse to, the Company.

     An important factor in the printing supplies market is on-time delivery of supplies to customers. The Company believes its ability to distribute these printing supplies rapidly from its various distribution centers and independent dealer locations allows it to remain competitive in this market. Most supplies are delivered to customers through commercial overnight delivery services within one day after a customer places an order.

     No single customer accounts for more than 2% of the Company's sales.

COMPETITION

     The Company faces strong competition throughout the world in all of its product lines. The various markets in which the Company competes are fragmented into a large number of competitors, which include large manufacturers and distributors as well as a large number of regional distributors and local suppliers. In addition, a number of the Company's competitors have financial and other resources that are substantially greater than those of the Company.

     The Company's distribution business competes with OEMs and other national distributors, as well as a large number of regional and local distributors. Because of the similarity of product types, competitive advantage among national distributors is determined primarily by sales representative performance and reliability, product presentation, product quality, order fill rate, breadth of product line, speed of delivery and, to a lesser extent, price. Regional and local distributors also compete with the Company on the basis of these factors, but price and delivery timing are more important factors at this level.

     The Company's printing equipment and supplies business competes, with respect to its manufactured products, against a number of other manufacturers of pre-press equipment and offset presses and with resellers of used presses, primarily on the basis of quality and price. Some of these competitors have significantly greater financial and other resources than the Company. The Company's pre-press and offset press equipment also competes, to a limited extent, with alternate technologies such as color laser printers, copiers and other duplicating equipment. In addition, in the markets for supplies, service and parts, the Company competes against a wide variety of national, regional and local distributors of graphic arts and printing supplies and related services, primarily on the basis of availability and service.

SUPPLIERS

     All materials used by the Company's printing equipment and supplies business to manufacture products are readily available in the marketplace, and the Company is not dependent upon any single supplier for any materials essential to the manufacture of any of these products. The Company has been able to obtain an adequate supply of raw materials and no shortage of raw materials is currently anticipated.

     The Company's distribution business distributes products from a large and diverse supply base. In 1997, based on the Company's pro forma sales, no single supplier accounted for more than 5% of the Company's supply of products.

FACILITIES

     The Company conducts its operations through the following primary facilities:

                             APPROXIMATE
                               SQUARE                                                 OWNED/
        LOCATION               FOOTAGE               PRINCIPAL FUNCTION               LEASED
UNITED STATES:
  Niles, Illinois              909,000      Headquarters; administration;            Leased(1)
                                            manufacturing; warehouse
  Rochester, New York          194,000      Manufacturing                            Leased(2)
  Shelbyville, Kentucky        100,000      Warehouse; packaging plant               Owned
  Atlanta, Georgia              60,000      Warehouse                                Leased(3)
  Sparks, Nevada                50,000      Warehouse                                Owned
  Mayfield Heights, Ohio        34,000      Administration                           Leased(4)
CANADA:
  Rexdale, Ontario              67,000      Administration; warehouse                Owned
  Mississauga, Ontario          38,000      Administration; warehouse                Leased(5)
UNITED KINGDOM:
  Brentford                     26,000      Administration; warehouse                Leased(6)
  Andover                       15,000      Administration; warehouse                Leased(7)
BELGIUM:
  Brussels                      11,000      Administration; warehouse                Leased(8)
THE NETHERLANDS:
  Maarssen                      25,000      Administration; warehouse                Leased(9)

---------------
(1) Expires in January 1999. The Company intends to move from its Niles, Illinois location prior to the end of the lease term to three facilities in Niles, Illinois containing an aggregate of approximately 300,000 square feet. The Company has entered into leases for two of these facilities, containing approximately 54,000 and 156,000 square feet, respectively, which leases expire in January 2008 and July 2003, respectively. The Company is in the process of identifying an appropriate third facility.
(2) Expires in April 2007.
(3) Expires in February 2000.
(4) Expires in November 2006.
(5) Expires in August 2001.
(6) Expires in September 2003.
(7) Expires in November 2012.
(8) Expires in December 2004.
(9) Expires April 2003.

     The Company believes that all of its property and equipment is in a condition appropriate for its operations and that it has sufficient capacity to meet its current operational needs.

EMPLOYEES

     As of December 31, 1997, the Company had approximately 2,100 employees, approximately 1,600 of whom were located in the United States. The Company believes its relations with its employees are good. The Company's employees are not subject to collective bargaining agreements.

ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS

     The Company is subject to a variety of environmental standards imposed by federal, state, local and foreign environmental laws and regulations. The Company also is subject to the federal Occupational Health and Safety Act and similar foreign and state laws. The Company periodically reviews its procedures and policies for compliance with environmental and health and safety laws and regulations and believes that it is in substantial compliance with all such material laws and regulations applicable to its operations. Historically, the costs of compliance with environmental, health and safety requirements have not been material to the Company's Subsidiaries.

LEGAL PROCEEDINGS

     On April 30, 1997, four former and current distributors of A.B. Dick filed a suit against A.B. Dick alleging, among other things, breach of distributorship contracts and unfair and deceptive trade practices. The plaintiffs allege that the former parent of A.B. Dick decided to exit the U.S. market for printing equipment and related supplies and services by the sale or closing of A.B. Dick and as part of such plan pursued strategies designed to eliminate or significantly weaken A.B. Dick distributors. The complaint seeks recovery of various types of monetary damages in an unspecified amount. The plaintiffs have requested that the case be given class action status with respect to all A.B. Dick distributors engaged under distributorship contracts during the four-year period ended on April 30, 1997. The Company intends to vigorously defend this case although there can be no assurance as to the eventual outcome.

     GEC Incorporated has agreed to fully indemnify the Company against all costs and liabilities in connection with any litigation that is pending or may be brought against A.B. Dick and arises out of events occurring prior to the closing of the A.B. Dick Acquisition, including the case mentioned in the previous paragraph, for all amounts in excess of $250,000 up to an aggregate liability of $15,000,000.

     In addition, both A.B. Dick and Curtis are parties to routine litigation incidental to their businesses, some of which is covered by insurance. The Company does not believe that any such pending litigation will have a material adverse effect upon its results of operations or financial condition.

                                SOLE STOCKHOLDER

     The Company is a wholly owned subsidiary of NES Group, Inc., all of the capital stock of which is beneficially owned by Robert J. Tomsich.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the directors and executive officers of the Company:

               NAME                 AGE                   POSITION WITH THE COMPANY
Gerald J. McConnell...............    56   President and Chief Executive Officer
A. Keith Drewett..................    51   Vice President
Frank J. Rzicznek.................    55   Chief Financial Officer and Secretary
John H. Fountain..................    34   Chairman of the Board
Donald F. Hastings................    69   Director
John J. Kahl, Jr..................    57   Director
John R. Tomsich...................    31   Director
Robert J. Tomsich.................    67   Director
James W. Wert.....................    51   Director

     Set forth below is a brief description of the business experience of each director and executive officer of the Company.

     MR. MCCONNELL has served as President and Chief Executive Officer of the Company since March 1998. Mr. McConnell has served as President and Chief Executive Officer of A.B. Dick since 1995. Prior to joining A.B. Dick, Mr. McConnell served as the President and Chief Executive Officer of American Paper Group, Inc., a specialty envelope manufacturing company, from March 1995 to December 1995, and as Chief Executive Officer of MAN Roland Inc., a printing press manufacturer, from 1990 to 1995.

     MR. DREWETT has served as Vice President of the Company since March 1998. Mr. Drewett has served as President and Chief Executive Officer of Curtis since July 1998. Mr. Drewett previously served as President--

Automotive and Industrial Division of Curtis from May 1992 and Senior Vice President of Curtis from May 1997 to July 1998.

     MR. RZICZNEK has served as Chief Financial Officer and Secretary of the Company since March 1998 and as Vice President--Finance and Assistant Secretary from November 1996 to March 1998. Mr. Rzicznek has served as Vice
President-Finance of NESCO, Inc. since November 1985.

     MR. FOUNTAIN has served as Chairman of the Board of Directors of the Company since March 1998 and a member of the Board's Executive Committee since May 1998. Mr. Fountain served as Secretary and Treasurer of the Company from its inception in September 1996 through March 1998, as Vice President from November 1996 to present, and as director since January 1997. Mr. Fountain has been a Vice President of NESCO, Inc. since 1993. Mr. Fountain is the son-in-law of Mr. Robert Tomsich.

     MR. HASTINGS has served as a Director of the Company since March 1998. Mr. Hastings served as Chairman of Lincoln Electric Company, a welding products manufacturer, from 1992 through 1997, and Chief Executive Officer of Lincoln Electric Company from 1992 through 1996. Mr. Hastings also serves as a director of Continental Global Group, Inc.

     MR. KAHL, JR. has served as a Director of the Company since March 1998. Mr. Kahl is Chairman and Chief Executive Officer of Manco, Inc., a manufacturer of pressure sensitive tapes for household and automotive repairs, mailing and shipping supplies, weatherstripping and related home energy products, and labels. Mr. Kahl also serves as a director of Applied Industrial Technologies Inc. and Royal Appliance Mfg. Co.

     MR. JOHN TOMSICH has served as a Director of the Company since January 1997 and served as a Vice President of the Company since its inception through March 1998. In addition, Mr. John Tomsich has served as Vice President of NESCO, Inc. since 1995 and in various other management positions with NESCO, Inc. since 1990. Mr. John Tomsich also serves as director of Continental Global Group, Inc. Mr. John Tomsich is the son of Mr. Robert Tomsich.

     MR. ROBERT TOMSICH has served as a Director of the Company since its inception and served as President of the Company from its inception to March 1998. In addition, Mr. Robert Tomsich has served as President and a Director of NESCO, Inc. (including predecessors of NESCO, Inc.) since 1956. Mr. Robert Tomsich also serves as director of Continental Global Group, Inc. Mr. Robert Tomsich is the father of Mr. John Tomsich and the father-in-law of Mr. Fountain.

     MR. WERT has served as a Director of the Company from January to April 1997 and since March 1998 and as Chair of the Board's Executive Committee since May 1998. Prior to his service with the Company, Mr. Wert held a variety of executive management positions with KeyCorp, a financial services company based in Cleveland, Ohio, and KeyCorp's predecessor, Society Corporation. Mr. Wert served as Senior Executive Vice President and Chief Investment Officer of KeyCorp from 1995 to 1996. Prior to that time, he served as Senior Executive Vice President and Chief Financial Officer of KeyCorp for two years and Vice Chairman, Director and Chief Financial Officer of Society Corporation for four years. Mr. Wert also serves as a director of Continental Global Group, Inc. and as Chairman of the Executive and Compensation Committees of the Board of Directors, of Park-Ohio Industries, Inc.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and the other most highly compensated officers of the Company having total annual salary and bonus in excess of $100,000.

                                                                 ANNUAL COMPENSATION
                                                     -------------------------------------------
         NAME AND                  PERIOD                                         OTHER ANNUAL
    PRINCIPAL POSITION             ENDED              SALARY        BONUS        COMPENSATION(1)
Gerald J. McConnell,         December 31, 1997       $259,135(2)   $125,000         $ 18,952
  President and              January 17, 1997         222,115(3)         --          140,011(4)
  Chief Executive Officer    March 31, 1996            84,615(5)         --            6,182
A. Keith Drewett,            December 31, 1997       $160,000      $ 42,560         $ 12,472
  Vice President             December 31, 1996        160,000        32,480           11,361
                             December 31, 1995        150,000        30,000           10,640
Maurice P. Andrien, Jr.(6)   December 31, 1997       $245,000      $ 93,100         $ 10,811
  President and Chief        December 31, 1996        245,000       105,350           10,482
  Executive Officer of
     Curtis                  December 31, 1995        235,000        75,000            6,300

---------------

(1) Amounts shown for the year and period ended December 31, 1997 reflect contributions made by A.B. Dick or Curtis on behalf of the named executives under the applicable 401(k) plan, life insurance premiums paid, car payments and miscellaneous payments made on behalf of the named executives, as follows:

                                                              MR. MCCONNELL   MR. DREWETT   MR. ANDRIEN
      401(k) Plan...........................................     $ 2,665        $ 2,954       $ 2,954
      Life Insurance Premiums...............................       1,927          2,893         7,857
      Car Payments and Miscellaneous........................      14,360          6,625            --
                                                                 -------        -------       -------
                                                                 $18,942        $12,472       $10,811
                                                                 =======        =======       =======

(2) Reflects 49-week period from January 17, 1997 to December 31, 1997 at annual salary of $275,000.
(3) Reflects 42-week period from April 1, 1996 to January 16, 1997 at annual salary of $275,000.
(4) Includes $125,000 payment made on behalf of A.B. Dick, GEC Incorporated and General Electric Company, p.1.c. for the settlement and release of certain compensation claims relating to the sale of A.B. Dick to the Company.
(5) Reflects 16-week period from December 1, 1995 to March 31, 1996 at annual salary of $275,000.
(6) Mr. Andrien resigned his positions with Curtis effective May 31, 1998.

DIRECTOR COMPENSATION

     Each director of the Company not employed by the Company or any entity affiliated with the Company is entitled to receive $25,000 per year for serving as a director of the Company. In addition, the Company will reimburse such directors for their travel and other expenses incurred in connection with attending meetings of the Board of Directors.

EMPLOYMENT, SEVERANCE AND BONUS AGREEMENTS

     On November 10, 1995, A.B. Dick entered into a letter agreement with Gerald
J. McConnell providing for Mr. McConnell's employment as President and Chief Executive Officer of A.B. Dick. The agreement is for a five-year term ending on December 3, 2000 and provides for an annual base salary of not less than $275,000. Mr. McConnell's current base salary is $302,500. The agreement also provides for an annual bonus of up to 25% of Mr. McConnell's salary if the Company achieves certain financial performance goals. If Mr. McConnell's employment is terminated for any reason other than for cause or as a result of permanent total disability, A.B. Dick is required to pay Mr. McConnell his base salary for twelve months from the date of termination and Mr. McConnell has no duty to mitigate by seeking other employment. Under the agreement, Mr. McConnell is not permitted to compete against A.B. Dick or any of its subsidiaries for a period of twelve months following the termination or expiration of the agreement.

     On February 28, 1996, Curtis entered into a Severance and Non-Competition Agreement with Maurice P. Andrien, Jr., which was amended April 21, 1998. Mr. Andrien resigned his positions with Curtis effective May 31, 1998 and, in accordance with the Agreement as amended, he will receive continued salary payments (at the rate of $245,000 per year) for the period of June 1, 1998, through May 31, 2000, and continued participation in all employee benefit plans until May 31, 2000 (having an estimated value of $29,800), or until he receives equivalent coverage and benefits from a subsequent employer, if earlier. Thus, the maximum aggregate benefits payable to Mr. Andrien under the amended Agreement are approximately $519,800. The Agreement precludes Mr. Andrien from competing with Curtis or soliciting or employing any employee, officer, or agent of Curtis for twelve months following termination of employment with Curtis.

     On July 2, 1998, Curtis entered into a letter agreement with A. Keith Drewett providing for Mr. Drewett's employment as President and Chief Executive Officer of Curtis. The agreement provides for an initial base salary at the rate of $200,000 per year. Mr. Drewett is eligible to participate in the bonus compensation plan available to executive officers of Curtis, under which bonuses are determined in the discretion of the Curtis Board of Directors. If Mr. Drewett's employment is terminated for any reason other than for cause, or if Mr. Drewett ceases to be employed by Curtis on account of death or permanent disability, or if Mr. Drewett voluntarily ceases his employment with Curtis for any reason on or after December 6, 1998, then Curtis will be required to pay Mr. Drewett severance payments calculated upon his base salary for twenty-four months, to pay bonuses earned prior to such termination or cessation of employment, and to continue his participation in all employee benefit plans for such twenty-four month period or until he receives substantially comparable coverage and benefits from a subsequent employer, if earlier. The agreement precludes Mr. Drewett from competing with Curtis, the Company or its subsidiaries, or from soliciting or employing any employee, officer or agent of Curtis, the Company or its subsidiaries, for twelve months following cessation of employment with Curtis. If Mr. Drewett were to separate from Curtis under the circumstances described above at his current annual salary of $200,000, the maximum aggregate benefits payable to him under the agreement (including assumed continuation of employee benefit plan participation for twenty-four months at an estimated value of $21,400) would be approximately $421,400, plus bonuses earned, if any, prior to his cessation of employment.

     In connection with the Curtis Acquisition, Mr. Andrien and Curtis also entered into a Bonus Award Agreement on December 6, 1997. The agreement requires Curtis to pay Mr. Andrien quarterly payments of $10,920 through September 3, 1999, followed by a payment of $634,920 on December 3, 1999. The Company guaranteed the payment of all amounts payable to Mr. Andrien under the Bonus Award Agreement. In March 1998, Curtis paid all amounts due or that would become due in the future under the Bonus Award Agreement.

     In connection with the Curtis Acquisition, Mr. Drewett and Curtis also entered into a Bonus Award Agreement on December 6, 1997. The agreement requires Curtis to pay Mr. Drewett quarterly payments of $5,915 through September 3, 1999, followed by a payment of $343,915 on December 3, 1999. The Company guaranteed the payment of all amounts payable to Mr. Drewett under the Bonus Award Agreement. In March 1998, Curtis paid all amounts due or that would become due in the future under the Bonus Award Agreement.

                              RELATED TRANSACTIONS

COMMON OWNERSHIP

     The Company is a Delaware corporation formed in September, 1996. All of the outstanding capital stock of the Company is beneficially owned by NES Group, Inc., which is beneficially owned by Robert J. Tomsich. Mr. Tomsich also beneficially owns all the outstanding capital stock of NESCO, Inc., which has entered into a management agreement with the Company as described below.

     As referenced under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in this Prospectus, the Company used a portion of the proceeds of the Series A Notes Offering to fund a dividend. As the Company's sole stockholder, NES Group, Inc. was the recipient of such dividend.

TAX PAYMENT AGREEMENT

     The Company and the Subsidiary Guarantors have entered into a tax payment agreement with NES Group, Inc. providing for monthly payments by each entity to NES Group, Inc. in an amount equal to the greater of (i) the total federal, state, local and, under certain circumstances, foreign income tax liability attributable to such entity's operations for the monthly period, determined on an annualized basis, and (ii) one-twelfth the total federal, state, local and, under certain circumstances, foreign income tax liability attributable to such entity's operations for the year. The tax rates applied to such income are to be based on the maximum individual federal, state, local and foreign income tax rates imposed by Section 1 of the Internal Revenue Code of 1986, as amended, and by the equivalent provisions of state, local and foreign income tax laws. These tax payments will not recognize any future carry-forward or carry-back tax benefits to the Company and the Subsidiary Guarantors. Future direct and indirect Subsidiaries of the Company also will become parties to the tax payment agreement.

MANAGEMENT AGREEMENT

     The Company and NESCO, Inc. have entered into a management agreement (the "Management Agreement"), the material terms of which are summarized below. Under the Management Agreement, NESCO, Inc. has agreed to provide general management oversight services on a regular basis for the benefit of the Company, in regard to business activities involving financial results, legal issues and long-term planning relative to current operations and acquisitions. Business development services will include assistance in identifying and acquiring potential acquisition candidates, including negotiations and contractual preparations in connection therewith. Financial planning will include assistance in developing banking relationships and monitoring cash investments through professional money management accounts. Under the terms of the Management Agreement, the Company has agreed to pay NESCO, Inc. a management fee for such services equal to 5% of the Company's earnings before interest and estimated taxes, depreciation, amortization and other expense (income) (which fee would have been $1.2 million on a pro forma basis for 1997). Prior to entering into the Management Agreement, the management fee was 1.0% of net revenue. The management fee will be payable in monthly installments. The Management Agreement will remain in effect until terminated by either party upon not less than 60 days' written notice prior to an anniversary date of the Management Agreement. The Company believes there are efficiency benefits from having these management services provided by NESCO, Inc. and believes that the terms of the management agreement are reasonable. Due to the specialized nature of these services and the efficiencies associated with provision of such services by NESCO, Inc., the Company has not undertaken to determine whether more favorable terms could be obtained from an unrelated third party.

     The Company will also separately employ, as required, independent auditors, outside legal counsel and other consulting services. Such services will be paid directly by the Company.

CURTIS OFFICE LEASE

     Lander Enterprises Co. L.P., an affiliate of the Company ("Lander"), and Curtis have entered into a lease agreement (the "Lease") for Curtis' headquarters in Mayfield Heights, Ohio. The initial term of the Lease expires on September 22, 2006, and Curtis has the option to renew for two additional five-year terms. Curtis is obligated to pay Lander monthly rent of $37,333 during the first three years of the Lease term, $44,800 during years four through seven and $53,200 during years eight through ten. Rent for any renewal term shall be equal to 95% of fair market rent at the time of renewal. Curtis has a right of first refusal on any additional space that becomes available for lease in the building during the Lease term and has an option to lease additional space in the building commencing in the sixth year of the Lease. At the end of the fifth year of the Lease, Curtis will receive a credit of $5.00 per square foot to complete any refurbishing Curtis deems necessary or desirable. Lander has furnished Curtis with a cash allowance of $0.5 million to fund build-out costs, repayable in 120 equal monthly installments of $6,552. The Company believes this transaction is on terms that are no less favorable than those that would have been obtained in a comparable transaction with an unrelated person. The remaining balance of the promissory note evidencing the cash allowance was discharged with the proceeds of the Series A Notes Offering.

A.B. DICK OFFICE LEASE

     Par Realty Ltd., L.P., an affiliate of the Company ("Par"), and A.B. Dick have entered into a lease agreement (the "A.B. Dick Lease") for A.B. Dick's new headquarters in Niles, Illinois. The initial term of the A.B. Dick Lease extends for ten years from the date A.B. Dick takes possession of the premises, which is anticipated to be on or before August 1, 1998. A.B. Dick has the option to extend the term for one additional five-year period at the expiration of the initial term. The monthly rent payable by A.B. Dick to Par under the A.B. Dick Lease is approximately $29,000, which will increase 3% per year commencing with the second lease year. The Company believes this transaction is on terms that are no less favorable than those that would have been obtained in a comparable transaction with an unrelated person.

                      DESCRIPTION OF NEW CREDIT AGREEMENT

     The Company and Key Corporate Capital Inc. ("Key") are parties to a credit facility and security agreement dated as of April 1, 1998, pursuant to which Key has provided the Company a revolving line of credit equal to $32.0 million (the "New Credit Agreement"). The availability under the New Credit Agreement is equal to the sum of (i) 85% of the eligible Curtis accounts receivable, plus 80% of the eligible A.B. Dick accounts receivable, plus (ii) 60% of the eligible Curtis inventory (capped at $6.4 million), plus 60% of the eligible A.B. Dick inventory (capped at $9.6 million), less (iii) reserves and outstanding letters of credit. The New Credit Agreement is guaranteed by Curtis and A.B. Dick pursuant to separate credit guaranty agreements with Key. The New Credit Agreement is secured by liens on accounts receivable and inventory of Curtis and A.B. Dick, pursuant to separate security agreements between Key and each of Curtis and A.B. Dick. The New Credit Agreement contains certain financial and other covenants which, among other things, establish minimum consolidated EBITDA and consolidated fixed charge ratios. The New Credit Agreement will be fully revolving until its final maturity in 2003. The New Credit Agreement bears interest at a rate determined according to a sliding scale under which the rate adjusts based upon the Company's performance. The New Credit Agreement bears interest at an initial rate equal to (i) Key's prime rate plus 75 basis points, or (ii) LIBOR plus 275 basis points, at the option of the Company.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

     The Series A Notes were, and the Series B Notes will be, issued pursuant to the Indenture. The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and Holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to Paragon Corporate Holdings Inc. and not to any of its Subsidiaries.

     The Series A Notes are, and the Series B Notes will be, senior unsecured obligations of the Company and will rank pari passu in right of payment with all current and future unsecured senior Indebtedness of the Company and senior to all subordinated Indebtedness of the Company. The Company is party to the New Credit Agreement, and all borrowings under the New Credit Agreement are secured by a lien on all accounts receivable and inventory of Curtis and A.B. Dick. The Indenture permits additional borrowings under the New Credit Agreement.

     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Notes. The Company's obligations under the Series A Notes are, and the Series B Notes will be, fully and unconditionally, jointly and severally, guaranteed (the "Subsidiary Guarantees") by each direct and indirect Subsidiary of the Company (other than Foreign Subsidiaries) (each such Person, a "Subsidiary Guarantor" and, collectively, the "Subsidiary Guarantors"), as described below under the caption "-- Subsidiary Guarantees." The Subsidiary Guarantees are senior unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment with all current and future unsecured senior Indebtedness of the Subsidiary Guarantors and senior to all subordinated Indebtedness of the Subsidiary Guarantors. However, the Series A Notes are, and the Series B Notes will be, effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of each Foreign Subsidiary of the Company. Other than as provided by the terms of the covenant described under the caption "-- Certain Covenants -- Additional Subsidiary Guarantees," Curtis Industries of Canada, Ltd., Curtis U.K., Ltd., A.B. Dick, S.A., A.B. Dick Company of Canada, Ltd. and A.B. Dick-Itek Limited and any other Foreign Subsidiary formed or acquired after the date of the Indenture will not guarantee the Company's obligations under the Senior Notes. Any right of the Company to receive assets of any such Foreign Subsidiary upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Senior Notes to participate in those assets) will be effectively subordinated to the claims of that Foreign Subsidiary's creditors. On a pro forma basis, as of March 31, 1998, after giving effect to the Series A Notes Offering and the application of the net proceeds therefrom, the aggregate principal amount of secured indebtedness of the Company, secured indebtedness of the Subsidiary Guarantors and indebtedness and other liabilities (including trade payables) of the Company's Foreign Subsidiaries which would have effectively ranked senior to the Senior Notes would have been approximately $5.8 million. The Indenture permits the Company and its Subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. See "Risk Factors -- Holding Company Structure; Ranking of Series B Notes."

PRINCIPAL, MATURITY AND INTEREST

     The Senior Notes will be limited in aggregate principal amount to $150.0 million and will mature on April 1, 2008. An aggregate of $115.0 million in principal amount of Senior Notes were issued pursuant to the Series A Notes Offering, and an aggregate of $35.0 million in principal amount of Senior Notes may be issued in the future (subject to the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"). Interest on the Senior Notes will accrue at the rate of 9 5/8% per annum and will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 1998, to Holders of record on the immediately preceding March 15 and September 15. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the Senior Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to Senior Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Series B Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

     The Company's obligations under the Series A Notes are, and Series B Notes will be, fully and unconditionally guaranteed, jointly and severally, on a senior basis by each direct and indirect Subsidiary of the Company (other than Foreign Subsidiaries). However, the obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are structured so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Transfer Considerations."

     The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless, other than with respect to a merger between a Subsidiary Guarantor and another Subsidiary Guarantor or a merger between a Subsidiary Guarantor and the Company, (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Senior Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at Option of Holders -- Asset Sales."

OPTIONAL REDEMPTION

     The Senior Notes will not be redeemable at the Company's option prior to April 1, 2003. Thereafter, the Senior Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   104.8125%
2004........................................................   103.2083%
2005........................................................   101.6042%
2006 and thereafter.........................................   100.0000%

     Notwithstanding the foregoing, prior to April 1, 2001, the Company may on any one or more occasions redeem up to an aggregate of 33 1/3% of the original aggregate principal amount of Senior Notes at a redemption price of 109.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of an offering of common stock of the Company; provided that at least 66 2/3% of the aggregate principal amount of Senior Notes originally issued remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of such offering.

SELECTION AND NOTICE

     If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a Series B Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such Series B Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any to "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principal or his Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as defined above), directly or indirectly, of more of the Voting Stock of the Company (measured by voting power rather than number of shares) than is at the time "beneficially owned" (as defined above) by the Principal and his Related Parties in the aggregate or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of the Principal or a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Principal" means Robert J. Tomsich.

     "Related Party" with respect to the Principal means (A) any 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of the Principal; or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (A); or (C) the estate of the Principal until such estate is distributed pursuant to his will or applicable state law.

     The New Credit Agreement currently prohibits the Company from repurchasing any Senior Notes, and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future Credit Facilities or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Senior Notes, the Company could seek the consent of the lenders under the New Credit Agreement or such future agreements relating to Indebtedness to the purchase of Senior Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company did not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing the Senior Notes. In such case, the Company's failure to purchase tendered Senior Notes would constitute an Event of Default under the Indenture. In addition, the Company's ability to pay cash to the Holders of Senior Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors--Purchase of Series B Notes Upon a Change of Control."

  ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet), of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or such Subsidiary's Subsidiary Guarantee thereof) that are assumed by the transferee of any such assets pursuant (except with respect to assumptions of trade payables) to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this clause (ii).

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to repay Indebtedness under the New Credit Agreement or (b) to an investment in a Permitted Business through the making of a capital expenditure or the acquisition of other assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The New Credit Agreement currently prohibits the Company from repurchasing any Senior Notes. Any future Credit Facilities or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale Offer is required to be made at a time when the Company is prohibited from purchasing Senior Notes, the Company could seek the consent of the lenders under the New Credit Agreement or such future agreements relating to Indebtedness to the purchase of Senior Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company did not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing the Senior Notes. In such case, the Company's failure to purchase tendered Senior Notes would constitute an Event of Default under the Indenture.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or to the direct or indirect holders of the Company's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Notes or the Subsidiary Guarantees, except a payment of interest or principal at Stated Maturity; (iv) pay fees pursuant to, or make any other distribution in respect of, the Management Agreement; or (v) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (v) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed

     Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries on or after the date of the Indenture (excluding Restricted Payments permitted by clause (ii), (iii), (v) or (vi) of the next succeeding paragraph and excluding any Restricted Payment made on the date of the Indenture directly by the Company with the proceeds of the Series A Notes Offering, is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a capital contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issuance or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
(c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (v) payments by the Company or any Subsidiary of the Company, directly or indirectly, to NES Group, Inc. to satisfy tax obligations, in accordance with the Tax Payment Agreement as in effect on the date of the Indenture; provided that such amounts do not exceed the amounts that, without recognizing any tax loss carryforwards or carrybacks or other tax attributes, such as alternative minimum tax carryforwards, would otherwise be due and owing if the Company and its Subsidiaries were an independent, individual taxpayer; and (vi) so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the payment of fees pursuant to the Management Agreement, as in effect on the date of the Indenture; provided that the amount of fees paid pursuant to the Management Agreement in any calendar year shall not exceed an amount equal to five percent of the Company's earnings before interest, taxes, depreciation, amortization and miscellaneous expense (income).

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or a Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The Indenture will also provide that the Company and any Subsidiary Guarantor will not incur any Indebtedness (other than Existing Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor, respectively, unless such Indebtedness is also contractually subordinated in right of payment to the Senior Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, respectively, on substantially identical terms; provided, however, that no Indebtedness of the Company or any Subsidiary Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor, respectively, solely by virtue of being unsecured.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) outstanding under all Credit Facilities after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i), does not exceed an amount equal to the greater of (x) $32.0 million and (y) the Borrowing Base;

          (ii) the incurrence by any Foreign Subsidiary of Indebtedness under Foreign Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Foreign Subsidiaries thereunder) outstanding under all Foreign Credit Facilities after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (ii), does not exceed an amount equal to the greater of (x) $8.0 million and (y) the Foreign Borrowing Base;

          (iii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

          (iv) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Senior Notes and the Subsidiary Guarantees, respectively;

          (v) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, sale and leaseback transactions, mortgage financings, purchase money obligations, capital expenditures or similar financing transactions, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in each case with respect to the respective properties, assets and rights of the Company or such Subsidiary as of the date of the Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all

     Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (v), not to exceed $10.0 million;

          (vi) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace any Indebtedness (other than intercompany Indebtedness and Indebtedness incurred under Credit Facilities) that was permitted by the Indenture to be incurred;

          (vii) the incurrence by the Company or any of the Subsidiary Guarantors of intercompany Indebtedness between or among the Company and any Subsidiaries that are Subsidiary Guarantors; provided, however, that
     (i) if the Company or a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Notes and the Subsidiary Guarantees, respectively, and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary Guarantor and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (vii);

          (viii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations;

          (ix) the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; and

          (x) the incurrence by the Company or any of its Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (x), not to exceed $10.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (ix) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each case, that the amount thereof is included in Fixed Charges of the Company as accrued.

  SALE AND LEASEBACK TRANSACTIONS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any Subsidiary Guarantor may enter into a sale and leaseback transaction if (i) the Company or such Subsidiary Guarantor could have
(a) (1) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," or (2) incurred Indebtedness pursuant to clause (v) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company or the applicable Subsidiary Guarantor applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

  LIENS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except for Permitted Liens, unless the Senior Notes and the Subsidiary Guarantees are secured on an equal and ratable basis (or senior basis where such Liens secure subordinated debt) with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) (a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Indenture, the Senior Notes and the Subsidiary Guarantees,
(c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (e) by reason of customary non-assignment provisions in leases or contracts entered into in the ordinary course of business and consistent with past practices, (f) mortgages or other purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (h) any agreement for the sale of a Subsidiary that restricts distributions by that Subsidiary pending its sale, (i) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "-- Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and (v) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to the Company's or the surviving Person's obligations under the Indenture and the Senior Notes.

  TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (A) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (B) transactions between or among the Company and/or its Subsidiaries, (C) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments" and (D) the payment by the Company or its Subsidiaries of reasonable and customary fees to members of their respective Boards of Directors, in each case, shall not be deemed Affiliate Transactions.

  ADDITIONAL SUBSIDIARY GUARANTEES

     The Indenture provides that if the Company or any of its Subsidiaries shall after the date of the Indenture, (i) transfer or cause to be transferred in one or a series of transactions (whether or not related), any assets, businesses, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million to any Subsidiary (other than a Foreign Subsidiary) that is not a Subsidiary Guarantor; (ii) acquire or create another Subsidiary (other than a Foreign Subsidiary); or (iii) any Subsidiary of the Company, that is not a Subsidiary Guarantor, guarantees any Indebtedness of the Company other than the Senior Notes, or pledges any of its assets to secure any Indebtedness of the Company other than the Senior Notes, then the Company will cause such Subsidiary to (A) execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally Guarantee all of the Company's obligations under the Senior Notes on the terms set forth in such supplemental indenture and
(B) deliver to the Trustee an opinion of counsel reasonably satisfactory to the Trustee that such supplemental indenture has been duly executed and delivered by such Subsidiary.

  BUSINESS ACTIVITIES

     The Company will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

  PAYMENTS FOR CONSENT

     The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid or is paid to all Holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  REPORTS

     The Indenture provides that, from and after the earlier of the effective date of the Exchange Offer Registration Statement and the effective date of the Shelf Registration Statement, whether or not required by the rules and regulations of the Commission, so long as any Senior Notes are outstanding, the Company will furnish to the Holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Senior Notes remain outstanding, it will furnish to the Holders, to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Senior Notes; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes;
(iii) failure by the Company or any Subsidiary to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control;" "-- Repurchase at the Option of Holders -- Asset Sales;"
"-- Certain Covenants -- Restricted Payments;" "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;" or
"-- Certain Covenants -- Merger, Consolidation, or Sale of Assets;" (iv) failure by the Company or any Subsidiary for 60 days after notice to comply with any of its other agreements in the Indenture or the Senior Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (A) (i) is caused by a failure to pay any principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and (B) in each case, the principal amount of any such Indebtedness as to which a Payment Default shall have occurred, together with the principal amount of any other such Indebtedness under which
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

there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed within 60 days after their entry; (vii) certain events of bankruptcy or insolvency with respect to the Company, any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary; and (viii) the termination of the Subsidiary Guarantee of any Subsidiary Guarantor for any reason not permitted by the Indenture or the denial of any Person acting on behalf of any Subsidiary Guarantor of its obligations under any such Subsidiary Guarantee.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior to April 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior to April 1, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

     The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Senior Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option, and the Subsidiary Guarantors may, at the option of their respective Boards of Directors and at any time, elect to have all of their respective obligations discharged with respect to the outstanding Senior Notes and Subsidiary Guarantees ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Senior Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the obligations of the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption.
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

Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

     The registered Holder of a Senior Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the Senior Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Indenture, the Senior Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Senior Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Senior Note, (iv) waive a Default or Event of Default in the payment of principal of or premium or Liquidated Damages, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Note payable in money other than that stated in the Senior Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of or premium or Liquidated Damages, if any, or interest on the Senior Notes, (vii) waive a redemption payment with respect to any Senior Note (other than a payment required by one of the covenants described above under the caption
"-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture, the Senior Notes or the Subsidiary Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's obligations to Holders of Senior Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Subsidiary Guarantor to guarantee the Senior Notes.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company or any Subsidiary Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior
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

Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY; DELIVERY AND FORM

     The Series A Notes initially have been, and the Series B Notes initially will be, represented by one or more Senior Notes in registered, global form without interest coupons (collectively, the "Global Note"). The Global Note will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

     Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for Senior Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Note will not be entitled to receive physical delivery of Certificated Notes (as defined below).

     Rule 144A Notes (including beneficial interests in the Rule 144A Global
Note) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." In addition, transfers of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

     Initially, the Trustee will act as Paying Agent and Registrar. The Senior Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  DEPOSITORY PROCEDURES

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Note, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note).

     Investors in the Rule 144A Global Note may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

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

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTE WILL NOT HAVE SENIOR NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SENIOR NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and premium, if any, Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee have treated, and will continue to treat, the persons in whose names the Senior Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Senior Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Senior Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the Global Note trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "-- Same Day Settlement and Payment." Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Senior Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the Senior Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Senior Notes, DTC reserves the right to exchange the Global Note for legended Senior Notes in certificated form, and to distribute such Senior Notes to its Participants.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Note among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     The Global Note is exchangeable for definitive Senior Notes in registered certificated form ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Senior Notes. In addition, beneficial interests in the Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for the Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

  EXCHANGE OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

     Senior Notes issued in certificated form may not be exchanged for beneficial interests in the Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Senior Notes.

  SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Senior Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Senior Notes in certificated form, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Senior Notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     In connection with the Series A Notes Offering, the Company, the Subsidiary Guarantors and the Initial Purchasers entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantors agreed to file with the Commission the Exchange Offer Registration Statement, of which this Prospectus is a part, on the appropriate form under the Securities Act with respect to the Series B Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer Series B Notes pursuant to the Exchange Offer in exchange for Series A Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of a Senior Note notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Series B Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or
(C) that it is a broker-dealer and owns Series A Notes acquired directly from the Company or an affiliate of the Company, the Company and the Subsidiary Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Series A Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company and the Subsidiary Guarantors will use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     The Registration Rights Agreement provides that (i) the Company and the Subsidiary Guarantors will file the Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) the Company and the Subsidiary Guarantors will use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its reasonable best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Series B Notes in exchange for all Series A Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company and the Subsidiary Guarantors will use their reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days after such obligation arises. If (a) the Company and the Subsidiary Guarantors fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company and the Subsidiary Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Senior Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Senior Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Senior Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Series A Notes will be required to make certain representations to the Company and the Subsidiary Guarantors (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Series A Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control; provided, further, that in the case of a joint venture, partnership, association or other business arrangement with any Person entered into in the ordinary course of business, neither such Person nor the joint venture, partnership, association or business arrangement shall be deemed to be an Affiliate by reason of the preceding proviso.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary,
(iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" and (iv) dispositions of obsolete equipment, in each case, will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85% of the face amount of all accounts receivable owned by the Company and its Subsidiaries (other than Foreign Subsidiaries) as of such date that are not more than 60 days past due, and (b) 65% of the book value of all inventory owned by the Company and its Subsidiaries (other than Foreign Subsidiaries) as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the New Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better,
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) above. Notwithstanding the foregoing, up to 40% of the Cash Equivalents of the kinds described in clauses (ii),

(iii) and (v) above at any one time held by the Company or any Restricted Subsidiary of the Company may be invested in securities, certificates of deposit, eurodollar time deposits, bankers' acceptances and commercial paper having maturities of not more than one year after the date of acquisition.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, less (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof that is a Subsidiary Guarantor, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Credit Facilities" means, with respect to the Company or any of its Subsidiaries (other than Foreign Subsidiaries), one or more debt facilities (including, without limitation, the New Credit Agreement) or other debt securities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Senior Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Indebtedness.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means up to $1.2 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash on any series of preferred stock of such Person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made
by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "Foreign Borrowing Base" means, as of any date, the amount equal to the sum of (a) 85% of the face amount of all accounts receivable owned by Foreign Subsidiaries of the Company as of such date that are not more than 60 days past due, and (b) 65% of the book value of all inventory owned by Foreign Subsidiaries of the Company as of such date, all calculated on a consolidated basis and in accordance with generally accepted accounting principles. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Foreign Borrowing Base.

     "Foreign Credit Facilities" means, with respect to the Company or any of its Foreign Subsidiaries, one or more debt facilities or other debt securities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, terms loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Foreign Credit Facilities outstanding on the date on which Senior Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (ii) of the definition of Permitted Indebtedness.

     "Foreign Subsidiary" means any Subsidiary of the Company, more than 80% of the sales, earnings or assets (determined on a consolidated basis) of which are located or derived from operations outside the United States.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (iii) agreements entered into for the purpose of fixing or hedging the risks associated with fluctuations in foreign currency exchange rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be
(i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Management Agreement" means that certain Management Agreement between NESCO, Inc. and the Company as in effect on the date of the Indenture.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Credit Agreement" means that certain New Credit Agreement, as in effect on the date of the Indenture, by and among the Company, the Subsidiary Guarantors and the lenders party thereto, providing for up to $32.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (together with any amendment, modification, renewal, refunding, replacement or refinancing to or of any of the foregoing, including, without limitation, any agreement modifying the maturity or amortization schedule of or refinancing or refunding all or any portion of Indebtedness thereunder or increasing the amount that may be borrowed under such agreement or any successor agreement, whether or not among the same parties.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Businesses" means the manufacture, sale or distribution of equipment, parts, supplies or other goods or the provision of services relating to industrial, automotive, graphic arts, printing, and reasonably related businesses.

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor that is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
"-- Repurchase at the Option of Holders -- Asset Sales;" (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) any Investment by a Foreign Subsidiary of the Company in any other Foreign Subsidiary of the Company; and (g) any Investment in any Person principally engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $20.0 million.

     "Permitted Liens" means (i) Liens on assets securing Indebtedness under Credit Facilities and Foreign Credit Facilities that was permitted by the terms of the Indenture to be incurred; (ii) Liens securing Indebtedness incurred pursuant to (A) the Fixed Charge Coverage Ratio test set forth under the first paragraph of the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or (B) paragraph (ix) of the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" provided that, in either case, such Indebtedness ranks, by its terms, pari passu with the Senior Notes; (iii) Liens in favor of the Company; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (v) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (viii) Liens existing on the date of the Indenture; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; and (xi) Liens arising by reason of (1) any attachment, judgment, decree or order of any court, so long as such Lien is being contested in good faith and is either adequately bonded or execution thereon has been stayed pending appeal or review, and any appropriate legal proceedings which may have been duly initiated for the review of such attachment, judgment, decree or order shall not have been fully terminated or the period within which such proceedings may be initiated shall not have expired; (2) security for payment of workers' compensation or other insurance;
(3) security for the performance of tenders, bids, leases and contracts (other than contracts for the payment of money); (4) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; (5) any interest or title of a lessor under any lease; and (6) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount and which do not in any case materially interfere with the ordinary course of business of the Company or any of its Subsidiaries.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantor" means each of (i) A.B. Dick and Curtis and (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Tax Payment Agreement" means that certain Tax Payment Agreement among NES Group, Inc., the Company, A.B. Dick, Curtis, Itek Graphix Corp. and Curtis Sub, Inc. as in effect on the date of the Indenture.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The next following paragraph sets forth the opinion of Squire, Sanders & Dempsey L.L.P., counsel to the Company, regarding the material federal income tax consequences expected to result to holders whose Series A Notes are exchanged for Series B Notes in the Exchange Offer. Such opinion is based on the tax laws of the United States in effect on the date of this Prospectus, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. There can be no assurance that the Internal Revenue Service ("Service") will not take a contrary view, and no ruling from the Service has been or will be sought. The laws and interpretations thereof on which such opinion is based are subject to change and any such change could apply retroactively.

     The exchange of Series A Notes for Series B Notes pursuant to the Exchange Offer will not be a taxable event to either the Company or the holders of the Series A Notes for federal income tax purposes. A holder's holding period for Series B Notes will include the holding period for Series A Notes.

     HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING SERIES A NOTES FOR SERIES B NOTES.

                              PLAN OF DISTRIBUTION

     A broker-dealer that is the holder of Series A Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Series A Notes acquired directly from the Company or any affiliate of the Company) may exchange such Series A Notes for Series B Notes pursuant to the Exchange Offer; provided, that each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. The Company will not receive any proceeds from any sale of Series B Notes by broker-dealers or any other holder of Series B Notes.

     Series B Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Series B Notes. Any broker-dealer that resells Series B Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Series B Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 120 days after consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Senior Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain matters will be passed upon for the Company by Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio.

                                    EXPERTS

     The consolidated financial statements of the Company as of January 17, 1997 and December 31, 1997 and for the period from January 17, 1997 through December 31, 1997, and of A.B. Dick for the fiscal year ended March 31, 1996 and for the period from April 1, 1996 through January 16, 1997, and of Curtis as of December 28, 1996 and December 5, 1997 and for the fiscal years ended December 30, 1995 and December 28, 1996 and for the eleven-month period ended December 5, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
PARAGON CORPORATE HOLDINGS INC. AND A.B. DICK COMPANY
  (THE PREDECESSOR COMPANY)
Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets of Paragon Corporate Holdings
  Inc. as of January 17, 1997 and December 31, 1997 and as
  of March 31, 1998 (unaudited).............................  F-3
Consolidated Statements of Operations for A.B. Dick Company
  for the fiscal year ended March 31, 1996 and for the
  nine-month and sixteen-day period ended January 16, 1997
  and for Paragon Corporate Holdings Inc. for the
  eleven-month and fifteen-day period ended December 31,
  1997 and for the 10.2-week period ended March 31, 1997 and the three-month period ended March 31, 1998 (unaudited)...  F-4
Consolidated Statements of Stockholders' Equity for A.B.
  Dick Company for the fiscal year ended March 31, 1996 and
  for the nine-month and sixteen-day period ended January
  16, 1997 and for Paragon Corporate Holdings Inc. for the
  eleven-month and fifteen-day period ended December 31,
  1997 and the three-month period ended March 31, 1998
  (unaudited)...............................................  F-5
Consolidated Statements of Cash Flows for A.B. Dick Company
  for the fiscal year ended March 31, 1996 and for the
  nine-month and sixteen-day period ended January 16, 1997
  and for Paragon Corporate Holdings Inc. for the
  eleven-month and fifteen-day period ended December 31,
  1997 and for the 10.2-week period ended March 31, 1997 and the three-month period ended March 31, 1998 (unaudited)...  F-6
Notes to Consolidated Financial Statements..................  F-8

CURTIS INDUSTRIES, INC. AND SUBSIDIARIES
Report of Independent Auditors..............................  F-26
Consolidated Balance Sheets as of December 28, 1996 and
  December 5, 1997..........................................  F-27
Consolidated Statements of Operations for the fiscal years
  ended December 30, 1995 and December 28, 1996 and for the
  eleven-month period ended December 5, 1997................  F-28
Consolidated Statements of Stockholders' Deficit for the
  fiscal years ended December 30, 1995 and December 28, 1996 and for the eleven-month period ended December 5, 1997....  F-29
Consolidated Statements of Cash Flows for the fiscal years
  ended December 30, 1995 and December 28, 1996 and for the
  eleven-month period ended December 5, 1997................  F-30
Notes to Consolidated Financial Statements..................  F-31

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders
Paragon Corporate Holdings Inc.

We have audited the accompanying consolidated balance sheets of Paragon Corporate Holdings Inc. (see Note A) as of January 17, 1997 and December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for A.B. Dick Company (the Predecessor Company) for the fiscal year ended March 31, 1996 and for the nine-month and sixteen-day period ended January 16, 1997 and for Paragon Corporate Holdings Inc. for the eleven-month and fifteen-day period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paragon Corporate Holdings Inc. at January 17, 1997 and December 31, 1997, and the consolidated results of operations and cash flows for A.B. Dick Company (the Predecessor Company) for the fiscal year ended March 31, 1996 and for the nine-month and sixteen-day period ended January 16, 1997 and for Paragon Corporate Holdings Inc. for the eleven-month and fifteen-day period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

February 27, 1998, except for Note J, as to which the date is April 1, 1998
Cleveland, Ohio

                        PARAGON CORPORATE HOLDINGS INC.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                            JANUARY 17,   DECEMBER 31,     MARCH 31,
                                                            -----------   ------------   -------------
                                                               1997           1997           1998
                                                                                          (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...............................    $ 2,150       $  3,283       $  3,939
  Short-term investments..................................      6,130          4,176          3,838
  Accounts receivable, less allowance for doubtful
     accounts of $100 at January 17, $1,545 at December 31
     and $1,548 at March 31...............................      7,411         37,821         38,435
  Inventories.............................................     41,080         48,068         49,637
  Other...................................................        911          1,535          1,504
                                                              -------       --------       --------
       Total current assets...............................     57,682         94,883         97,353
Property, plant and equipment, less accumulated
  depreciation............................................                     9,998         11,315
Goodwill..................................................                    32,072         31,790
Other assets..............................................        359          1,122            850
                                                              -------       --------       --------
                                                              $58,041       $138,075       $141,308
                                                              =======       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................    $ 7,491       $ 14,143       $ 16,322
  Accrued expenses........................................     19,955         28,599         25,755
  Deferred service revenue................................      8,541          6,960          7,254
  Due to GEC..............................................      3,381            945          1,041
  Restructuring and severance reserves....................      4,400          3,121          2,601
  Current portion of long-term debt.......................        899          3,495          3,499
                                                              -------       --------       --------
       Total current liabilities..........................     44,667         57,263         56,472
Long-term debt, less current portion......................      7,117         67,121         70,904
Retirement obligations....................................                     3,451          3,467
Other long-term liabilities...............................      6,209          3,109          3,109
                                                              -------       --------       --------
                                                               57,993        130,944        133,952
Stockholders' equity:
  Common stock, no par value, Authorized 2,000 shares of
     Class A (voting) and 28,000 shares of Class B
     (non-voting); issued and outstanding 1,000 shares of
     Class A and 19,000 shares of Class B, at stated
     value................................................          1              1              1
  Paid-in capital.........................................         47             47             47
  Retained earnings.......................................                     7,604          7,674
  Cumulative translation adjustment.......................                      (521)          (366)
                                                              -------       --------       --------
       Total stockholders' equity.........................         48          7,131          7,356
                                                              -------       --------       --------
                                                              $58,041       $138,075       $141,308
                                                              =======       ========       ========

                See Notes to Consolidated Financial Statements.

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                 A.B. DICK COMPANY      ||             PARAGON CORPORATE HOLDINGS INC.
                            --------------------------- || --------------------------------------------------------
                                           PERIOD FROM  ||                       PERIOD FROM
                            FISCAL YEAR   APRIL 1, 1996 ||    PERIOD FROM      JANUARY 17, 1997     THREE MONTHS
                               ENDED         THROUGH    || JANUARY 17, 1997        THROUGH              ENDED
                             MARCH 31,     JANUARY 16,  ||      THROUGH         MARCH 31, 1997     MARCH 31, 1998
                               1996           1997      || DECEMBER 31, 1997     (UNAUDITED)         (UNAUDITED)
                                                        ||
NET REVENUE                                             ||
Equipment.................   $ 77,628       $ 54,178    ||     $ 64,620            $ 14,762           $ 13,893
Service...................     35,735         26,222    ||       27,808               6,240              6,391
Repair parts..............     16,944         12,671    ||       15,976               3,517              4,041
Supplies..................     85,056         64,343    ||       77,911              16,779             19,314
Automotive and                                          ||
  industrial..............                              ||        6,901                                 20,309
                             --------       --------    ||     --------            --------           --------
Total revenue.............    215,363        157,414    ||      193,216              41,298             63,948
COST OF REVENUE                                         ||
Equipment.................     58,278         44,560    ||       46,559              10,514             10,165
Service...................     28,526         21,734    ||       20,596               4,461              5,056
Repair parts..............      7,346          5,672    ||        6,695               1,476              1,603
Supplies..................     58,687         43,092    ||       52,967              11,191             12,488
Automotive and                                          ||
  industrial..............                              ||        2,834                  --              8,661
                             --------       --------    ||     --------            --------           --------
Total cost of revenue.....    152,837        115,058    ||      129,651              27,642             37,973
                             --------       --------    ||     --------            --------           --------
Gross profit..............     62,526         42,356    ||       63,565              13,656             25,975
COSTS AND EXPENSES                                      ||
Sales and marketing                                     ||
  expenses................     32,500         23,574    ||       26,386               4,928             10,958
General and administrative                              ||
  expenses................     24,272         15,248    ||       17,603               3,898             10,034
Pension credit............     (5,057)        (7,013)   ||           --                  --                 --
Research and                                            ||
  development.............      7,923          4,111    ||        3,755                 852                761
Depreciation and                                        ||
  amortization............      8,922          7,053    ||        1,481                 325              1,231
Management fee............                              ||        1,941                 413                636
Acquisition and relocation                              ||
  costs...................                              ||        1,400                  --                351
                             --------       --------    ||     --------            --------           --------
                               68,560         42,973    ||       52,566              10,416             23,971
                             --------       --------    ||     --------            --------           --------
Operating income (loss)...     (6,034)          (617)   ||       10,999               3,240              2,004
Interest income...........      1,620            998    ||          789                  15                 74
Interest expense..........       (162)          (205)   ||       (2,598)               (349)            (1,691)
Other income (expense)....       (887)          (631)   ||          139                 (62)              (102)
                             --------       --------    ||     --------            --------           --------
Income (loss) before                                    ||
  income taxes............     (5,463)          (455)   ||        9,329               2,844                285
Foreign income taxes......        941            651    ||          775                 160                215
                             --------       --------    ||     --------            --------           --------
Net income (loss).........   $ (6,404)      $ (1,106)   ||     $  8,554            $  2,684           $     70
                             ========       ========    ||     ========            ========           ========

                See Notes to Consolidated Financial Statements.
                                       F-4

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                           CUMULATIVE
                                          COMMON    PAID-IN    RETAINED    TRANSLATION
                                          STOCK     CAPITAL    EARNINGS    ADJUSTMENT     TOTAL
A.B. DICK COMPANY (THE PREDECESSOR COMPANY)
Balance at April 1, 1995................    $1       $ --      $ 88,802      $ 1,348     $ 90,151
Net loss................................                         (6,404)                   (6,404)
Cash distributions to GEC and
  affiliates............................                         (4,177)                   (4,177)
Other assets distributed to GEC.........                         (2,778)                   (2,778)
Translation adjustments.................                                         346          346
                                            --       ----      --------      -------     --------
Balance at March 31, 1996...............     1         --        75,443        1,694       77,138
Net loss................................                         (1,106)                   (1,106)
Cash distributions to GEC and
  affiliates............................                        (26,307)                  (26,307)
Accounts receivable and other assets
  distributed to GEC....................                        (28,245)                  (28,245)
Translation adjustments.................                                        (903)        (903)
                                            --       ----      --------      -------     --------
BALANCE AT JANUARY 16, 1997.............    $1       $ --      $ 19,785      $   791     $ 20,577
                                            ==       ====      ========      =======     ========
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
PARAGON CORPORATE HOLDINGS INC.
Opening balance at January 17, 1997.....    $1       $ 47      $     --      $    --     $     48
Net income..............................                          8,554                     8,554
Accrued dividend for stockholders'
  income taxes..........................                           (950)                     (950)
Translation adjustments.................                                        (521)        (521)
                                            --       ----      --------      -------     --------
Balance at December 31, 1997............    $1       $ 47      $  7,604      $  (521)    $  7,131
Net income (unaudited)..................                             70                        70
Translation adjustments (unaudited).....                                         155          155
                                            --       ----      --------      -------     --------
Balance at March 31, 1998 (unaudited)...    $1       $ 47      $  7,674      $  (366)    $  7,356
                                            ==       ====      ========      =======     ========

                See Notes to Consolidated Financial Statements.

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                               A.B. DICK COMPANY      ||              PARAGON CORPORATE HOLDINGS INC.
                          --------------------------- || ---------------------------------------------------------
                                         PERIOD FROM  ||                        PERIOD FROM
                          FISCAL YEAR   APRIL 1, 1996 ||    PERIOD FROM      JANUARY 17, 1997      THREE MONTHS
                             ENDED         THROUGH    || JANUARY 17, 1997         THROUGH              ENDED
                           MARCH 31,     JANUARY 16,  ||      THROUGH         MARCH 31, 1997      MARCH 31, 1998
                             1996           1997      || DECEMBER 31, 1997      (UNAUDITED)         (UNAUDITED)
                                                      ||
Operating activities:                                 ||
  Net income (loss).....   $ (6,404)      $  (1,106)  ||     $  8,554            $  2,684             $    70
  Adjustments to                                      ||
    reconcile net income                              ||
    (loss) to net cash                                ||
    provided by                                       ||
    operating                                         ||
    activities:                                       ||
    Depreciation and                                  ||
      amortization......      8,922           7,053   ||        1,481                 325               1,231
    Pension credit......     (5,057)         (7,013)  ||
    Retirement                                        ||
      expense...........      1,990           1,577   ||
    Changes in operating                              ||
      assets and                                      ||
      liabilities:                                    ||
      (Increase)                                      ||
         decrease in                                  ||
         accounts                                     ||
         receivable.....      2,764           4,857   ||         (205)             (2,221)               (624)
      (Increase)                                      ||
         decrease in                                  ||
         inventory......      8,442          (1,045)  ||        6,029               4,304              (1,794)
      (Increase)                                      ||
         decrease in                                  ||
         other assets...        549            (383)  ||         (877)                215                 301
      Increase                                        ||
         (decrease) in                                ||
         accounts                                     ||
         payable........     (3,376)          1,460   ||        1,193                (212)              2,180
      Increase                                        ||
         (decrease) in                                ||
         deferred                                     ||
         service                                      ||
         revenue........        813            (557)  ||       (1,581)                318                 294
      Increase                                        ||
         (decrease) in                                ||
         other                                        ||
         liabilities....       (120)          2,638   ||          491               3,418              (3,186)
                           --------       ---------   ||     --------            --------             -------
           Net cash                                   ||
             provided by                              ||
             operating                                ||
           activities...      8,523           7,481   ||       15,085               8,831              (1,528)

                See Notes to Consolidated Financial Statements.

                               A.B. DICK COMPANY      ||              PARAGON CORPORATE HOLDINGS INC.
                          --------------------------- || ---------------------------------------------------------
                                         PERIOD FROM  ||                        PERIOD FROM
                          FISCAL YEAR   APRIL 1, 1996 ||    PERIOD FROM      JANUARY 17, 1997      THREE MONTHS
                             ENDED         THROUGH    || JANUARY 17, 1997         THROUGH              ENDED
                           MARCH 31,     JANUARY 16,  ||      THROUGH         MARCH 31, 1997      MARCH 31, 1998
                             1996           1997      || DECEMBER 31, 1997      (UNAUDITED)         (UNAUDITED)
                                                      ||
Investing activities:                                 ||
  Accounts receivable                                 ||
    used in connection                                ||
    with the acquisition                              ||
    of A.B. Dick                                      ||
    Company.............                              ||      (19,489)            (19,489)
  Acquisition of Curtis                               ||
    Industries Inc.,                                  ||
    less cash                                         ||
    acquired............                              ||       (4,910)
  Purchases of property,                              ||
    plant and                                         ||
    equipment...........     (5,528)         (3,960)  ||       (1,860)             (1,329)             (1,672)
  Payments of                                         ||
    acquisition                                       ||
    liabilities.........                              ||       (4,379)                (36)               (520)
  Decrease in short-term                              ||
    investments.........                              ||        1,954                 (78)                338
                           --------       ---------   ||     --------            --------             -------
         Net cash used                                ||
           in investing                               ||
           activities...     (5,528)         (3,960)  ||      (28,684)            (20,932)             (1,854)
Financing activities:                                 ||
  Borrowings on                                       ||
    revolving credit                                  ||
    lines...............                              ||       18,603              12,887               5,228
  Cash distributions to                               ||
    GEC and                                           ||
    affiliates..........     (4,177)        (26,307)  ||       (2,436)               (507)                 96
  Decrease in long-term                               ||
    borrowings..........       (291)           (172)  ||         (914)                 --              (1,441)
                           --------       ---------   ||     --------            --------             -------
         Net cash                                     ||
           provided by                                ||
           (used in)                                  ||
           financing                                  ||
           activities...     (4,468)        (26,479)  ||       15,253              12,380               3,883
  Effect of exchange                                  ||
    rate changes on                                   ||
    cash................        346            (903)  ||         (521)               (297)                155
                           --------       ---------   ||     --------            --------             -------
Increase (decrease) in                                ||
  cash and cash                                       ||
  equivalents...........     (1,127)        (23,861)  ||        1,133                 (18)                656
Cash and cash                                         ||
  equivalents at                                      ||
  beginning of period...     27,039          25,912   ||        2,150               2,150               3,283
                           --------       ---------   ||     --------            --------             -------
Cash and cash                                         ||
  equivalents at end of                               ||
  period................   $ 25,912       $   2,051   ||     $  3,283            $  2,132             $ 3,939
                           ========       =========   ||     ========            ========             =======

                See Notes to Consolidated Financial Statements.

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

A. ORGANIZATION AND ACQUISITIONS

     Paragon Corporate Holdings Inc. ("the Company") commenced operations on January 17, 1997 through the acquisition on that date of the common stock of A.B. Dick Company and its three wholly owned subsidiaries (collectively "A.B. Dick" or "the Predecessor Company"), from General Electric Company Ltd. (GEC) in return for an unsecured promissory note in the amount of $6,000. The Company is a holding company with no assets or operations other than its investments in its subsidiaries. The stockholders of the Company are affiliates of NES Group, Inc. Subsequent to December 31, 1997, NES Group, Inc. became the sole stockholder of the Company. A.B. Dick is engaged in the manufacture, sale, distribution and service of offset presses, cameras and plate makers and related supplies for the graphic arts and printing industry.

     The consolidated balance sheet of the Company as of January 17, 1997 reflects the acquisition of A.B. Dick under the purchase method of accounting. The purchase price was subject to a working capital adjustment which resulted in the Company receiving $6,200 in cash from GEC offset by a $5,400 liability to GEC payable over approximately two years. Under the terms of the stock purchase agreement, A.B. Dick transferred to GEC $19,489 of domestic accounts receivable (which was collected by A.B. Dick during 1997 and remitted to GEC) and the Niles manufacturing and headquarters facilities, which had a carrying amount of $3,500. GEC agreed to let the Company use these facilities until the Company moves to new manufacturing, headquarters and distribution facilities during 1998. GEC also agreed to fund up to $1,500 in severance costs incurred in 1997 and to reimburse the Company in 1998 for moving costs up to $2,000. These amounts have been reflected in the allocation of the purchase price.

     Additional restructuring reserves of $6,000 were included in the purchase price allocation in accordance with the Company's business plans to substantially reorganize the A.B. Dick operations. These reserves represent accruals for severance of administrative and operating employees ($1,600) and occupancy costs ($4,400) to be incurred in 1997 and 1998 for idle manufacturing and headquarters facilities prior to the relocation of operations in 1998. (See Note F).

     Since the fair value of the net assets acquired exceeded the purchase price by approximately $16,000, the historical book values of the acquired property, plant and equipment ($12,900) have been recorded on the January 17, 1997 opening balance sheet at zero. The remaining excess ($3,100) of fair value of net assets acquired over purchase price has been classified as other long-term liabilities and is being amortized into income over ten years.

     On December 5, 1997, the Company acquired all the common stock of Curtis Industries, Inc. ("Curtis"), a national distributor of products in the automotive and industrial markets, for a purchase price of $22,290 composed primarily of $6,500 in cash and $15,700 in seller notes. The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations of Curtis are included in the consolidated financial statements since the date of acquisition. Non-recurring compensation awards of $1,400 were made to certain executives in connection with the Curtis acquisition. The table below summarizes

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the allocation of the purchase price based upon the fair value of the net assets acquired on December 5, 1997 and the carrying values of the Curtis net assets as of:

                                                       DECEMBER 5,    DECEMBER 31,
                                                       -----------    ------------
                                                          1997            1997
Cash.................................................   $  1,680        $  1,438
Accounts receivable..................................     10,716          10,179
Inventories..........................................     14,088          14,112
Property, plant and equipment........................      8,448           8,795
Goodwill.............................................     32,170          32,072
Other assets.........................................        512           4,844
Accounts payable.....................................     (5,459)         (4,959)
Accrued expenses.....................................     (7,228)         (6,938)
Long-term debt.......................................    (29,211)        (33,809)
Retirement obligations...............................     (3,426)         (3,451)
                                                        --------        --------
                                                        $ 22,290        $ 22,283
                                                        ========        ========

     The following unaudited pro forma results of operations assume the acquisition of Curtis occurred on January 1, 1997. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on January 1, 1997:

                                                   PERIOD FROM         PERIOD FROM
                                                JANUARY 17, 1997     JANUARY 17, 1997
                                                     THROUGH             THROUGH
                                                DECEMBER 31, 1997     MARCH 31, 1997
                                                -----------------    ----------------
Net revenues..................................      $267,419             $60,811
Costs and expenses............................       250,295              56,495
Acquisition costs.............................         1,400               1,400
Operating income..............................        15,724               2,916
Net income....................................         8,700               1,448

B. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The 1997 consolidated financial statements of the Company include the accounts of A.B. Dick and of Curtis since its acquisition on December 5, 1997. Consolidated statements of operations, stockholder's equity and cash flows for the fiscal year ended March 31, 1996 and for the nine-month and sixteen-day period ended January 16, 1997 have been presented for A.B. Dick, the Predecessor Company. All significant intercompany accounts and transactions have been eliminated.

  Cash Equivalents and Short-term Investments

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company's short-term investments are comprised primarily of certificates of deposit with maturities in excess of three months.

  Accounts Receivable

     As set forth in the stock purchase agreement (see Note A), immediately prior to closing, A.B. Dick transferred all accounts receivable from its operations in the United States to GEC; therefore, the trade

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

accounts receivable balance on the January 17, 1997 opening balance sheet relates solely to the operations of the wholly-owned, foreign subsidiaries of A.B. Dick.

     Provisions for credit losses were approximately $624, $7 and $1,124 for the fiscal year ended March 31, 1996, the period from April 1, 1996 through January 16, 1997 and the period from January 17, 1997 through December 31, 1997, respectively. Accounts written off were approximately $436, $393 and $124 for the fiscal year ended March 31, 1996, the period from April 1, 1996 through January 16, 1997 and the period from January 17, 1997 through December 31, 1997, respectively.

  Inventories

     Domestic inventories, which represent approximately 80% of total consolidated inventory, are determined on the last-in, first-out (LIFO) basis and foreign inventories are determined on the first-in, first-out (FIFO) basis. Where necessary, reserves are provided to value inventory at the lower of cost or market.

  Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, trade receivables and payables approximates fair value because of the short maturity of these instruments. Management believes the carrying amount of long-term debt approximates fair value at December 31, 1997.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost (see Note A). Depreciation is computed using the straight-line method based on the expected useful lives of the assets, which are as follows:

Building and improvements.....................  15 to 40 years
Machinery and equipment.......................  3 to 18 years
Rental equipment..............................  3 years

  Goodwill

     Goodwill is being amortized on a straight-line basis over 30 years. The ongoing value and remaining useful life of goodwill are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable.

  Deferred Charges

     The Company deferred $539 in costs incurred to establish the A.B. Dick credit facility as of January 17, 1997. These deferred charges are being amortized over the 3 year term of the related debt.

  Impairment of Long-lived Assets

     When conditions are present that indicate a potential impairment in the value of a long-lived asset, the Company evaluates such potential impairment by comparing the aggregate of the estimated undiscounted future net cash flows (including any salvage values) to be generated by an asset with the asset's carrying value. No impairment has been recorded in the consolidated financial statements.

  Income Taxes

     The Company and its domestic subsidiaries, A.B. Dick and Curtis, have elected Subchapter S Corporation status for United States income tax purposes. Accordingly, the Company's United States operations for 1997 are not subject to income taxes as separate entities. The Company's United States income

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

is included in the income tax returns of the stockholders. As of December 31, 1997, the Company accrued dividends totaling $950 for the payment of stockholders' income taxes.

     Prior to its acquisition by the Company, the operations of A.B. Dick were subject to United States income taxes and included in the income tax returns of its U.S. Parent. For financial reporting purposes, U.S. income tax expense was allocated to A.B. Dick by its U.S. Parent on a separate return basis giving effect to permanent differences which were not taxable or deductible for federal income tax purposes. All deferred income taxes were recorded by the U.S. Parent, as it was the U.S. Parent's policy not to allocate deferred income taxes to its subsidiaries. No U.S. income tax credits were allocated to A.B. Dick by its U.S. Parent for the fiscal year ended March 31, 1996 or for the nine-month and sixteen day period ended January 16, 1997.

     The foreign subsidiaries of A.B. Dick and Curtis are subject to foreign income taxes. Accordingly, deferred taxes have been provided for the expected future tax consequences of temporary differences in the foreign subsidiaries between the carrying amount and tax basis of assets and liabilities. Where the Company has determined that it is more likely than not that deferred assets will not be realized, a valuation allowance has been established.

  Revenue Recognition

     For the majority of its operations, the Company recognizes revenues upon shipment of its equipment and products. A.B. Dick receives advance payments for service contracts and recognizes income evenly over the contract term as service is provided. Deferred revenues are recorded on the balance sheet related to these advance payments.

  Product Warranty

     A.B. Dick's products (pre-press, press and post-press equipment, copiers, repair parts and supplies) are subject to varying warranty periods. A reserve for estimated future warranty obligations is included in accrued expenses based on historical rates of warranty claims.

  Advertising Costs

     The Company expenses advertising costs as incurred. Advertising costs for the fiscal year ended March 31, 1996, the period from April 1, 1996 through January 16, 1997 and the period from January 17,1997 through December 31, 1997 amounted to $3,736, $3,024 and $1,832, respectively.

  Management Fee

     Operations include management fees of one percent of sales charged by Nesco, Inc., an affiliate of the stockholders of the Company, to provide management, legal, financial, strategic planning, business development and other services to the Company.

  Foreign Currency Translation

     The assets and liabilities of the Company's foreign subsidiaries are translated at the current exchange rates, while revenue and expenses are translated at average rates prevailing during the year. The effects of exchange rate fluctuations have been reported as a separate component of stockholders' equity.

  Use of Estimates

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets or liabilities, at the date of the financial statements and the

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, adoption in 1998 will have no impact on the Company's net income or stockholders' equity. Statement 130 requires the Company's foreign currency translation adjustments, which currently are reported in stockholders' equity, to be included in other comprehensive income and the disclosure of total comprehensive income. Comprehensive income for the three months ended March 31, 1998 was $225, comprised of net income of $70 and translation adjustments of $155 (unaudited).

     In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued by the FASB. SFAS No. 131 establishes standards for the way that public business enterprises report financial and descriptive information about its reporting operating segments. The Company has not determined the impact on the Company's financial statement disclosure. SFAS No. 131 is effective for the Company's financial statements for the year ending December 31, 1998.

  Interim Financial Data

     The unaudited consolidated balance sheet as of March 31, 1998, and the related consolidated statements of operations and cash flows for the three months ended March 31, 1997 and 1998 and the consolidated statement of stockholders' equity for the three months ended March 31, 1998, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the financial position and results of operations have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that might be expected for the year ending December 31, 1998.

C. INVENTORIES

     Inventories are summarized as follows:

                                                              JANUARY 17,   DECEMBER 31,
                                                              -----------   ------------
                                                                 1997           1997
Raw materials and work in process...........................    $13,073       $ 9,295
Finished goods..............................................     28,007        39,363
LIFO reserve................................................         --          (590)
                                                                -------       -------
                                                                $41,080       $48,068
                                                                =======       =======

     Finished goods inventory at December 31, 1997 includes $14,112 related to Curtis.

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

D. PROPERTY, PLANT AND EQUIPMENT

     Property and equipment (see Note A) is summarized as follows:

                                                              JANUARY 17,   DECEMBER 31,
                                                              -----------   ------------
                                                                 1997           1997
Land........................................................    $    --       $   330
Buildings and improvements..................................         --         2,721
Machinery and equipment.....................................         --         6,687
Rental assets...............................................         --           570
                                                                -------       -------
                                                                               10,308
Less: Accumulated depreciation..............................         --           310
                                                                -------       -------
                                                                $    --       $ 9,998
                                                                =======       =======

E. FINANCING ARRANGEMENTS

     Long-term debt at January 17 and December 31, 1997 included the following:

                                                              JANUARY 17,   DECEMBER 31,
                                                              -----------   ------------
                                                                 1997           1997
Paragon:
  Note payable to GEC, interest at 8%, annual payments of
     $1,000.................................................    $6,000        $ 6,000
  Notes payable to former Curtis shareholders, interest at
     7%, matures in December 1999...........................                   15,700
Curtis:
  Term loan, interest at prime plus .75%-1.50% or LIBOR plus
     2.75%-3.50%; payable monthly through December 2004.....                   12,000
  Revolving credit agreement, interest at prime plus
     .75%-1.50% or LIBOR plus 2.50%-3.25%, matures in
     January 2001...........................................                   12,085
  Subordinated debentures maturing in February 2002;
     interest at 13 1/8%....................................                    9,189
  Note payable, interest at 10% due monthly through December
     2006...................................................                      460
  Capital lease obligations.................................                       75
A.B. Dick:
  Revolving credit agreements, availability up to $32,000,
     interest at prime plus .5% or adjusted LIBOR plus 2.5%,
     matures in January 2000................................                   14,000
  Capital lease obligations.................................     2,016          1,107
                                                                ------        -------
Total debt..................................................     8,016         70,616
Less: current portion.......................................       899          3,495
                                                                ------        -------
Total long-term debt........................................    $7,117        $67,121
                                                                ======        =======

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The aggregate maturities of the long-term debt for each of the five years subsequent to December 31, 1997 are as follows:

Year Ending December 31:
  1998.............................................  $ 3,495
  1999.............................................   19,203
  2000.............................................   16,793
  2001.............................................   14,864
  2002.............................................   11,927
  Thereafter.......................................    4,334
                                                     -------
                                                     $70,616
                                                     =======

     As of December 31, 1997, Curtis had a $15,000 revolving credit agreement subject to available collateral, as defined. At December 31, 1997, $2,915 was available under the line of credit. A fee of 3/8% per annum is required on the unused portion of the revolving credit commitment. Included in the revolving credit is a provision for the issuance of letters of credit up to a maximum of $2,000. At December 31, 1997, there were no letters of credit outstanding. The revolving credit agreement is secured by substantially all of the assets of Curtis and contains financial and other covenants, including, but not limited to, maintenance of minimum levels of interest coverage, and other financial ratios.

     A.B. Dick has established two line of credit agreements with Congress Financial Corporation (Congress) which total $32,000 in loans and letters of credit ($14,100 outstanding at December 31, 1997). The collateral for the revolving credit agreement includes eligible trade accounts receivable, inventories and equipment. A.B. Dick is also subject to certain compensating balance requirements ($3,800 of short-term investments were held by Congress at December 31, 1997) and loan covenants relating to financial reporting and lender approval of certain transactions.

     During the eleven-month and fifteen-day period ended December 31, 1997, the Company paid interest of $1,242.

F. OPERATING LEASES

     The Company leases certain facilities and equipment under operating leases which generally provide that the Company pay the insurance, maintenance and property taxes related to the leases. In the normal course of business, the Company expects that, as leases expire, they will be renewed or replaced by other leases. The leases generally provide for renewal options and various escalation clauses.

     As of December 31, 1997, minimum lease payments under non-cancelable operating leases are as follows:

Year Ending December 31:
  1998.............................................  $ 3,454
  1999.............................................    2,950
  2000.............................................    2,393
  2001.............................................    1,514
  2002.............................................    1,355
  Thereafter.......................................    3,308
                                                     -------
Total minimum lease payments.......................  $14,974
                                                     =======

     The above lease commitments have not been reduced by aggregate minimum sublease rentals of $636 due in the future under non-cancelable subleases.

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Company had $2,184, $2,296 and $2,226 of rental expense for the fiscal year ended March 31, 1996, the period from April 1, 1996 through January 16, 1997 and the period from January 17, 1997 through December 31, 1997, respectively.

     In connection with the relocation of its operations, A.B. Dick entered into lease agreements during the first quarter of 1998 for new manufacturing and headquarters facilities. The manufacturing facility lease (156,000 square feet) has a term of five years and requires monthly rental payments of approximately $50,000. The headquarters facility lease (54,000 square feet) with an affiliate of the Company has a term of 10 years and requires monthly rental payments of approximately $29,000. Both leases have one five-year renewal option and provide for rental increases of 3% per year commencing with the second lease year.

G. GEOGRAPHIC AREA

     The Company's principal operations are in the United States, but it also maintains operating subsidiaries in Belgium, Canada and the United Kingdom.

     Transfers between geographic areas are accounted for at market with appropriate adjustments made to inventory carrying values in consolidation. Identifiable assets represent assets that are used in the Company's operations in each geographic area at year end.

     The Company's and its Predecessor's financial data by geographic area for the fiscal year ended March 31, 1996, the period from April 1, 1996 through January 16, 1997 and the period from January 17, 1997 through December 31, 1997 is as follows:

                                                                        FISCAL YEAR ENDED
                                                                         MARCH 31, 1996
                                                              -------------------------------------
                                                                          OPERATING
                                                                NET        INCOME      IDENTIFIABLE
                                                              REVENUE      (LOSS)         ASSETS
Domestic....................................................  $176,846     $(7,277)      $ 82,793
Foreign.....................................................    43,000       1,243         34,647
Elimination between geographic area.........................    (4,483)         --           (879)
                                                              --------     -------       --------
                                                              $215,363     $(6,034)      $116,561
                                                              ========     =======       ========

                                                                  PERIOD FROM           AS OF
                                                                 APRIL 1, 1996         JANUARY
                                                                    THROUGH              17,
                                                                JANUARY 16, 1997         1997
                                                              --------------------   ------------
                                                                         OPERATING
                                                                NET       INCOME     IDENTIFIABLE
                                                              REVENUE     (LOSS)        ASSETS
Domestic....................................................  $128,732    $(1,211)     $52,975
Foreign.....................................................    32,633        594       14,339
Elimination between geographic area.........................    (3,951)        --       (9,273)
                                                              --------    -------      -------
                                                              $157,414    $  (617)     $58,041
                                                              ========    =======      =======

                                                                 PERIOD FROM JANUARY 17, 1997
                                                                   THROUGH DECEMBER 31, 1997
                                                              -----------------------------------
                                                                NET      OPERATING   IDENTIFIABLE
                                                              REVENUE     INCOME        ASSETS
Domestic....................................................  $154,934    $ 8,863      $129,056
Foreign.....................................................    42,773      2,159        20,709
Elimination between geographic area.........................    (4,491)       (23)      (11,690)
                                                              --------    -------      --------
                                                              $193,216    $10,999      $138,075
                                                              ========    =======      ========

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

H. CONTINGENCIES

     On April 30, 1997, four former and current distributors of A.B. Dick filed a suit against A.B. Dick, the Predecessor Company, alleging, among other things, breach of distributorship contracts and unfair and deceptive trade practices. The plaintiffs have requested that the case be given class action status with respect to all A.B. Dick distributors engaged under distributorship contracts during the four-year period ended on April 30, 1997. The Company intends to vigorously defend this case although there can be no assurance as to the eventual outcome.

     GEC has agreed to fully indemnify the Company against all costs and liabilities in connection with any litigation that is pending or may be brought against A.B. Dick arising out of events occurring prior to the closing of the A.B. Dick acquisition, including the case mentioned in the previous paragraph.

     In addition, both A.B. Dick and Curtis are parties to routine litigation incidental to their businesses, some of which is covered by insurance. The Company does not believe that any such pending litigation will have a material adverse effect upon its results of operations or financial condition.

I. EMPLOYEE BENEFIT PLANS

     Effective March 1, 1997, the Company established a defined contribution plan that includes an employee 401(k) contribution provision covering certain employees of A.B. Dick. The plan provides for employee contributions ranging from 1%-15% of employee's compensation, subject to statutory limitation, as well as a matching Company contribution equal to 25% of the employee's contribution but limited to 6% of compensation. The Company contribution for the period ended December 31, 1997 was approximately $600.

     The Predecessor Company maintained a defined benefit pension plan for its manufacturing employees. The plan was overfunded at April 1, 1995 and April 1, 1996. Net periodic pension credits of $5,057 for the fiscal year ended March 31, 1996 and $7,013 for period from April 1, 1996 through January 16, 1997, allocated to the Predecessor Company by GEC based upon actuarial valuations in accordance with FASB Statement No. 87, "Employers' Accounting for Pensions," consisted of the following:

                                                              MARCH 31,    JANUARY 17,
                                                                1996          1997
Service cost................................................  $  3,768      $  3,039
Interest cost on projected benefit obligation...............    10,450         9,245
Actual return on plan assets................................   (16,678)      (16,075)
Net amortization and deferral...............................    (2,607)       (3,222)
                                                              --------      --------
Net pension (income)........................................  $ (5,057)     $ (7,013)
                                                              ========      ========

     In connection with the sale of the Predecessor Company on January 16, 1997, GEC assumed all existing obligations relating to such benefits.

     The Predecessor Company also provided postretirement health care benefits to certain retirees. Net periodic benefit costs of $4,676 for the fiscal year ended March 31, 1996 and $3,455 for the period from April 1, 1996 through January 16, 1997, allocated to the Predecessor Company by GEC based on actuarial valuations in accordance with FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," consisted of the following:

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                              MARCH 31,    JANUARY 17,
                                                                1996          1997
Service cost................................................   $   804       $  539
Interest cost...............................................     5,124        3,704
Amortization................................................    (1,252)        (788)
                                                               -------       ------
                                                               $ 4,676       $3,455
                                                               =======       ======

     In connection with the sale of the Predecessor Company on January 16, 1997, GEC assumed all obligations existing under the plan.

     Curtis has deferred compensation agreements with certain former executives which provide for payments of a fixed level of compensation on a monthly basis from retirement until death. Curtis also maintains a Supplemental Executive Retirement Plan in which one former executive participates.

     Additionally, Curtis has a deferred compensation plan for the benefit of sales representatives attaining specified sales goals. Curtis credits eligible participant's accounts with a percentage of their annual earnings. The annual amount credited to participant accounts vests at the rate of 5% per annum. Eligible participants over the age of 55 vest at an accelerated rate.

     Curtis also maintains a 401(k) retirement savings plan covering substantially all employees. Contributions to the 401(k) plan are based upon a percentage of each participant's compensation.

     Curtis also maintains a defined benefit pension plan and provides postretirement health care benefits to certain UAW manufacturing employees. Pension plan benefits are based on years of service. As of December 31, 1997 the actuarial present value of the pension's vested benefit obligation is $2,428 and the projected benefit obligation in excess of the plan assets is $347. The postretirement health care plan is unfunded. The actuarial present value of the accumulated benefit ($1,406 at December 31, 1997) has been recorded as a long-term liability.

J. SUBSEQUENT EVENT AND GUARANTOR AND NON-GUARANTOR SUBSIDIARY INFORMATION

     On April 1, 1998, the Company issued $115,000 of 9 5/8% Senior Notes due 2008. The Senior Notes are redeemable at the option of the Company, in whole or in part, any time after 2003. The proceeds of the Senior Notes were utilized as follows:

Gross proceeds of Senior Notes..........................    $115,000
Repayment of long-term debt.............................     (70,410)
Dividend to stockholders................................     (10,000)
Costs and expenses......................................      (5,140)
                                                            --------
                                                            $ 29,450
                                                            ========

     The Company's domestic subsidiaries, all of which are directly or indirectly wholly owned, are the only guarantors of the Senior Notes. The guarantees are full, unconditional and joint and several. Separate financial statements of these guarantor subsidiaries are not presented as management has determined that they would not be material to investors.

     The Company's foreign subsidiaries are not guarantors of the Senior Notes. Summarized consolidating financial information for the Company, the guarantor subsidiaries, and the non-guarantor, foreign subsidiaries is as follows (in thousands):

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                               COMBINED        COMBINED
                                    THE       GUARANTOR      NON-GUARANTOR
                                  COMPANY    SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS     TOTAL
BALANCE SHEET DATA (MARCH 31, 1998):
Current assets:
  Cash and cash equivalents.....  $   216      $  1,474         $ 2,249                       $  3,939
  Short-term investments........    3,838                                                        3,838
  Accounts receivable, net......                 29,021           9,414                         38,435
  Inventories...................                 40,897           8,908         $   (168)       49,637
  Other current assets..........       10           777             717                          1,504
                                  -------      --------         -------         --------      --------
Total current assets............    4,064        72,169          21,288             (168)       97,353
Property, plant and equipment,
  net...........................                 10,412             903                         11,315
Goodwill........................                 31,726              64                         31,790
Investment in subsidiary........   29,776        13,803                          (43,579)            0
Other assets....................      208           718               7              (83)          850
Intercompany....................                  5,551                           (5,551)            0
                                  -------      --------         -------         --------      --------
Total assets....................  $34,048      $134,379         $22,262         $(49,381)     $141,308
                                  =======      ========         =======         ========      ========
Current liabilities:
  Trade accounts payable........               $ 13,727         $ 2,595                       $ 16,322
  Accrued expenses..............  $   441        22,233           3,084         $     (3)       25,755
  Deferred service revenue......                  5,884           1,370                          7,254
  Due to GEC....................                  1,041                                          1,041
  Restructuring and severance
     reserves...................                  2,601                                          2,601
  Current portion of long-term
     debt.......................    1,000         2,499                                          3,499
  Intercompany..................    5,551                                         (5,551)            0
                                  -------      --------         -------         --------      --------
Total current liabilities.......    6,992        47,985           7,049           (5,554)       56,472
Long-term debt, less current
  portion.......................   19,700        51,204                                         70,904
Retirement obligations..........                  3,427              40                          3,467
Other long-term obligations.....                  3,109                                          3,109
Intercompany....................                   (808)          1,843           (1,035)            0
Stockholder's equity............    7,356        29,462          13,330          (42,792)        7,356
                                  -------      --------         -------         --------      --------
Total liabilities and
  stockholder's equity..........  $34,048      $134,379         $22,262         $(49,381)     $141,308
                                  =======      ========         =======         ========      ========

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                COMBINED        COMBINED
                                     THE       GUARANTOR      NON-GUARANTOR
                                   COMPANY    SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS     TOTAL
INCOME STATEMENT DATA
  (THREE MONTHS ENDED MARCH 31,
     1998):
Net revenue......................               $49,284          $14,739           $(75)       $63,948
Costs of products sold...........                28,304            9,755            (86)        37,973
                                   -------      -------          -------           ----        -------
Gross profit.....................                20,980            4,984             11         25,975
Total operating expenses.........  $    17       19,376            4,578                        23,971
                                   -------      -------          -------           ----        -------
Operating income (loss)..........      (17)       1,604              406             11          2,004
Interest income (expense), net...     (447)      (1,225)              55                        (1,617)
Miscellaneous, net...............                  (124)              22                          (102)
                                   -------      -------          -------           ----        -------
Income (loss) before foreign
  income taxes...................     (464)         255              483             11            285
Foreign income taxes.............                                    215                           215
                                   -------      -------          -------           ----        -------
Net income (loss)................  $  (464)     $   255          $   268           $ 11        $    70
                                   =======      =======          =======           ====        =======
CASH FLOW DATA
  (THREE MONTHS ENDED MARCH 31,
     1998):
Net cash provided by operating
  activities.....................  $   850      $(2,561)         $   183                       $(1,528)
Investing activities:
  Investment in subsidiary.......                   (18)              18                             0
  Purchases of property, plant
     and equipment...............                (1,728)              56                        (1,672)
  Payments of acquisition
     liabilities.................                  (520)                                          (520)
  Decrease in short-term
     investments.................      338                                                         338
                                   -------      -------          -------           ----        -------
Net cash provided by (used in)
  investing activities...........      338       (2,266)              74                        (1,854)
Financing activities:
  Borrowings on revolving credit
     lines.......................                 5,228                                          5,228
  Intercompany...................                   261             (261)                            0
  Increase in amounts due to GEC
     and affiliates..............                    96                                             96
  Decrease in long-term
     borrowings..................   (1,000)        (441)                                        (1,441)
                                   -------      -------          -------           ----        -------
Net cash provided by financing
  activities.....................   (1,000)       5,144             (261)                        3,883
Effect of exchange rate on
  cash...........................                   (16)             171                           155
                                   -------      -------          -------           ----        -------
Increase (decrease) in cash and
  cash equivalents...............      188          301              167                           656
Cash and cash equivalents at
  beginning of period............       28        1,173            2,082                         3,283
                                   -------      -------          -------           ----        -------
Cash and cash equivalents at end
  of period......................  $   216      $ 1,474          $ 2,249                       $ 3,939
                                   =======      =======          =======           ====        =======

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                               COMBINED        COMBINED
                                    THE       GUARANTOR      NON-GUARANTOR
                                  COMPANY    SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS     TOTAL
INCOME STATEMENT DATA
  (JANUARY 17, 1997 THROUGH
     MARCH 31, 1997):
Net revenue.....................               $ 32,500         $8,798                        $ 41,298
Costs of products sold..........                 21,461          6,181                          27,642
                                   ----        --------         ------          --------      --------
Gross profit....................                 11,039          2,617                          13,656
Total operating expenses........   $  1           8,326          2,089                          10,416
                                   ----        --------         ------          --------      --------
Operating income (loss).........     (1)          2,713            528                           3,240
Interest income (expense),
  net...........................    (98)           (248)            12                            (334)
Miscellaneous, net..............                   (107)            45                             (62)
                                   ----        --------         ------          --------      --------
Income (loss) before foreign
  income taxes..................    (99)          2,358            585                           2,844
Foreign income taxes............                                   160                             160
                                   ----        --------         ------          --------      --------
Net income (loss)...............   $(99)       $  2,358         $  425                        $  2,684
                                   ====        ========         ======          ========      ========
CASH FLOW DATA
  (JANUARY 17, 1997 THROUGH
     MARCH 31, 1997):
Net cash provided by operating
  activities....................   $ 23        $  7,688         $1,120                        $  8,831
Investing activities:
  Accounts receivable used in
     connection with the
     acquisition of A.B. Dick...                (19,489)                                       (19,489)
  Purchases of property, plant
     and equipment..............                   (909)          (420)                         (1,329)
  Payments of acquisition
     liabilities................                    (36)                                           (36)
  Increase in short-term
     investments................    (78)                                                           (78)
                                   ----        --------         ------          --------      --------
Net cash provided by (used in)
  investing activities..........    (78)        (20,434)          (420)                        (20,932)
Financing activities:
  Borrowings on revolving credit
     lines......................                 12,887                                         12,887
  Cash distributed to GEC and
     affiliates.................                   (507)                                          (507)
                                   ----        --------         ------          --------      --------
Net cash provided by financing
  activities....................                 12,380                                         12,380
Effect of exchange rate on
  cash..........................                     15           (312)                           (297)
                                   ----        --------         ------          --------      --------
Increase (decrease) in cash and
  cash equivalents..............    (55)           (351)           388                             (18)
Cash and cash equivalents at
  beginning of period...........    100           1,601            449                           2,150
                                   ----        --------         ------          --------      --------
Cash and cash equivalents at end
  of period.....................   $ 45        $  1,250         $  837                        $  2,132
                                   ====        ========         ======          ========      ========

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                               COMBINED        COMBINED
                                    THE       GUARANTOR      NON-GUARANTOR
                                  COMPANY    SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS     TOTAL
BALANCE SHEET DATA
  (DECEMBER 31, 1997):
Current assets:
  Cash and cash equivalents.....  $    28      $  1,173         $ 2,082         $     --      $  3,283
  Short-term investments........    4,176                                                        4,176
  Accounts receivable, net......       --        29,230           8,778             (187)       37,821
  Inventories...................       --        39,494           8,496               78        48,068
  Other current assets..........       --           900             635               --         1,535
                                  -------      --------         -------         --------      --------
Total current assets............    4,204        70,797          19,991             (109)       94,883
Property, plant and equipment,
  net...........................       --         9,351             647               --         9,998
Goodwill........................       --        32,008              64               --        32,072
Investment in subsidiary........   31,437        11,581              --          (43,018)           --
Deferred charges................      417           698               7               --         1,122
Intercompany....................       --         4,000              --           (4,000)           --
                                  -------      --------         -------         --------      --------
Total assets....................  $36,058      $128,435         $20,709         $(47,127)     $138,075
                                  =======      ========         =======         ========      ========
Current liabilities:
  Trade accounts payable........  $    --      $ 11,475         $ 2,668         $     --      $ 14,143
  Accrued expenses..............    3,227        22,345           2,430              597        28,599
  Deferred service revenue......       --         5,903           1,057               --         6,960
  Due to GEC....................       --           945              --               --           945
  Restructuring and severance
     reserves...................       --         3,121              --               --         3,121
  Current portion of long-term
     debt.......................    1,000         2,495              --               --         3,495
  Intercompany..................    4,000            --              --           (4,000)           --
                                  -------      --------         -------         --------      --------
Total current liabilities.......    8,227        46,284           6,155           (3,403)       57,263
Long-term debt, less current
  portion.......................   20,700        46,421              --               --        67,121
Retirement obligations..........       --         3,414              37               --         3,451
Other long-term liabilities.....       --            --              --            3,109         3,109
Intercompany....................       --        (1,155)          2,190           (1,035)           --
Stockholder's equity............    7,131        33,471          12,327          (45,798)        7,131
                                  -------      --------         -------         --------      --------
Total liabilities and
  stockholder's equity..........  $36,058      $128,435         $20,709         $(47,127)     $138,075
                                  =======      ========         =======         ========      ========

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                        COMBINED       COMBINED
                                                       GUARANTOR     NON-GUARANTOR
                                        THE COMPANY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    TOTAL
INCOME STATEMENT DATA
  (JANUARY 17, 1997 THROUGH DECEMBER
     31, 1997):
Net revenue...........................   $     --       $154,934        $42,773        $ (4,491)    $193,216
Costs of products sold................         --        104,150         29,969          (4,468)     129,651
                                         --------       --------        -------        --------     --------
Gross profit..........................         --         50,784         12,804             (23)      63,565
Total operating expenses..............      1,433         40,488         10,645              --       52,566
                                         --------       --------        -------        --------     --------
Operating income (loss)...............     (1,433)        10,296          2,159             (23)      10,999
Interest income (expense), net........        146         (2,079)           124              --       (1,809)
Miscellaneous, net....................         --            (36)           175              --          139
                                         --------       --------        -------        --------     --------
Income (loss) before foreign income
  taxes...............................     (1,287)         8,181          2,458             (23)       9,329
Foreign income taxes..................         --             --            775              --          775
                                         --------       --------        -------        --------     --------
Net income (loss).....................   $ (1,287)      $  8,181        $ 1,683        $    (23)    $  8,554
                                         ========       ========        =======        ========     ========
CASH FLOW DATA
  (JANUARY 17, 1997 THROUGH DECEMBER
     31, 1997):
Net cash provided by operating
  activities:.........................   $    563       $ 12,668        $ 1,854        $     --     $ 15,085
Investing activities:
  Accounts receivable used in
     connection with the acquisition
     of A.B. Dick.....................         --        (19,489)            --                      (19,489)
  Acquisition of Curtis...............     (2,589)        (3,076)           755                       (4,910)
  Purchases of property, plant and
     equipment........................         --         (1,405)          (455)                      (1,860)
  Payments of acquisition
     liabilities......................         --         (4,379)            --                       (4,379)
  Decrease in short-term
     investments......................      1,954             --             --                        1,954
                                         --------       --------        -------        --------     --------
Net cash provided by (used in)
  investing activities................       (635)       (28,349)           300                      (28,684)
Financing activities:
  Borrowings on revolving credit
     lines............................         --         18,603             --                       18,603
  Cash distribution to GEC and
     affiliates.......................         --         (2,436)            --                       (2,436)
  Decrease in long-term borrowings....         --           (914)            --                         (914)
                                         --------       --------        -------        --------     --------
Net cash provided by financing
  activities..........................         --         15,253             --                       15,253
Effect of exchange rate on cash.......         --             --           (521)                        (521)
                                         --------       --------        -------        --------     --------
Increase (decrease) in cash and cash
  equivalents.........................        (72)          (428)         1,633                        1,133
Cash and cash equivalents at beginning
  of period...........................        100          1,601            449                        2,150
                                         --------       --------        -------        --------     --------
Cash and cash equivalents at end of
  period..............................   $     28       $  1,173        $ 2,082        $     --     $  3,283
                                         ========       ========        =======        ========     ========

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                         COMBINED       COMBINED
                                                        GUARANTOR     NON-GUARANTOR
                                         THE COMPANY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    TOTAL
BALANCE SHEET DATA
  (JANUARY 17, 1997):
Current assets:
  Cash and cash equivalents............   $    100       $  1,601        $   449        $     --     $ 2,150
  Short-term investments...............      6,130             --             --              --       6,130
  Accounts receivable, net.............         --            710          6,701              --       7,411
  Inventories..........................         --         35,241          6,774            (935)     41,080
  Other current assets.................         --            496            415              --         911
                                          --------       --------        -------        --------     -------
Total current assets...................      6,230         38,048         14,339            (935)     57,682
Investment in subsidiary...............       (172)         8,510             --          (8,338)         --
Deferred charges.......................                       359             --              --         359
                                          --------       --------        -------        --------     -------
Total assets...........................   $  6,058       $ 46,917        $14,339        $ (9,273)    $58,041
                                          ========       ========        =======        ========     =======
Current liabilities:
  Trade accounts payable...............   $     --       $  6,338        $ 1,153        $     --     $ 7,491
  Accrued expenses.....................         10         17,422          2,523              --      19,955
  Deferred service revenue.............         --          7,323          1,218              --       8,541
  Due to GEC...........................         --          3,381             --              --       3,381
  Restructuring and severance
     reserves..........................         --          4,400             --              --       4,400
  Current portion of long-term debt....         --            899             --              --         899
                                          --------       --------        -------        --------     -------
Total current liabilities..............         10         39,763          4,894              --      44,667
Long-term debt, less current portion...      6,000          1,117             --              --       7,117
Other long-term liabilities............         --          3,100             --           3,109       6,209
Stockholder's equity...................         48          2,937          9,445         (12,382)         48
                                          --------       --------        -------        --------     -------
Total liabilities and stockholder's
  equity...............................   $  6,058       $ 46,917        $14,339        $ (9,273)    $58,041
                                          ========       ========        =======        ========     =======

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                    A.B. DICK       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                                    SUBSIDIARY    SUBSIDIARIES    ELIMINATIONS    TOTAL
INCOME STATEMENT DATA
  (APRIL 1, 1996 THROUGH JANUARY 16, 1997):
Net revenue......................................    $128,732        $32,633        $ (3,951)    $157,414
Costs of products sold...........................      95,948         23,061          (3,951)     115,058
                                                     --------        -------        --------     --------
Gross profit.....................................      32,784          9,572              --       42,356
Total operating expenses.........................      33,995          8,978              --       42,973
                                                     --------        -------        --------     --------
Operating income (loss)..........................      (1,211)           594              --         (617)
Interest income..................................         196            597              --          793
Miscellaneous, net...............................        (793)           162              --         (631)
                                                     --------        -------        --------     --------
Income (loss) before foreign income taxes........      (1,808)         1,353              --         (455)
Foreign income taxes.............................          --            651              --          651
                                                     --------        -------        --------     --------
Net income (loss)................................    $ (1,808)       $   702        $     --     $ (1,106)
                                                     ========        =======        ========     ========
CASH FLOW DATA
  (APRIL 1, 1996 THROUGH JANUARY 16, 1997):
Net cash provided by (used in) operating
  activities:....................................    $  8,342        $  (861)       $     --     $  7,481
Investing activities:
  Purchases of property, plant and equipment.....      (3,561)          (399)                      (3,960)
Financing activities:
  Cash distribution to GEC and affiliates........      (8,834)       (17,473)                     (26,307)
  Decrease in long-term borrowings...............        (172)            --                         (172)
                                                     --------        -------        --------     --------
Net cash used in financing activities............      (9,006)       (17,473)                     (26,479)
Effect of exchange rate on cash..................          --           (903)                        (903)
                                                     --------        -------        --------     --------
Decrease in cash and cash equivalents............      (4,225)       (19,636)                     (23,861)
Cash and cash equivalents at beginning of
  period.........................................       5,827         20,085                       25,912
                                                     --------        -------        --------     --------
Cash and cash equivalents at end of period.......    $  1,602        $   449        $     --     $  2,051
                                                     ========        =======        ========     ========

                      PARAGON CORPORATE HOLDINGS INC. AND
                  A.B. DICK COMPANY (THE PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                    A.B. DICK       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                                    SUBSIDIARY    SUBSIDIARIES    ELIMINATIONS    TOTAL
INCOME STATEMENT DATA
  (FISCAL YEAR ENDED MARCH 31, 1996):
Net revenue......................................    $176,846        $43,000        $ (4,483)    $215,363
Costs of products sold...........................     126,842         30,478          (4,483)     152,837
                                                     --------        -------        --------     --------
Gross profit.....................................      50,004         12,522              --       62,526
Total operating expenses.........................      57,281         11,279              --       68,560
                                                     --------        -------        --------     --------
Operating income (loss)..........................      (7,277)         1,243              --       (6,034)
Interest income, net.............................         254          1,204              --        1,458
Miscellaneous, net...............................        (545)          (342)             --         (887)
                                                     --------        -------        --------     --------
Income (loss) before foreign income taxes........      (7,568)         2,105              --       (5,463)
Foreign income taxes.............................          --            941              --          941
                                                     --------        -------        --------     --------
Net income (loss)................................    $ (7,568)       $ 1,164        $     --     $ (6,404)
                                                     ========        =======        ========     ========
CASH FLOW DATA
  (FISCAL YEAR ENDED MARCH 31, 1996):
Net cash provided by operating activities:.......    $  6,625        $ 1,898        $     --     $  8,523
Investing activities:
  Purchases of property, plant and equipment.....      (5,148)          (380)                      (5,528)
Financing activities:
  Cash distribution to GEC and affiliates........      (2,700)        (1,477)                      (4,177)
  Decrease in long-term borrowings...............        (291)            --                         (291)
                                                     --------        -------        --------     --------
Net cash used by investing financing
  activities.....................................      (2,991)        (1,477)                      (4,468)
Effect of exchange rate on cash..................          --            346                          346
                                                     --------        -------        --------     --------
Increase (decrease) in cash and cash
  equivalents....................................      (1,514)           387                       (1,127)
Cash and cash equivalents at beginning of year...       7,341         19,698                       27,039
                                                     --------        -------        --------     --------
Cash and cash equivalents at end of year.........    $  5,827        $20,085        $     --     $ 25,912
                                                     ========        =======        ========     ========

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholder
Curtis Industries, Inc.

We have audited the accompanying consolidated balance sheets of Curtis Industries, Inc. as of December 28, 1996 and December 5, 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for the fiscal years ended December 30, 1995 and December 28, 1996 and the eleven-month period ended December 5, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Curtis Industries, Inc. at December 28, 1996 and December 5, 1997, and the consolidated results of its operations and cash flows for the fiscal years ended December 30, 1995 and December 28, 1996 and for the eleven-month period ended December 5, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

February 27, 1998
Cleveland, Ohio

                            CURTIS INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 28,    DECEMBER 5,
                                                              ------------    ------------
                                                                  1996            1997
                                                                 (DOLLARS IN THOUSANDS,
                                                               EXCEPT PER SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $    715        $  1,680
  Accounts receivable, less allowance for doubtful accounts
     of $716 and $545, respectively.........................      10,753          10,616
  Inventories...............................................      13,158          10,565
  Other current assets......................................         761             453
                                                                --------        --------
       Total current assets.................................      25,387          23,314
Property, plant and equipment:
  Land......................................................         267             267
  Buildings and improvements................................       2,423           2,463
  Machinery and equipment...................................       6,672           7,655
  Leased equipment..........................................       1,341           2,751
                                                                --------        --------
                                                                  10,703          13,136
  Less accumulated depreciation.............................       5,730           6,992
                                                                --------        --------
                                                                   4,973           6,144
Goodwill....................................................       3,273           3,340
Other long-term assets......................................         871             835
                                                                --------        --------
                                                                $ 34,504        $ 33,633
                                                                ========        ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................    $  7,246        $  5,459
  Accrued expenses..........................................       7,152           5,983
  Current portion of long-term debt.........................         158              61
                                                                --------        --------
       Total current liabilities............................      14,556          11,503
Long-term debt, less current portion........................      27,880          27,809
Retirement obligations......................................       3,123           3,079
                                                                --------        --------
                                                                  45,559          42,391
Redeemable convertible Series B preferred stock.............      27,475          28,856
Stockholders' deficit:
  Common stock, voting, $.01 par value, authorized 500,000
     shares, issued and outstanding 263,341 shares..........           3               3
  Series A convertible preferred stock......................          11              11
  Additional paid-in capital................................       3,725           3,725
  Cumulative translation adjustment.........................        (481)           (505)
  Accumulated deficit.......................................     (41,788)        (40,848)
                                                                --------        --------
       Total stockholders' deficit..........................     (38,530)        (37,614)
                                                                --------        --------
                                                                $ 34,504        $ 33,633
                                                                ========        ========

                See Notes to Consolidated Financial Statements.

                            CURTIS INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             FISCAL YEAR ENDED   FISCAL YEAR ENDED   ELEVEN MONTHS ENDED
                                               DECEMBER 30,        DECEMBER 28,          DECEMBER 5,
                                             -----------------   -----------------   -------------------
                                                   1995                1996                 1997
                                                               (DOLLARS IN THOUSANDS)
Net revenue................................       $68,842             $77,072              $74,203
Cost of revenue............................        26,886              31,175               31,141
                                                  -------             -------              -------
     Gross profit..........................        41,956              45,897               43,062

Direct selling expenses....................        16,685              17,713               16,199
Selling, general and administrative
  expenses.................................        18,451              21,201               19,274
Depreciation and amortization..............         2,460               2,053                1,624
Nonrecurring charges.......................         1,707
                                                  -------             -------              -------
Operating income from continuing
  operations...............................         2,653               4,930                5,965
Interest expense, net......................         3,678               3,687                3,511
Other expense, net.........................                                13                   83
                                                  -------             -------              -------
Income (loss) from continuing operations
  before income taxes......................        (1,025)              1,230                2,371
Provision for foreign income taxes.........            15                  63                   50
                                                  -------             -------              -------
Income (loss) from continuing operations...        (1,040)              1,167                2,321

Loss from discontinued operations..........        (1,489)
                                                  -------             -------              -------
     Net income (loss).....................       $(2,529)            $ 1,167              $ 2,321
                                                  =======             =======              =======

                See Notes to Consolidated Financial Statements.

                            CURTIS INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                               PREFERRED   ADDITIONAL   CUMULATIVE
                                      COMMON     STOCK      PAID-IN     TRANSLATION   ACCUMULATED
                                      STOCK    SERIES A     CAPITAL     ADJUSTMENT      DEFICIT      TOTAL
                                                              (DOLLARS IN THOUSANDS)
Balance at December 31, 1994........    $3        $11        $3,687        $(639)      $(37,458)    $(34,396)
Net loss............................                                                     (2,529)      (2,529)
Issuance of restricted common
  stock.............................                             25                                       25
Currency translation adjustments....                                          26                          26
Dividends on Series B preferred
  stock.............................                                                     (1,484)      (1,484)
                                        --        ---        ------        -----       --------     --------
Balance at December 30, 1995........     3         11         3,712         (613)       (41,471)     (38,358)
Net income..........................                                                      1,167        1,167
Issuance of restricted common
  stock.............................                             13                                       13
Currency translation adjustments....                                         132                         132
Dividends on Series B preferred
  stock.............................                                                     (1,484)      (1,484)
                                        --        ---        ------        -----       --------     --------
Balance at December 28, 1996........     3         11         3,725         (481)       (41,788)     (38,530)
Net income..........................                                                      2,321        2,321
Currency translation adjustments....                                         (24)                        (24)
Dividends on Series B preferred
  stock.............................                                                     (1,381)      (1,381)
                                        --        ---        ------        -----       --------     --------
Balance at December 5, 1997.........    $3        $11        $3,725        $(505)      $(40,848)    $(37,614)
                                        ==        ===        ======        =====       ========     ========

                See Notes to Consolidated Financial Statements.

                            CURTIS INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      FISCAL              FISCAL          ELEVEN MONTH
                                                    YEAR ENDED          YEAR ENDED        PERIOD ENDED
                                                   DECEMBER 30,        DECEMBER 28,       DECEMBER 5,
                                                 -----------------   -----------------   --------------
                                                       1995                1996               1997
                                                                 (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)..............................      $ (2,529)           $  1,167           $ 2,321
Adjustments to reconcile net income (loss) to
  net cash provided by continuing operations:
  Loss from discontinued operations............         1,489
  Depreciation and amortization................         2,460               2,053             1,624
  Original issue discount......................           345                 359               327
  Write-down of leasehold interest.............           418
  Changes in operating assets and liabilities:
     Accounts receivable.......................          (146)             (2,025)               90
     Inventories...............................         1,974                (329)            2,414
     Accounts payable..........................          (254)              2,714            (1,787)
     Accrued expenses..........................        (1,076)             (1,913)           (1,169)
     Other, net................................        (1,762)              1,310               211
                                                     --------            --------           -------
Net cash provided by operating activities of
  continuing operations........................           919               3,336             4,031
INVESTING ACTIVITIES
Acquisition of Mechanics Choice................                            (6,629)
Purchases of property, plant and equipment,
  net..........................................          (743)             (3,120)           (2,542)
Net proceeds from sale of fixed assets.........         1,724               1,806
Net proceeds from sale of retail division......         6,649
                                                     --------            --------           -------
Net cash provided by (used for) investing
  activities...................................         7,630              (7,943)           (2,542)
FINANCING ACTIVITIES
Borrowings of long-term debt...................        81,913              81,920            70,265
Repayments of long-term debt...................       (91,267)            (78,467)          (70,765)
Repayment of shareholders' notes...............          (600)
Issuance of restricted stock...................            25                  13
                                                     --------            --------           -------
Net cash provided by (used for) financing
  activities...................................        (9,929)              3,466              (500)
Effect of exchange rate changes on cash........            22                 138               (24)
Cash provided by discontinued operations.......         1,544                 511
                                                     --------            --------           -------
Net increase (decrease) in cash and cash
  equivalents..................................           186                (492)              965
Cash and cash equivalents at beginning of
  period.......................................         1,021               1,207               715
                                                     --------            --------           -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.....      $  1,207            $    715           $ 1,680
                                                     ========            ========           =======

                See Notes to Consolidated Financial Statements.

                            CURTIS INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 5, 1997

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business and Presentation

     Curtis Industries, Inc. ("the Company" or "Curtis") is a national distributor of products in the automotive and industrial markets. Curtis products are sold through a sales force of over 600 representatives throughout the United States, Canada and the United Kingdom.

     The Company was a majority owned subsidiary of Noel Group, Inc. until December 5, 1997. On December 5, 1997 the Company was acquired by Paragon Corporate Holdings Inc. ("Paragon") for $22,290. The consolidated balance sheet of the Company as of December 5, 1997 was prepared prior to the sale to Paragon and, accordingly, reflects the historical book values of the assets and liabilities of the Company.

  Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

  Fiscal Year

     The Company's fiscal year ends on the Saturday closest to December 31. Fiscal years 1995 and 1996 ended on December 30, 1995 and December 28, 1996, respectively. The 1997 consolidated financial statements were prepared as of and for the eleven-month period ended December 5, 1997, the date of the sale of the Company to Paragon.

  Inventories

     Inventories, all of which are finished goods, are stated at the lower of first-in, first-out (FIFO) cost or market.

  Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, trade receivables and payables approximates fair value because of the short maturity of these instruments. Management believes that the carrying amount of long-term debt, excluding unamortized original issue debt discount, approximates fair value.

  Property, Plant and Equipment

     Property, plant and equipment additions are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Useful lives are estimated at twenty years for buildings and improvements and three to ten years for machinery and equipment. Maintenance and repair costs are expensed as incurred.

  Goodwill

     Goodwill acquired in 1996 ($3,100) is amortized using the straight-line method over a period of 20 years. All other acquired goodwill is being amortized using the straight-line method over a period of 40 years. Accumulated amortization at December 28, 1996 and December 5, 1997 was $163 and $323, respectively. Management periodically evaluates the recoverability of goodwill and measures the amount of impairment, if any, by assessing current and future levels of income and cash flows as well as other factors, such as business trends and prospects and market and economic conditions.

                            CURTIS INDUSTRIES, INC.

  Income Taxes

     Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.

  Postretirement Benefits

     The costs of health care benefits for eligible retirees were accrued during the years that the employees rendered their services. Actuarial gains and losses are recognized when incurred.

  Revenue Recognition

     With the exception of equipment sold under operating leases, (see Note E), revenue from sales is recognized when goods are shipped.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in certain circumstances that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

  Cash Flows

     The Company considers all temporary cash investments which have original maturities of three months or less to be cash equivalents. Net cash flows used for operating activities for the fiscal years ended December 30, 1995, December 28, 1996 and for the eleven-month period ended December 5, 1997 include cash payments for interest of $4,112, $3,389 and $3,086, respectively, and for income taxes of $103 for the fiscal year ended December 30, 1995.

B. ACQUISITION

     On May 13, 1996, the Company acquired certain assets of Mechanics Choice, a distributor of industrial maintenance products, for approximately $6,600. The acquisition of Mechanics Choice has been accounted for as a purchase. Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair values. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $3,100 which has been accounted for as goodwill. The following unaudited pro forma income statement information for the Company is presented as though Mechanics Choice was acquired on January 1, 1996:

Net revenue...........................................  $81,958
Net income............................................    1,635

     The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisition actually occurred on January 1, 1996.

C. DISCONTINUED OPERATIONS

     In July 1995 the Board of Directors of the Company approved a plan to sell the retail division. Effective November 13, 1995, the division was sold and its results of operations were reported as discontinued operations in the consolidated statement of operations.

                            CURTIS INDUSTRIES, INC.

D. NONRECURRING CHARGES

     In June 1995, the Company shut down its manufacturing operations and recorded a one time charge of $732 for severance and other benefit costs, and the write-down of an intangible asset to net realizable value.

     Also, during 1995, the Company recorded a charge to operations of $975 in connection with an assessment from the Internal Revenue Service (IRS) which alleged that the Company's expense reimbursement policy for certain employees did not meet the definition of an accountable plan. In 1997, the Company paid the IRS $975 in full settlement of all IRS claims through December 31, 1996. The expense reimbursement plan was changed effective January 1, 1997 to meet IRS requirements.

E. EQUIPMENT LEASING

     The Company is the lessor of equipment under noncancelable operating leases for periods of three years. The cost of leased equipment is depreciated on a straight-line basis over its estimated useful life. At December 5, 1997, the approximate future minimum rental income under noncancelable operating leases is as follows:

1998.........................................  $ 1,774
1999.........................................    1,223
2000.........................................      291
                                               -------
                                               $ 3,288
                                               =======

F. ACCRUED EXPENSES

     Accrued expenses at December 28, 1996 and December 5, 1997 include the following:

                                                          1996      1997
                                                         ------    ------
Compensation and benefits..............................  $2,421    $2,481
Taxes other than income................................   1,925       739
Interest...............................................     589       701
Other..................................................   2,217     2,062
                                                         ------    ------
                                                         $7,152    $5,983
                                                         ======    ======

                            CURTIS INDUSTRIES, INC.

G. LONG-TERM DEBT

     Long-term debt at December 28, 1996 and December 5, 1997 included the following:

                                                               1996      1997
Senior debt:
  Revolving line of credit due January 15, 1999. At the
     Company's option, interest is charged at the LIBOR rate
     (5.66% at December 28, 1996 and 5.97% at December 5,
     1997) plus 3% or the lender's prime rate (8.25% at
     December 28, 1996 and 8.5% at December 5, 1997) plus
     1%. Interest is payable monthly........................  $ 7,898   $ 7,481
  Senior secured subordinated notes, maturing on March 31,
     1999. Interest payable quarterly at 12% per annum......   12,000    12,000
  Subordinated debentures, maturing on February 1, 2002.
     Interest payable semiannually at 13-1/8% per annum.....    9,189     9,189
Other.......................................................      619       541
                                                              -------   -------
                                                               27,706    29,211
Less:
  Unamortized original issue debt discount..................    1,668     1,341
  Current portion...........................................      158        61
                                                              -------   -------
                                                              $27,880   $27,809
                                                              =======   =======

     As of December 5, 1997, the Company had a $15,000 revolving credit agreement subject to available collateral, as defined. At December 5, 1997, $7,200 was available under the line of credit. A fee of 3/8% per annum was required on the unused portion of the revolving credit commitment. Included in the revolving credit agreement was a provision for the issuance of letters of credit up to a maximum of $2,000. At December 5, 1997, there were no letters of credit outstanding.

     The revolving credit agreement was secured by substantially all of the assets of the Company and contained financial and other covenants, including, but not limited to, maintenance of minimum levels of interest coverage, inventory turns and other financial ratios.

     In addition to any voluntary principal reduction on the senior secured subordinated notes, prepayments are mandatory based on consolidated excess cash flow, as defined. No mandatory prepayments were made in 1996 or for the eleven-month period ended December 5, 1997. Unamortized original issue discount on these notes at December 28, 1996 and December 5, 1997 was $126 and $89, respectively.

     The subordinated debentures, due February 1, 2002, are redeemable at the option of the Company. Unamortized original issue discount on these notes at December 28, 1996 and December 5, 1997 was $1,542 and $1,252, respectively.

     Scheduled principal repayments of long-term debt at December 5, 1997 are as follows:

Year ending December 31:
  1998......................................................  $    61
  1999......................................................   19,549
  2000......................................................       61
  2001......................................................       46
  2002......................................................    9,240
  Thereafter................................................      254
                                                              -------
                                                              $29,211
                                                              =======

                            CURTIS INDUSTRIES, INC.

H. PREFERRED STOCK

     The number of shares and related amounts of the Company's two classes of convertible Preferred Stock issued and outstanding at December 5, 1997 were as follows:

Series A Preferred Stock, 1,619 shares......................  $    11
Series B Preferred Stock, 211,930 shares....................   28,856
                                                              -------
                                                              $28,867
                                                              =======

     The Series A Preferred Stock has a par value of .01 per share and a $6.18 liquidation preference per share. The Series B Preferred Stock has a par value of $.01 per share and a $100 liquidation preference per share. The holders of the Series A Preferred Stock are entitled to cumulative dividends at an annual rate of $.309 per share, and the holders of the Series B Preferred Stock are entitled to cumulative dividends at the annual rate of $7 per share.

     The Company may redeem, at its option, at any time, shares of Series B Preferred Stock, subject to the legal availability of funds (Optional Redemption). The Company is required to redeem the shares of Series B Preferred Stock on the following dates: December 31, 1997 and on July 15th in each succeeding year through July 15, 2000, 20% of the maximum number of shares of Series B Preferred Stock issued and outstanding at any time, and on July 15, 2001, all remaining outstanding shares (Mandatory Redemption). The redemption price, whether an Optional Redemption or a Mandatory Redemption, is equal to $100 per share, plus accrued and unpaid dividends, whether or not declared, to the date of redemption.

     If the Company fails to make any Mandatory Redemption, all holders of Series B Preferred Stock then outstanding will begin to receive a special rate of dividend in lieu of the $7 per share annual rate. This special rate is equal to 10% of the total of $100 per share plus any unpaid dividends as of the immediately preceding dividend payment date.

     Each holder of Series A Preferred Stock may, at its option, convert all or any of its Series A Preferred Stock into shares of Common Stock at the rate of one share of Common Stock for each share of Series A Preferred Stock. Each holder of Series B Preferred Stock may, between January 1 and January 15 of each year beginning with 1997 and ending with 2001, elect to convert 20% of its shares into shares of Common Stock. The number of shares of Common Stock to be issued upon the conversion of each share of Series B Preferred Stock is equal to
(i) $100 per share of Series B Preferred Stock, plus the amount representing accrued and unpaid dividends thereon, whether or not declared, to the Conversion Date divided by (ii) the Share Value of the Company's common stock, as defined. No such elections were made during the period.

     Each holder of Series A Preferred Stock has one vote for each share. The holders of a majority of the outstanding shares of Series B Preferred Stock have the right to vote together as a single class for the election or removal of a majority of the Board of Directors.

     The amount shown as Series A and Series B Preferred Stock in the accompanying consolidated balance sheets represents the liquidation preference value and unpaid dividends for each series of Preferred Stock. The Series B Preferred Stock included unpaid dividends of $6,280 and $7,661 at December 28, 1996 and December 5, 1997, respectively.

I. BENEFIT PLANS

     Deferred compensation agreements were entered into with certain former executives which provide for payment of a fixed level of compensation on a monthly basis from retirement until death. The Company does not have any deferred compensation agreements with any of its current executives at December 5, 1997. The Company also maintains a Supplemental Executive Retirement Plan in which one former executive participates. Expense recognized for the Executive Deferred Compensation and Supplemental Executive

                            CURTIS INDUSTRIES, INC.

Retirement Plans for the years ended December 30, 1995, December 28, 1996 and for the eleven-month period ended December 5, 1997 was $145, $135 and $121, respectively.

     In 1996, the Company initiated a deferred compensation plan for the benefit of sales representatives attaining specified sales goals. The Company credits eligible participants with a percentage of their annual earnings. The annual amount credited to participant accounts vests at the rate of 5% per annum. Eligible participants over the age of 55 vest at an accelerated rate. Expense under this plan for the year ended December 28, 1996 and for the eleven-month period ended December 5, 1997 was $257 and $195, respectively.

     The Company also maintains a 401(k) retirement savings plan covering substantially all salaried and hourly employees. Company contributions to the 401(k) plan are based upon a percentage of each participant's compensation. The expense under this plan for the years ended December 30, 1995, December 28, 1996 and for the eleven-month period ended December 5, 1997 was $336, $131 and $242, respectively.

     Liabilities recorded for the Company's outstanding contributions to these plans were $280 at December 28, 1996 and $261 at December 5, 1997.

     The Company also maintains a defined benefit pension plan for certain UAW manufacturing employees. Pension plan benefits were based on years of service. Net periodic pension expense for the years ended December 30, 1995, December 28, 1996 and for the eleven-month period ended December 5, 1997 consisted of the following:

                                                            1995     1996     1997
Service cost..............................................  $  17
Interest cost on projected benefit obligation.............    139    $ 136    $132
Actual return on plan assets..............................   (138)    (116)    (99)
Net amortization and deferral.............................    (32)     (53)    (58)
                                                            -----    -----    ----
Net pension (income)......................................  $ (14)   $ (33)   $(25)
                                                            =====    =====    ====

     In addition to the 1995 net pension income noted above, a $154 curtailment loss was recorded as a result of the 1995 manufacturing shutdown (see Note D), whereby employees covered by the UAW defined benefit plan were terminated. The curtailment loss is included in the non-recurring charge in the consolidated statements of operations.

     The following table sets forth the funded status of the pension plan and amounts recognized in the Company's consolidated balance sheets at December 28, 1996 and December 5, 1997 as follows:

                                                               1996      1997
Actuarial present value of:
  Vested benefit obligation.................................  $1,860    $1,842
                                                              ======    ======
  Projected and accumulated benefit obligation..............  $1,860    $1,842
  Plan assets at fair value.................................   2,188     2,081
                                                              ------    ------
  Plan assets in excess of projected benefit obligation.....     328       239
  Unrecognized net obligation...............................     411       525
                                                              ------    ------
Prepaid pension cost........................................  $  739    $  764
                                                              ======    ======

     Assumptions used in determining these amounts were as follows:

Method.....................................................    Projected Unit Credit
Weighted average discount rate.............................                      7.5%
Long-term rate of return on plan assets....................                        8%

                            CURTIS INDUSTRIES, INC.

     The Company also provides postretirement health care benefits to certain UAW manufacturing employees. For the years ended December 30, 1995, December 28, 1996 and for the eleven-month period ended December 5, 1997, the Company's net periodic postretirement healthcare benefit expense (income) consisted of the following:

                                                            1995     1996     1997
Service cost..............................................  $   7
Interest cost.............................................    201    $ 120    $109
Actuarial gain............................................   (861)    (119)    (86)
                                                            -----    -----    ----
Net postretirement benefit expense (income)...............  $(653)   $   1    $ 23
                                                            =====    =====    ====

     In June 1995, manufacturing operations were discontinued and only those employees retired or eligible to retire prior to June 1995 remained eligible for postretirement health benefits. The elimination of postretirement health care benefits for active employees resulted in the recognition of a $468 curtailment gain which is not reflected in the net postretirement benefit income for 1995. The curtailment gain is included in the non-recurring charge in the consolidated statement of income. The 1996 and 1997 actuarial gains are primarily the result of favorable plan experience.

     The postretirement health care plan is unfunded. The actuarial present value of the accumulated benefit obligation ($1,528 at December 28, 1996 and $1,406 at December 5, 1997) has been recorded as a long-term liability.

     For measurement purposes, a 6.75% annual rate of increase in the per capita cost of covered health care claims was assumed for 1998; 6.00% for 1999 and 5.5% for the year 2000 and thereafter. The health care trend rate has a significant impact on the amounts reported. If the health care cost trend rate was increased by 1%, the accumulated postretirement benefit obligation as of December 5, 1997 would have increased by 6%. The effect of this change on the interest cost for 1997 would be an increase of 7%.

J. LEASE COMMITMENTS

     The Company leases certain facilities and equipment under noncancelable operating leases with remaining terms through the year 2006. The aggregate future rental obligations under leases are as follows:

Year ending December 31:
  1998......................................................  $  815
  1999......................................................     818
  2000......................................................     776
  2001......................................................     707
  2002......................................................     602
  Thereafter................................................   3,044
                                                              ------
                                                              $6,762
                                                              ======

     Rent expense for operating leases for the years ended December 30, 1995, December 28, 1996 and for the eleven-month period ended December 5, 1997 was $549, $558 and $778, respectively.

K. GEOGRAPHIC AREA

     The Company's principal operations are in the United States, but it also maintains operations in Canada and the United Kingdom.

     Transfers between geographic areas are accounted for at market with appropriate adjustments made to inventory carrying values in consolidation. Identifiable assets represent assets that are used in the Company's operations in each geographic area at year end.

                            CURTIS INDUSTRIES, INC.

     The Company's financial data by geographic area for the years ended December 30, 1995 and December 28, 1996 and for the eleven-month period ended December 5, 1997 is as follows:

                                                                    1995
                                                    -------------------------------------
                                                      NET      OPERATING    IDENTIFIABLE
                                                     SALES      INCOME         ASSETS
Domestic..........................................  $58,591     $3,150         $23,290
Foreign...........................................   10,578       (554)          4,739
Elimination between geographic area...............     (327)        57             (55)
                                                    -------     ------         -------
                                                    $68,842     $2,653         $27,974
                                                    =======     ======         =======

                                                                    1996
                                                    -------------------------------------
                                                      NET      OPERATING    IDENTIFIABLE
                                                     SALES      INCOME         ASSETS
Domestic..........................................  $65,600     $4,837         $25,821
Foreign...........................................   11,792        102           5,424
Elimination between geographic area...............     (320)        (9)            (14)
                                                    -------     ------         -------
                                                    $77,072     $4,930         $31,231
                                                    =======     ======         =======

                                                                    1997
                                                    -------------------------------------
                                                      NET      OPERATING    IDENTIFIABLE
                                                     SALES      INCOME         ASSETS
Domestic..........................................  $62,410     $5,952         $24,620
Foreign...........................................   12,122        104           5,828
Elimination between geographic area...............     (329)       (91)           (155)
                                                    -------     ------         -------
                                                    $74,203     $5,965         $30,293
                                                    =======     ======         =======

L. CONTINGENCIES

     From time to time, the Company is subject to routine litigation incidental to its business. The Company believes that the results of these pending legal proceedings will not have a materially adverse effect on the Company's financial condition.

M. INCENTIVE STOCK PLAN

     On February 3, 1993, the Company adopted the "1992 Incentive Plan of Curtis Industries, Inc." Under the plan, the Company may grant incentive and nonqualified stock options, stock appreciation rights, restricted stock awards and stock bonus awards up to a maximum of 46,415 shares of Common Stock.

     In February 1993, the Company granted options to acquire 25,106 shares of Common Stock, all of which were granted at $6.18 per share, the estimated fair market value at date of grant. These options shall be exercisable for a term of not more than 10 years from the date of grant.

     In 1996 and 1995, the Company made awards of 2,100 shares and 3,900 shares, respectively, of restricted Common Stock, at $6.18 per share, the estimated fair market value at the time of the award. The restrictions lapse immediately as to 20% of the shares and an additional 20% annually thereafter.

                            CURTIS INDUSTRIES, INC.

N. INCOME TAXES

     The income tax provision for the years ended December 30, 1995, December 28, 1996 and the eleven-month period ended December 5, 1997 was comprised of the following:

                                                               1995   1996   1997
Current tax expense:
  Federal...................................................   $ --   $ --   $ --
  State.....................................................     --     --     --
  Foreign...................................................     15     63     50
                                                               ----   ----   ----
                                                                 15     63     50
Deferred tax expense........................................     --     --     --
                                                               ----   ----   ----
                                                               $ 15   $ 63   $ 50
                                                               ====   ====   ====

     A reconciliation of the federal statutory income tax expense (benefit) to the Company's effective tax expense is as follows:

                                                             1995    1996    1997
Statutory federal tax expense (benefit)....................  $(349)  $ 418   $ 806
Benefit of net operating loss carryforwards................    382    (465)   (809)
Nondeductible meals and entertainment expense..............            107      49
Other, net.................................................    (18)      3       4
                                                             -----   -----   -----
                                                             $  15   $  63   $  50
                                                             =====   =====   =====

     Deferred tax assets and liabilities at December 28, 1996 and December 5, 1997 consisted of the following:

                                                                1996        1997
Deferred tax assets:
  Net operating loss carryforwards and tax credits..........  $ 10,227    $  9,815
  Depreciation and amortization.............................       582         447
  Inventories...............................................       903       1,203
  Postretirement health care benefits.......................       818         534
  Reserves for future expenses..............................       611         916
  Deferred compensation.....................................       587         626
  Other.....................................................       594         619
                                                              --------    --------
Total deferred tax assets...................................    14,322      14,160
Deferred tax liabilities:
  Pension asset.............................................                   165
  Original issue discount...................................       586         476
  Excess book basis goodwill................................         9         694
                                                              --------    --------
Total deferred tax liabilities..............................       595       1,335
                                                              --------    --------
Net deferred tax asset......................................    13,727      12,825
Valuation allowance.........................................   (13,727)    (12,825)
                                                              --------    --------
Net deferred taxes..........................................  $     --    $     --
                                                              ========    ========

     The Company has tax net operating loss carryforwards of $26 million at December 5, 1997. Of these net operating losses, approximately $22 million will be utilized by the Company to offset the gain on the sale to Paragon (see Note
A). For financial reporting purposes, a valuation allowance had been established equal to the net deferred tax assets because the Company's lack of history of consistent earnings gave rise to uncertainty as to whether the deferred tax assets were realizable.

     No foreign taxes have been provided on the undistributed earnings of foreign subsidiaries because the Company intends to permanently reinvest these earnings.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
Prospectus Summary....................    5
Risk Factors..........................   15
The Company...........................   21
The Exchange Offer....................   22
Capitalization........................   29
Selected Consolidated Financial
  Data................................   30
Unaudited Pro Forma Consolidated
  Financial Statements................   35
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   43
Business..............................   51
Sole Stockholder......................   60
Management............................   60
Related Transactions..................   63
Description of New Credit Agreement...   65
Description of Senior Notes...........   65
Certain Federal Income Tax
  Considerations......................   91
Plan of Distribution..................   91
Legal Matters.........................   92
Experts...............................   92
Index to Consolidated Financial
  Statements..........................  F-1

------------------------------------------------------
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------------------------------------------------------
------------------------------------------------------

                                  $115,000,000

                                  PARAGON LOGO

                               PARAGON CORPORATE
                                 HOLDINGS INC.

                               OFFER TO EXCHANGE
                         9 5/8% SENIOR B NOTES DUE 2008
                          FOR ANY AND ALL OUTSTANDING
                         9 5/8% SERIES A NOTES DUE 2008
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                 JULY 22, 1998

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